Exhibit 99.13

June Budget Update
2013/14 — 2015/16

June 27, 2013

National Library of Canada Cataloguing in Publication Data

British Columbia.

Budget and fiscal plan. —- 2002/03/2004/05-

Annual

Also available on the Internet.

Continues: British Columbia. Ministry of Finance and

Corporate Relations. Budget … reports. ISSN 1207-5841

ISSN 1705-6071 = Budget and fiscal plan — British Columbia.

1. Budget — British Columbia — Periodicals. 2. British

Columbia — Appropriations and expenditures — Periodicals.

I. British Columbia. Ministry of Finance. II. Title.

HJ12.B742 352.48’09711’05 C2003-960048-3

June Budget Update 2013/14 — 2015/16	June 27, 2013

Attestation by the Secretary to Treasury Board

Summary			1

Part 1:	Three Year Fiscal Plan
Introduction			5
June 2013 Budget Update			8
Revenue			10
	Major Revenue Sources		12
Expense			20
	Consolidated Revenue Fund Spending		20
	Management of the BC Public Service		28
	Recovered Expenses		28
	Operating Transfers		29
	Service Delivery Agency Spending		29
Capital Spending			29
	Taxpayer-supported Capital Spending		30
	Self-supported Capital Spending		34
	Projects over $50 million		35
Provincial Debt			38
Risks to the Fiscal Plan			40
Tables:
	1.1	Three Year Fiscal Plan	5
	1.2	Changes Since the February 2013 Budget	9
	1.3	Major Factors Underlying Revenue	11
	1.4	Personal Income Tax Revenue	12
	1.5	Corporate Income Tax Revenue	12
	1.6	Sales Taxes Revenue	13
	1.7	Federal Government Contributions	16
	1.8	Revenue by Source	18
	1.9	Expense by Ministry, Program and Agency	19
	1.10	Health Per Capita Costs and Outcomes: Canadian Comparisons	23
	1.11	Health Funding Plan	23
	1.12	Support for Arts, Education and Economic Initiatives	26
	1.13	Support for Families, Individuals and Community Safety	26
	1.14	Capital Spending	30
	1.15	Provincial Transportation Investments	33
	1.16	Capital Expenditure Projects Greater Than $50 million	36
	1.17	Provincial Debt Summary	38
	1.18	Provincial Borrowing Requirements	39

June Budget Update – 2013/14 to 2015/16

1.19	Reconciliation of Summary Results to Provincial Debt Changes	40
1.20	Key Fiscal Sensitivities	41
1.21	Notional Allocations to Contingencies	43

Topic Boxes:
Release of Surplus Assets for Economic Generation		46
Expenditure Growth Management		48
British Columbia Families First Early Years Strategy		50
BC Training and Education Savings Program		52
Long-term Opportunities for British Columbia — Liquefied Natural Gas		54

Part 2: Tax Measures
Tax Measures — Supplementary Information		58
Tables:
2.1	Summary of Tax Measures	57

Topic Boxes:
Carbon Tax Review		63
Carbon Tax Report and Plan		66
Tobacco Control Strategy and Taxation in BC		69
Re-implementation of the Provincial Sales Tax		72

Part 3: British Columbia Economic Review and Outlook
Summary		75
British Columbia Economic Activity and Outlook		76
The Labour Market		76
Consumer Spending and Housing		77
Business and Government		79
External Trade and Commodity Markets		79
Demographics		81
Inflation		81
Risks to the Economic Outlook		82
External Outlook		82
United States		82
Canada		85
Europe		87
China		88
Financial Markets		88
Interest Rates		88
Exchange Rate		90

June Budget Update – 2013/14 to 2015/16

iv

Tables:
3.1	British Columbia Economic Indicators	76
3.2	US real GDP forecast: Consensus vs Ministry of Finance	85
3.3	Canadian real GDP forecast: Consensus vs Ministry of Finance	86
3.4	Private Sector Canadian Interest Rate Forecasts	89
3.5	Private Sector Exchange Rate Forecasts	90
3.6.1	Gross Domestic Product: British Columbia	91
3.6.2	Components of Real Gross Domestic Product: British Columbia	92
3.6.3	Components of Nominal Income and Expenditure	93
3.6.4	Labour Market Indicators	93
3.6.5	Major Economic Assumptions	94

Topic Boxes:
The Economic Forecast Council, June 2013 Budget Update		95

Appendices:
A1	Tax Expenditures	101
A1.1	Personal Income Tax — Tax Expenditures	104
A1.2	Corporate Income Tax — Tax Expenditures	105
A1.3	Property Taxes — Tax Expenditures	105
A1.4	Consumption Taxes — Tax Expenditures	106
A2	Interprovincial Comparisons of Tax Rates — 2013	107
A3	Comparison of Provincial and Federal Taxes by Province — 2013	108
A4	Interprovincial Comparisons of Provincial Personal Income Taxes Payable — 2013	110
A5	Material Assumptions — Revenue	111
A6	Natural Gas Price Forecasts: 2013/14 to 2015/16	116
A7	Material Assumptions — Expense	117
A8	Operating Statement — 2006/07 to 2015/16	119
A9	Revenue by Source — 2006/07 to 2015/16	120
A10	Revenue by Source Supplementary Information — 2006/07 to 2015/16	121
A11	Expense by Function — 2006/07 to 2015/16	122
A12	Expense by Function Supplementary Information — 2006/07 to 2015/16	123
A13	Full-Time Equivalents (FTEs) 2006/07 to 2015/16	124
A14	Capital Spending — 2006/07 to 2015/16	125
A15	Statement of Financial Position — 2006/07 to 2015/16	126
A16	Changes in Financial Position — 2006/07 to 2015/16	127
A17	Provincial Debt — 2006/07 to 2015/16	128
A18	Provincial Debt Supplementary Information — 2006/07 to 2015/16	129
A19	Key Provincial Debt Indicators — 2006/07 to 2015/16	130

June Budget Update – 2013/14 to 2015/16

v

June 27, 2013

June Update 2013, as tabled in the British Columbia Legislature on June 27, 2013, replaces the document tabled on February 19, 2013, with the exclusion of Part 4 - 2012/13 Revised Financial Forecast (Third Quarterly Report).

As required by Section 7(d) of the Budget Transparency and Accountability Act (BTAA) and Section 4a (v) of the Carbon Tax Act, I confirm that June Update 2013 contains the following elements:

•                  The fiscal and economic forecasts for 2013/14 and the next two years — detailed in Parts 1 and 3.

•                  Advice received from the Economic Forecast Council in May 2013, on the economic growth outlook for British Columbia, including a range of forecasts for 2013 and 2014 (see Part 3, page 95).

•                  Material economic, demographic, fiscal, accounting policy and other assumptions and risks underlying June Update 2013 economic and fiscal forecasts, including:

•                  An economic forecast that reflects a slowing of growth for British Columbia in 2013 as year to date information indicates weakness in the employment, retail sales and housing sectors but steady improvement thereafter as the US economy begins to show stable growth and provincial exports benefit. However, the European sovereign debt crisis remains a concern. Accordingly, the economic projections assumed in June Update 2013 are prudent relative to the average of the forecasts provided by the Economic Forecast Council.

•                  Forecast allowances of $150 million for the remaining nine months of fiscal 2013/14 increasing to $200 million and $300 million in the two outer years of the fiscal plan respectively to manage the risks of unexpected revenue declines and/or expense increases in achieving operating and debt level targets. The increase in the level of these allowances over the fiscal plan period recognizes the increase in uncertainty in revenue forecasts, commodity prices and the global economic recovery for projections further out in the fiscal plan.

•                  The spending (expense) forecast in June Update 2013 assumes average annual growth in operating expenses will not exceed 1.6 per cent over the three years of the fiscal plan. This spending level, reflecting both the continuation of the expenditure management direction established in Budget 2009 and the realization of more efficient delivery of services, nonetheless requires vigilant monitoring to ensure budget targets are achieved.

•                  June Update 2013 assumes a reduction in the rate of historical levels of health spending growth to average 2.6 per cent annually over the fiscal plan period. Achieving these targets will require the successful management of upcoming physicians’ compensation negotiations and other measures including ensuring the costs of drug and laboratory services are controlled.

•                  June Update 2013 includes an allocation of $225 million to the Contingencies (All Ministries) and New Programs Vote in 2013/14, and $225 million in each of the following two fiscal years. These allocations are based on a review of potential ministry pressures and government’s critical priorities in a tight fiscal environment.

•                  Revenue forecasts take into consideration the economic forecasts assumed in June Update 2013 and reinstatement of the provincial sales tax (PST) on April 1, 2013.

•                  In February 2013, Dr. Tim O’Neill, an independent consultant appointed by government found the processes, methodologies and assumptions underpinning the economic forecast and revenue projections to be generally well-founded with the exception of the natural gas revenue forecast.

•                  In response to the recommendation of the independent consultant, the natural gas price forecast in June Update 2013 falls within the lower band of private sector forecasters in 2013/14, incorporating an additional level of prudence above the historical use of an average of private sector forecasts (see Table A6, page 116). Expectations of growth in the outer years are consistent with the average price growth forecasted year over year. A prudent natural gas price forecast was also used in the economic forecast.

•                  The fiscal plan assumes no explicit economic activity or incremental resource revenue from Liquefied Natural Gas development in the province.

•                  The independent consultant also reviewed the assumptions that form the basis of the government’s surplus asset sales revenue and accepted the valuation methodology. Revenue to be realized on the sale of surplus corporate assets is dependent on a successful marketing program, a continuation of current market conditions, and completed sales.

•                  June Update 2013 continues $217 million in capital project reserves over the three year capital plan for potential cost pressures and to fund emerging government priorities. Any major new capital projects have the added oversight of cross government sourced project board members.

•                  June Update 2013 provides no incremental funding for public sector collective agreements concluded under the 2012 Cooperative Gains Mandate to-date and assumes no incremental funding for any outstanding wage negotiations. Any negotiated increases in public sector compensation must be fully offset by identified savings in existing public sector budgets. The mandate established for the next round of public sector negotiations will need to be accommodated within the fiscal plan.

•                  June Update 2013 assumes three-year financial projections for health authorities, K—12 school districts and post-secondary institutions, as provided by the Ministries of Health, Education, and Advanced Education, based on plans submitted by those sectors.

•                  Three-year financial projections for the other service delivery agencies and commercial Crown corporations were submitted directly to the Ministry of Finance by those organizations. All financial projections included in June Update 2013 are consistent with the service plans prepared by those organizations. Volatility in the forecast for the Insurance Corporation of British Columbia remains due to the unpredictability of investment earnings and the incidence and magnitude of bodily injury claims.

•                  To the best of my knowledge, the three-year fiscal plan contained in June Update 2013 conforms to the standards and guidelines of generally accepted accounting principles (GAAP) for senior government and with Public Sector Accounting Board (PSAB) guidelines. Commercial Crown corporations adopted International Financial Reporting Standards (IFRS) effective January 1, 2011.

•                  Major areas of risk to the June Update 2013 fiscal plan are shown in Part 1 and the Appendix tables.

•                  Carbon tax reports for 2011/12 and 2012/13, and a carbon tax plan for 2013/14 to 2015/16 — see Carbon Tax Report and Plan topic box at the end of Part 2: Tax Measures (page 66).

•                  A health funding plan that includes a forecast for health spending and the specific revenue sources fully dedicated to these purposes for 2013/14 to 2015/16 is provided on page 23.

Peter Milburn
Deputy Minister and
Secretary to Treasury Board

Ministry of	Office of the	Mailing Address:	Location Address:
Finance	Deputy Minister	PO Box 9417 Stn Prov Govt	Room 109
		Victoria BC V8W 9V1	617 Government Street
		www.gov.bc.ca/fin	Victoria BC

Summary: BUDGET AND FISCAL PLAN — 2013/14 to 2015/16

	Preliminary	Budget
	Actual	Estimate	Plan	Plan
($ millions)	2012/13	2013/14	2014/15	2015/16
Revenue	42,191	44,239	44,817	46,263
Expense	(43,337)	(43,936)	(44,463)	(45,517)
Surplus (deficit) before forecast allowance	(1,146)	303	354	746
Forecast allowance	—	(150)	(200)	(300)
Surplus (deficit)	(1,146)	153	154	446
Capital spending
Taxpayer-supported capital spending	3,279	3,723	3,557	3,365
Self-supported capital spending	2,764	2,613	2,727	2,671
	6,043	6,336	6,284	6,036
Provincial Debt:
Taxpayer-supported debt	38,182	42,558	44,770	46,500
Self-supported debt	17,634	19,864	21,761	22,964
Total debt (including forecast allowance)	55,816	62,572	66,731	69,764
Taxpayer-supported debt-to-GDP ratio	17.0%	18.4%	18.5%	18.4%

	2012	2013	2014	2015
Economic Forecast:
Real GDP growth	1.8%	1.4%	2.2%	2.5%
Nominal GDP growth	3.2%	3.1%	4.3%	4.5%

Balancing the Budget

June Update 2013 fulfils government’s commitment to balance the budget by the 2013/14 fiscal year. There are four key elements in the plan that will enable government to move to a surplus of $153 million in 2013/14 from a projected deficit of $1,146 million in 2012/13, and grow the surplus over the fiscal plan period.

By 2015/16,

•                  net economic growth is expected to generate $1.1 billion of base revenue in excess of projected expense increases;

•                  expenditure growth management is expected to yield $1.2 billion;

•                  tax measures are projected to generate $1.3 billion; and

•                  sales of surplus properties and assets will total $0.6 billion over the next two years.

The June Update 2013 projection for release of surplus corporate assets continues with the decision not to pursue privatization of the Liquor Distribution Branch warehousing operations. All other asset and land sale projects are underway and on schedule.

In support of balancing the budget by 2013/14, government initiated a number of tax policy changes by:

•                  temporarily increasing the personal income tax rate for income over $150,000 from 14.70 per cent to 16.80 per cent (for the 2014 and 2015 taxation years only), while maintaining the tax credit rate on charitable donations over the $200 threshold at 14.70 per cent;

•                  advancing the effective date of the increase to the general corporate income tax rate announced in Budget 2012 to April 1, 2013 from the previous effective date of April 1, 2014;

•                  increasing taxes on cigarettes by $2 per carton (effective October 1, 2013); and

Filling the deficit gap

June Budget Update – 2013/14 to 2015/16

Summary

•                  phasing out the value of the school property tax credit for light industry (Class 5) over two years so that it is eliminated for the 2014 taxation year.

June Update 2013 requires ministries to continue to carefully manage priorities while maintaining government services within existing budget allocations. In addition to reaffirming ongoing fiscal restraint measures, it may be necessary to find up to an incremental $30 million in government savings in 2013/14. As well, the Core Review is anticipated to generate savings of $50 million in each of 2014/15 and 2015/16.

Management of expenditure growth in ministries and service delivery agencies has yielded significant budgetary resources over the fiscal plan period for allocation to government priorities. A significant portion ($497 million) of those resources has been reallocated in support of government’s Families First initiative with the remainder flowing to the bottom line.

Excluding the impacts of the tax measures and expenditure growth management, there is a 0.8 percentage point positive differential between the annual revenue growth rate and the annual expense growth rate. The growth rate differential represents a net economic growth factor that will enable existing 2012/13 revenue streams to almost eliminate the deficit gap by 2016/17, although expenditure growth management will continue to be a factor in balancing the budget.

BC’s Economy Still Vulnerable

Following an estimated increase of 1.8 per cent in 2012, the Ministry of Finance forecasts British Columbia’s economy to grow by 1.4 per cent in 2013, 2.2 per cent in 2014 and 2.5 per cent per year in the medium-term.

Ministry forecast more prudent than private sector

The Ministry’s outlook for BC’s real GDP growth is 0.2 percentage points lower in 2013 and 0.3 percentage points lower in 2014 than the outlook provided by the Economic Forecast Council.

This level of prudence for both years acknowledges the downside risks to the forecast, which include:

•                  potential for further slowing of domestic economic activity, including weakness in employment, retail sales and housing;

•                  renewed weakness or a return to recession in the US economy (characterized by weaker consumer spending, further deleveraging causing slower investment, and further fiscal restraint by federal, state and local governments);

•                  the ongoing European sovereign debt crisis threatening the stability of global financial markets;

•                  slower than anticipated economic activity in Asia, resulting in weaker demand for BC’s exports; and

•                  exchange rate volatility.

Capital Spending

Taxpayer-supported infrastructure spending on hospitals, schools, post-secondary facilities, transit, and roads will total $10.6 billion over the fiscal plan period, and will be financed by $6.8 billion in borrowing with the remainder funded by third parties such as the federal government, and from internal cash flows.

Self-supported infrastructure spending on electrical generation, transmission and distribution projects, the Port Mann Bridge and other capital assets will total $8.0 billion over the fiscal plan period, and will be financed by $5.3 billion in borrowing, with the remainder funded internally.

Keeping Debt Affordable

Government’s borrowing requirement for the next three years totals $20.0 billion, including $6.4 billion to retire maturing debt. Overall, total provincial debt is projected to increase to $69.8 billion by 2015/16. Additional information on the debt outlook is found starting on page 38.

In addition to the impact of borrowing to support infrastructure spending, the taxpayer-supported debt to GDP ratio in 2013/14 reflects an increase

June Budget Update – 2013/14 to 2015/16

Summary

Fiscally sustainable debt

in debt mainly due to higher net working capital balances as a result of the transition from the HST to the PST/GST tax systems and the drawdown of deferred revenue. As government returns to balancing its budget, the debt to GDP ratio track will begin to decline by 2015/16.

Economic and Revenue Forecast Review

Government engaged the services of Dr. Tim O’Neill, a noted economist, to review its economic and revenue forecasts for the February 2013 budget. The O’Neill Report generally validated government’s forecast processes, methodologies and assumptions except in one area — the natural gas price forecast.

Citing general economic conditions and the challenges faced by the natural gas industry, the O’Neill Report recommended government change from its longstanding practice of using the average of private sector price forecasts, which he felt was too robust an increase over the previous year.

While current factors are supportive of higher natural gas prices, with prices that are about 85 per cent higher in the first five months of 2013 compared to the same period last year, the June Update 2013 forecast continues to maintain prudence as recommended by the independent consultant.

The current price forecast is within the 20th percentile of the private sector forecasters for all three years, injecting an additional level of prudence into government’s balanced budget projection.

Risks to the Fiscal Plan

The main risks to the government’s fiscal plan include:

•                  risks to the BC economic outlook, due to further slowing of domestic economic activity and continued uncertainty surrounding global economic activity;

•                  assumptions underlying revenue and Crown corporation forecasts, such as economic factors, commodity prices and weather conditions; and

•                  utilization rates for government services, such as health care, children and family services, and income assistance.

Government incorporates four main levels of prudence in its projections to mitigate the risks to the fiscal plan:

•                  The Ministry outlook for BC’s real GDP growth is lower than the outlook provided by the Economic Forecast Council (0.2 percentage points lower in 2013 and 0.3 percentage points lower in 2014).

•                  The natural gas revenue forecast incorporates additional prudence by using a price forecast that is within the 20th percentile of the private sector forecasts instead of the previous practice of using the average of the private sector forecasts.

•                  Government has included a forecast allowance of $150 million in 2013/14, $200 million in 2014/15, and $300 million in 2015/16 to guard against revenue volatility.

•                  The fiscal plan includes a Contingencies Vote allocation of $225 million in each year of the fiscal plan (i.e. 2013/14, 2014/15 and 2015/16) to help manage unexpected pressures and fund priority initiatives.

Conclusion

In summary, June Update 2013:

•                  delivers on government’s commitment to return to balanced budgets by 2013/14;

•                  augments priority program funding in support of the Families First initiative;

•                  creates a sustainable balanced budget framework in which expenditure management and limited tax measures build on economic growth;

•                  continues government’s infrastructure program in support of government initiatives and to create jobs over the next three years; and

•                  maintains debt affordability in support of an AAA credit rating.

June Budget Update – 2013/14 to 2015/16

Part 1: THREE YEAR FISCAL PLAN

Table 1.1 Three Year Fiscal Plan

	Preliminary	Budget
	Actual	Estimate	Plan	Plan
($ millions)	2012/13	2013/14	2014/15	2015/16
Revenue	42,191	44,239	44,817	46,263
Expense	(43,337)	(43,936)	(44,463)	(45,517)
Surplus (deficit) before forecast allowance	(1,146)	303	354	746
Forecast allowance	—	(150)	(200)	(300)
Surplus (deficit)	(1,146)	153	154	446
Capital spending:
Taxpayer-supported capital spending	3,279	3,723	3,557	3,365
Self-supported capital spending	2,764	2,613	2,727	2,671
	6,043	6,336	6,284	6,036
Provincial Debt:
Taxpayer-supported debt	38,182	42,558	44,770	46,500
Self-supported debt	17,634	19,864	21,761	22,964
Total debt (including forecast allowance)	55,816	62,572	66,731	69,764
Taxpayer-supported debt-to-GDP ratio	17.0%	18.4%	18.5%	18.4%

Introduction

June Update 2013 fulfils government’s commitment to balance the budget by the 2013/14 fiscal year. There are four key elements in the plan that will enable government to move to a surplus of $153 million in 2013/14 from a preliminary actual deficit of $1,146 million in 2012/13, and grow the surplus over the fiscal plan period.

By 2015/16,

•                  net economic growth is expected to generate $1.1 billion of base revenue in excess of projected expense increases;

•                  expenditure growth management is expected to yield $1.2 billion;

•                  tax measures are projected to generate $1.3 billion; and

•                  sales of surplus properties and assets will total $0.6 billion over the next two years.

Government is on track with its plan to release surplus corporate assets. The June Update 2013 projection continues with the decision not to pursue privatization of the Liquor Distribution Branch warehousing operations. All other asset and land sale projects are underway and on schedule. Further details on the release of surplus assets can be found in the topic box on page 46.

In support of balancing the budget by 2013/14, government initiated a number of tax policy changes by:

•                  temporarily increasing the personal income tax rate for income over $150,000 from 14.70 per cent to 16.80 per cent (for the 2014 and 2015 taxation years only), while maintaining the tax credit rate on charitable donations over the $200 threshold at 14.70 per cent;

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

•                  advancing the effective date of the increase to the general corporate income tax rate announced in Budget 2012 to April 1, 2013 from the previous effective date of April 1, 2014;

•                  increasing taxes on cigarettes by $2 per carton (effective October 1, 2013); and

•                  phasing out the value of the school property tax credit for light industry (Class 5) over two years so that it is eliminated for the 2014 taxation year.

For further information on all the tax measures, including transitional relief, see Part 2: Tax Measures.

June Update 2013 requires ministries to continue to carefully manage priorities while maintaining government services within existing budget allocations. In addition to reaffirming ongoing fiscal restraint measures, it may be necessary to find up to an incremental $30 million in government savings in 2013/14. As well, the Core Review is anticipated to generate savings of $50 million in each of 2014/15 and 2015/16.

Management of expenditure growth in ministries and service delivery agencies has yielded significant budgetary resources over the fiscal plan period for allocation to government priorities. A significant portion ($497 million) of those resources has been reallocated in support of government’s Families First initiative with the remainder flowing to the bottom line. As a result, the average annual growth in spending has been limited to 1.6 per cent over the fiscal plan period.

Revenue is expected to grow by an average annual 3.1 per cent during the fiscal plan period — 1.5 percentage points higher than the average annual expense growth rate noted above. Factoring out the impacts of the tax measures and expenditure growth management reduces this growth rate differential to 0.8 percentage points.

This growth rate differential represents a net economic growth factor that will enable existing 2012/13 revenue streams to almost eliminate the deficit gap by 2016/17, although expenditure growth management will continue to be a factor in balancing the budget. The other elements of the June Update 2013 plan form the bridging strategy that enables government to balance the budget until the impact of the net growth factor fully overcomes the deficit gap.

Chart 1.1 Filling the deficit gap

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Notwithstanding tight fiscal conditions, government continues to make priority investments in infrastructure. Taxpayer-supported infrastructure spending on hospitals, schools, post-secondary facilities, transit, and roads will total $10.6 billion over the fiscal plan period, and will be financed by $6.8 billion in borrowing with the remainder funded by third parties, such as the federal government, and from internal cash flows.

Self-supported infrastructure spending on electrical generation, transmission and distribution projects, the Port Mann Bridge and other capital assets will total $8.0 billion over the fiscal plan period, and will be financed by $5.3 billion in borrowing, with the remainder funded from internal cash flows. More information on the three year capital spending plan is found on page 29.

Government’s borrowing requirement for the next three years totals $20.0 billion, including $6.4 billion to retire maturing debt. Overall, total provincial debt is projected to increase to $69.8 billion by 2015/16. Additional information on the debt outlook is found starting on page 38.

In addition to the impact of borrowing to support infrastructure spending, the taxpayer-supported debt to GDP ratio in 2013/14 reflects an increase in debt mainly due to higher net working capital balances as a result of the transition from the HST to the PST/GST tax systems and the drawdown of deferred revenue. As government returns to balancing its budget, the debt to GDP ratio track will begin to decline by 2015/16.

Chart 1.2 Taxpayer-supported debt remains fiscally sustainable

The major risks to the fiscal plan stem from changes in factors that government does not directly control. These include:

•                  Risks to the BC economic outlook, due to further slowing of domestic economic activity and continued uncertainty surrounding global economic activity.

•                  Assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions.

•                  Utilization rates for government services such as health care, children and family services, and income assistance.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Government incorporates four main levels of prudence in its projections to mitigate the risks to the fiscal plan:

•                  The Ministry outlook for BC’s real GDP growth is lower than the outlook provided by the Economic Forecast Council (0.2 percentage points lower in 2013 and 0.3 percentage points lower in 2014).

•                  The natural gas revenue forecast continues to incorporate additional prudence as recommended by the independent consultant for the February 2013 budget by using a price forecast that is within the 20th percentile of the private sector forecasts for all three years instead of the previous practice of using the average of the private sector forecasts.

•                  Government has included a forecast allowance of $150 million in 2013/14, $200 million in 2014/15, and $300 million in 2015/16 to guard against revenue volatility.

•                  The fiscal plan includes a Contingencies Vote allocation of $225 million in each year of the fiscal plan (i.e. 2013/14, 2014/15 and 2015/16) to help manage unexpected pressures and fund priority initiatives.

A complete discussion of the risks to the fiscal plan can be found beginning on page 40. Economic risks are discussed in the introduction to Part 3: British Columbia Economic Review and Outlook.

June 2013 Budget Update

Lower economic growth projections, revised population numbers and the carry-forward impact of preliminary 2012/13 actual results resulted in a slight deterioration in the fiscal plan since the February 2013 budget. This will be partially offset by further expenditure management measures as required, the projected impact of the Core Review and adjustments to the forecast allowance.

Taxation revenue reductions reflect lower tax bases carried forward from the 2012/13 preliminary actual results and a weaker outlook for personal income, wages and salaries, employment, corporate profits, consumer expenditures and BC housing starts. These largely economic factors have resulted in lower taxation revenue forecasts for personal and corporate income, sales, carbon and property taxes over the fiscal plan period.

Natural resource revenue improved due to a higher natural gas price outlook and the resulting increase in the Province’s share of royalties on natural gas production. The improvement was partially offset by reduced forecasts of revenue from coal mining operations reflecting increased transportation and operating costs, and from forests due to the negative effects of high lumber prices on the provincial entitlement under the Softwood Lumber Agreement.

The Canada Health Transfer and Canada Social Transfer entitlements are based on BC’s share of the total Canadian population. Statistics Canada has recently provided its preliminary 2011 Census net undercount estimates, which show BC has a lower population share of the national total than projected in the February 2013 budget, resulting in reduced entitlements over the fiscal plan period.

Other revenue changes primarily reflect the projected reinstatement of federal transfers for employment programs supporting persons with disabilities. In the February 2013

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Table 1.2 Changes since the February 2013 Budget

	Preliminary	Budget
	Actual	Estimate	Plan	Plan
($ millions)	2012/13	2013/14	2014/15	2015/16
February 2013 Budget	(1,228)	197	211	460
Taxation revenue	(137)	(221)	(251)	(267)
Natural resources revenue	(29)	70	108	137
Health and social transfers	(190)	(55)	(60)	(61)
Other revenue changes	96	58	34	77
Spending reductions	292	24	37	25
Further expenditure management	—	30	—	—
Core Review impacts	—	—	50	50
Forecast allowance adjustment	50	50	25	25
Total changes	82	(44)	(57)	(14)
June Update 2013 Fiscal Plan	(1,146)	153	154	446
Capital spending changes:
Taxpayer-supported	(449)	6	76	176
Self-supported	(275)	103	5	7
Debt changes:
Taxpayer-supported	(155)	1	277	430
Self-supported	(90)	(68)	(69)	(69)
Taxpayer-supported Debt to GDP:
February 2013 Budget	17.0%	18.2%	18.3%	18.1%
Impact of debt changes	-0.1%	0.0%	0.1%	0.2%
Impact of economic forecast changes	0.1%	0.2%	0.1%	0.1%
June Update 2013	17.0%	18.4%	18.5%	18.4%

budget, this funding was assumed to conclude in 2012/13; however the federal government has stated that it will continue supporting these programs in 2013/14 and intends to negotiate a new generation of the Labour Market Agreement for Persons with Disabilities by 2014.

Spending reductions in 2012/13 are mainly due to lower spending by the schools, post-secondary institutions and other service delivery agencies, an increase in the reversal of prior year liabilities, and unused Contingencies vote. Over the fiscal plan period, some service delivery agencies have carried forward their spending reductions in response to lower own-source revenue forecasts.

Government continues to emphasize expenditure management as a key initiative, and has identified additional savings to be achieved this fiscal year. As well, Core Review is projected to result in further efficiencies, which will be directed towards maintaining a balanced budget.

The forecast allowance for 2012/13 has lapsed, and for 2013/14 has been drawn down by one-fourth to reflect the nine months remaining in the fiscal year. The outer year forecast allowances have been lowered slightly to reflect a reduced risk of not achieving fiscal plan targets.

The capital spending reductions in 2012/13 mainly reflect project schedule changes and the lapsing of unused project contingencies. The increases during the fiscal plan period reflect the reprofiling of these schedule changes across the fiscal plan period.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

The debt changes mainly reflect the impact of fiscal plan changes and capital spending adjustments. However, for taxpayer-supported debt, the reduction in capital debt in 2012/13 was significantly offset by an increase in direct operating debt mainly as a result of higher net working capital balances. This will impact the level of debt over the fiscal plan period.

The taxpayer-supported debt to GDP ratio track has been impacted by both the lower economic forecast and changes to debt balances. Overall, the ratio has increased by 0.2 percentage points in each of 2013/14 and 2014/15, and by 0.3 percentage points in 2015/16.

Revenue

Chart 1.3 Revenue trends

Total revenue is expected to average 3.1 per cent annual growth over the three years of the fiscal plan (2013/14 to 2015/16). This reflects strengthening economic conditions, rising energy prices and the impacts of tax measures.

Taxation revenue is expected to average 3.2 per cent annual growth over the three years of the fiscal plan, reflecting the Ministry of Finance economic projections for growth in nominal GDP, personal income, corporate profits, consumer expenditures and housing starts. The forecast also includes the effects of the return to the PST system. Tax measures and initiatives are detailed in Part 2.

Growth in natural resource revenue is forecast to average 6.3 per cent annually over the next three years, reflecting the relatively low base in 2012/13 and increases in commodity prices and improving markets for natural gas, lumber and electricity. Revenue growth from fees, investment earnings and other miscellaneous sources is expected to average 2.5 per cent annually, based on projected Medical Services Plan premium rate increases and forecasts provided by taxpayer-supported service delivery agencies.

Federal government transfers are expected to average 2.6 per cent annual growth over the next three years as the scheduled end of stimulus initiatives and other one-time transfers partially offset standard growth in the Canada Health Transfer and Canada Social Transfer programs.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Chart 1.4 Revenue forecast

Commercial Crown net income is expected to average 3.0 per cent annual growth over the three years to 2015/16, mainly reflecting increasing contributions from BC Hydro and the BC Lottery Corporation. More details on Crown corporation net income are provided beginning on page 16.

Table 1.3 Major Factors Underlying Revenue

Calendar Year	June 27, 2013				February 19, 2013
Per cent growth unless otherwise indicated	2012	2013	2014	2015	2012	2013	2014	2015
Real GDP	1.8	1.4	2.2	2.5	1.9	1.6	2.2	2.5
Nominal GDP	3.2	3.1	4.3	4.5	3.5	3.5	4.3	4.5
Personal income	3.8	3.1	4.0	4.1	3.7	3.4	4.0	4.2
Corporate profits	-0.2	3.8	5.3	6.5	1.7	4.2	5.8	6.4
Consumer expenditures	3.6	3.1	4.7	4.8	3.8	3.9	4.8	4.9
Consumer expenditures on durable goods	2.8	1.3	1.7	1.8	4.4	2.4	2.2	2.1
Business investment	6.7	6.4	4.3	4.9	6.8	6.0	4.8	5.1
Residential investment	6.5	5.9	3.5	4.9	6.6	5.5	3.8	5.1
Retail sales	1.9	1.8	3.5	3.8	2.7	3.5	4.0	4.0
Employment	1.7	0.7	1.3	1.4	1.7	1.1	1.3	1.5
BC Housing starts	4.0	-13.3	0.9	8.4	4.0	-10.1	1.0	9.4
US Housing starts	28.1	15.4	7.8	3.1	28.1	2.6	8.8	3.4
SPF 2x4 price ($US/thousand board feet)	$300	$348	$308	$300	$300	$328	$300	$300
Pulp ($US/tonne)	$813	$828	$800	$800	$813	$800	$800	$800
Exchange rate (US cents/Canadian dollar)	100.1	97.5	97.3	99.0	100.1	100.5	102.5	100.9

Fiscal Year	2012/13	2013/14	2014/15	2015/16	2012/13	2013/14	2014/15	2015/16
Natural gas price ($Cdn/GJ at plant inlet)	$1.51	$2.25	$2.51	$2.89	$1.46	$1.85	$2.25	$2.65
Bonus bids average bid price per hectare ($)	$1,105	$1,100	$750	$750	$750	$750	$750	$800
Electricity price ($US/mega-watt hour, Mid-C)	$25	$37	$37	$39	$25	$33	$38	$41
Metallurgical coal price ($US/tonne, fob west coast)	$177	$172	$177	$171	$177	$178	$173	$168
Copper price ($US/lb)	$3.61	$3.40	$3.39	$3.33	$3.57	$3.40	$3.08	$2.76
Crown harvest volumes (million cubic metres)	62.8	64.5	65.0	66.0	65.5	66.0	66.0	67.0

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Major Revenue Sources

Key assumptions and sensitivities relating to revenue are provided in Appendix Table A5. The major revenue components are:

•        Personal income tax — base revenue is forecast to average 5.0 per cent annual growth over the next three years, consistent with June Update 2013 projections of personal and labour incomes.

Adjusting for tax measures and the prior-year adjustment in 2012/13, personal income tax revenue is expected to increase 4.2 per cent in 2013/14 followed by growth of 7.7 per cent and 4.5 per cent, respectively, in the next two years. The forecast includes the effects of increasing the personal income tax rate for incomes over $150,000 (limited to two years only) and reversing the basic personal amount tax credit enhancement. The reversal of the basic personal amount tax credit enhancement is consistent with the previous plan to return to the provincial sales tax (PST) system.

Table 1.4 Personal Income Tax Revenue

($ millions)	2012/13	2013/14	2014/15	2015/16
Base personal income tax revenue	6,747	7,030	7,408	7,808
Annual growth	3.1%	4.2%	5.4%	5.4%
Measures:
– new personal income tax rate for income over $150,000 with a 2 year limit	—	56	227	176
– Reversal of basic personal amount tax credit enhancement	—	173	176	180
– Federal tax measures	—	12	20	20
Prior-Year adjustment	230	—	—	—
June Update 2013 revenue	6,977	7,271	7,831	8,184
Annual growth	8.6%	4.2%	7.7%	4.5%
Personal income growth (calendar year)	3.8%	3.1%	4.0%	4.1%
Labour income growth (calendar year)	3.9%	3.3%	4.2%	4.3%
Elasticity[1] (calendar year basis, policy neutral)	1.2	1.3	1.4	1.3

1 Per cent growth in current year tax relative to per cent growth in personal income.

•        Corporate income tax — revenue is recorded on a cash basis and annual figures reflect changes in payment share, instalments and adjustments for the prior year. Actual calendar-year entitlement before measures is forecast to rise in line with corporate profits. The revenue forecast incorporates the small business tax rate remaining at 2.5 per cent and an increase of the general corporate income tax rate to 11 per cent from 10 per cent, effective April 1, 2013.

Table 1.5 Corporate Income Tax Revenue

($ millions)	2012/13	2013/14	2014/15	2015/16
Advance instalments from the federal government:
– Payment share	11.8%	11.2%	11.1%	10.8%
– Advances before tax measures	2,217	2,050	2,142	2,200
– Add general corporate income tax rate measure	—	204	191	194
International Business Activity Act refunds	(17)	(20)	(20)	(20)
Prior-year adjustment	4	(125)	(76)	(79)
Corporate income tax revenue	2,204	2,109	2,237	2,295
Annual per cent growth	10.1%	-4.3%	6.1%	2.6%

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

•        Sales taxes — annual growth in sales taxes is expected to average 1.4 per cent over the next three years as the effects of economic growth are partially offset by the impacts of returning to the PST system. Sales tax revenues consist of the PST, which includes the former hotel room tax, the tax on designated property and the housing transition tax. The PST base is expected to increase 4.1 per cent annually over the next two years, in line with growth in consumer spending and business investment.

Table 1.6 Sales Taxes Revenue

($ millions)	2012/13	2013/14	2014/15	2015/16
Provincial sales taxes	118	5,927	6,106	6,325
Harmonized Sales Tax (BC’s portion of HST)
Gross	7,586	—	—	—
Temporary restrictions of input tax credits	120	—	—	—
Rebates	(1,756)	—	—	—
BC’s portion of HST	5,950	—	—	—

Annual per cent change (calendar year)	2012	2013	2014	2015
Consumer expenditure	3.6%	3.1%	4.7%	4.8%
Residential investment	6.5%	5.9%	3.5%	4.9%
Government expenditures	3.9%	1.3%	2.1%	3.0%
Nominal GDP	3.2%	3.1%	4.3%	4.5%
Retail sales	1.9%	1.8%	3.5%	3.8%

•        Carbon tax — as announced in Budget 2008, the carbon tax rate per tonne of CO2-equivalent increased by $5 each year with the last increase to $30 per tonne on July 1, 2012. The forecast assumes that purchased volumes of natural gas will grow in line with real GDP. Consumption of gasoline, on the other hand, is expected to remain constant. Carbon tax revenue is fully returned to taxpayers through tax reductions and credits. For more details on carbon tax recycling, see the Carbon Tax Report and Plan on page 66.

•        Tobacco tax — revenue is expected to grow by an average of 5.7 per cent annually over the three years of the fiscal plan. In addition to the tax measures announced in Budget 2012, the forecast incorporates the tax measure of increasing the tobacco tax rate by $2 per carton, effective October 1, 2013.

•        Property tax — revenue is expected to grow by an average of 4.2 per cent annually over the three year plan, in line with the outlook for BC housing starts and the inflation rate. The forecast includes the tax measure of phasing-out the value of the school property tax credit for light industry over the two years.

•        Property transfer tax — revenue is forecast to decline 5.7 per cent in 2013/14 due to a weak housing market in later half of 2012 which continued in 2013, as evident from annual declines in average property prices and the number of transactions. This decline is expected to be followed by growth of 2.5 per cent and 6.5 per cent, respectively, in the next two years, in line with the growth in housing starts.

•        Natural gas royalties — revenues are expected to increase $228 million in 2013/14 after declining in 2012/13. This increase reflects rising prices and production volumes partially offset by increasing production from wells qualifying for royalty programs and credits. The forecast assumes natural gas prices will average $2.25 ($Cdn/gigajoule, plant inlet) in 2013/14. Prices are expected to increase $0.26 in 2014/15 and $0.38 in 2015/16, in line with the average growth trend of private sector forecasters and recent market trends.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Relative to last year, there is a general improvement underlying natural gas markets. Prices are about 85 per cent higher in first five months of 2013 compared to same period last year. The storage levels as at June 7, 2013 are 20 per cent below the levels recorded last year and 2.4 per cent lower than the five year average levels. North American natural gas production from January to February 2013 was 2.5 per cent lower than the same period in 2012, a reversal of the large increases in the previous three years.

While the above factors are supportive of higher natural gas prices, the forecast continues to maintain prudence as recommended by the independent consultant for the February 2013 budget, with a price forecast that is within the 20th percentile of the private sector forecasters for all three years. While natural gas prices are forecast to rise over the next three years, they are expected to remain well below previous highs due to continued growth in North American supply from non-conventional production sources.

Chart 1.5 Natural gas royalty base rates

Natural gas royalty rates are based on a sliding scale linked to natural gas prices and are particularly sensitive to price changes within the $1.30 and $3.00/gigajoule range. With the recent recovery in natural gas prices, the average gross royalty rate in 2013/14 has increased 3.4 percentage points, resulting in an increase in natural gas royalty revenue. See Appendix Table A6 for more details regarding natural gas price forecasts.

The forecast also includes the impact of measures introduced in the February 2013 budget, namely the introduction of a 3 per cent minimum royalty for all natural gas wells that qualify for the Deep Well Royalty Credit Program and the termination of the Summer Drilling Credit Program. Government continues to provide royalty programs and credits that foster industry investment in exploration and development.

•        Other energy, metals and minerals — revenue from the sale of Crown land tenures is forecast to decline at a 5.4 per cent average annual rate over the three years of the fiscal plan as lower expected cash receipts over the next three years are mitigated due to revenue recognition of cash receipts that are deferred over nine-years. Columbia River Treaty electricity sales are expected to increase in 2013/14, mainly due to rising electricity prices, and then remain relatively stable over the following two years of the

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Chart 1.6 Revenue from energy, metals and minerals

fiscal plan. Revenue from metals and minerals sources is expected to be relatively flat over the fiscal plan reflecting higher mining costs and the outlook for coal and metal prices.

•        Forests — revenue is forecast to increase $31 million or 5.5 per cent in 2013/14, mainly due to increased stumpage revenue partly offset by declines in Softwood Lumber Agreement 2006 (SLA 2006) border taxes and vote recoveries. Forest revenue is expected to increase $64 million in 2014/15 followed by a $36 million in 2015/16, due to improvements in stumpage rates and higher SLA 2006 border taxes resulting from higher lumber shipments to the United States.

•        Fees, licences and other miscellaneous sources — revenue growth is expected to average 2.6 per cent annually over the three year fiscal plan, reflecting projected increases to Medical Services Plan premium rates in support of rising healthcare expenditures and forecasts provided by taxpayer-supported agencies.

•        Investment earnings — revenue is expected to decrease $115 million in 2013/14 due to reduced earnings from fiscal agency loans and the taxpayer-supported service delivery agencies. Revenue is forecasted to average 8.7 per cent over the following two years mainly due to rising earnings from fiscal agency loans. Earnings from fiscal agency loans have offsetting expenses resulting in no impact on the bottom line.

•        Health and social transfers — revenue is expected to average 4.4 per cent annual growth over the three years of the fiscal plan, mainly reflecting a rising BC population share. The forecast of Canada Health Transfer revenue in 2014/15 and 2015/16 is based solely on per capita funding of the national base, similar to the Canada Social Transfer program.

•        Other federal contributions — revenue is expected to remain relatively flat in 2013/14. Revenue is forecast to fall $114 million in 2014/15, mainly due to reduced vote recoveries relating to immigration initiatives and transfers to taxpayer-supported service delivery agencies. Changes in vote recoveries do not affect the bottom line as expenses fall by the same amount. In 2015/16, other federal contributions are expected to decline 4.7 per cent due to the elimination of one-time funding related to disaster financial assistance and healthcare services to persons infected with Hepatitis C.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Table 1.7 Federal Government Contributions

($ millions)	2012/13	2013/14	2014/15	2015/16
Canada Health Transfer (CHT)	3,831	4,224	4,220	4,479
Wait Times Reduction Transfer	33	33	—	—
Deferred health equipment grants	23	22	17	7
Canada Social Transfer (CST)	1,555	1,604	1,653	1,706
Total health and social transfers	5,442	5,883	5,890	6,192
Other contributions	1,600	1,597	1,483	1,413
Total Federal Contributions	7,042	7,480	7,373	7,605

Commercial Crown Corporation Net Income

•        British Columbia Hydro and Power Authority — BC Hydro’s net income is forecast to average $613 million annually over the fiscal plan period (2013/14 to 2015/16). These projections reflect an annual return on deemed equity of 11.84 per cent. While the BC Utilities Commission (BCUC) recently reduced the allowed return for the benchmark low-risk utility — FortisBC Energy — government has requested that BC Hydro defer applying the impact of this ruling to its projections pending a review of BC Hydro’s capital structure and projected rate requirements this fall.

While BC Hydro normally provides an annual dividend to the province equal to 85 per cent of its net income, the amount of the dividends are constrained by a requirement that the corporation maintain an 80:20 debt to equity ratio. As a result of this constraint, the annual dividend payment is forecast to average $243 million — or approximately 40 per cent of average net income — over the next three years.

•        British Columbia Liquor Distribution Branch — LDB’s net income is forecast to average $860 million annually over the fiscal plan period (2013/14 to 2015/16). The reinstatement of the PST/GST system effective April 2013 will result in a downward adjustment to LDB margins that will have an ongoing impact on the sales revenue trend. As a result, total sales revenue is only expected to increase 1.8 per cent over the fiscal plan period.

•        British Columbia Lottery Corporation — BCLC’s net income is expected to grow by 10.0 per cent over the fiscal plan period reflecting moderate revenue growth in the lottery and casino/community gaming channels (8.2 per cent and 7.1 per cent respectively) and strong growth from eGaming (106.9 per cent). Revenue growth is mainly due to continuing product development (primarily in PlayNow internet gaming), distribution enhancements, and facility improvements to casinos and community gaming centres. As well, a return to the PST/GST system in 2013 will result in lower taxes paid by the corporation and an improvement to net income.

The government will distribute 20 per cent ($717 million) of its gaming income to charities and local governments over the next three years. As well, $441 million of the gaming income retained by government will be allocated to the Health Special Account in support of health services.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

•        Insurance Corporation of British Columbia — ICBC’s net income outlook is forecast at $257 million in 2013, $222 million in 2014 and $205 million in 2015. The outlook assumes average annual growth of 1.5 per cent in the number of insured vehicles and a 3.6 per cent average annual increase in claims costs. Over the fiscal plan period, ICBC is forecast to remit $550 million of its excess Optional insurance capital to the consolidated revenue fund to support core government services.

ICBC is in its third year of a multi-year $400 million Transformation Program that is designed to promote a fairer, customer-based risk pricing model, resulting in better rates for safer drivers; simplified systems and processes to facilitate better support for customers and business partners with less paperwork; and more efficient business practices. The Transformation Program, forecast to be complete in the fall of 2016, will be funded entirely from Optional insurance capital so as to not impact Basic insurance rates.

•        Transportation Investment Corporation — TI Corp manages the construction of the Port Mann/Highway 1 improvement project, which includes the new Port Mann Bridge, highway widening, and interchange improvements between Langley and Vancouver. The bridge portion of the project, as well as highway widening from Langley to Coquitlam, was opened to traffic in December 2012. Highway widening to Vancouver is expected to be complete in December 2013. TI Corp’s projections in the fiscal plan reflect operating losses during the construction phase, changing to operating profits (excluding interest and amortization costs) when tolls are fully implemented.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Table 1.8 Revenue by Source

	Preliminary	Budget
	Actual	Estimate	Plan	Plan
($ millions)	2012/13	2013/14	2014/15	2015/16
Taxation revenue
Personal income	6,977	7,271	7,831	8,184
Corporate income	2,204	2,109	2,237	2,295
Sales [1]	6,068	5,927	6,106	6,325
Fuel	890	926	934	941
Carbon	1,120	1,187	1,203	1,224
Tobacco	614	709	726	726
Property	1,985	2,053	2,159	2,246
Property transfer	758	715	733	781
Other [2]	434	435	440	445
	21,050	21,332	22,369	23,167
Natural resource revenue
Natural gas royalties	169	397	437	518
Forests	562	593	657	693
Other resource [3]	1,742	1,856	1,806	1,756
	2,473	2,846	2,900	2,967
Other revenue
Medical Services Plan premiums	2,047	2,156	2,271	2,394
Other fees [4]	2,849	2,956	2,944	3,053
Investment earnings	1,173	1,058	1,138	1,251
Miscellaneous [5]	2,759	3,116	2,790	2,819
Release of surplus assets	—	480	150	—
	8,828	9,766	9,293	9,517
Contributions from the federal government
Health and social transfers	5,442	5,883	5,890	6,192
Other federal contributions [6]	1,600	1,597	1,483	1,413
	7,042	7,480	7,373	7,605
Commercial Crown corporation net income
BC Hydro	509	545	611	684
Liquor Distribution Branch	930	851	860	869
BC Lottery Corporation (net of payments to federal government)	1,118	1,162	1,192	1,227
ICBC [7]	251	257	222	205
Transportation Investment Corporation (Port Mann)	(60)	(92)	(59)	(49)
Other [8]	50	92	56	71
	2,798	2,815	2,882	3,007
Total revenue	42,191	44,239	44,817	46,263

1     Includes harmonized sales tax, provincial sales tax, tax on designated property and HST/PST housing transition tax.

2     Corporation capital and insurance premium taxes.

3     Columbia River Treaty, other energy and minerals, water rental and other resources.

4     Post-secondary, healthcare-related, motor vehicle, and other fees.

5     Includes reimbursements for healthcare and other services provided to external agencies, and other recoveries.

6     Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

7     The 2012/13 amount reflects the government’s fiscal year (March) and the 3-year plan forecasts represent projected earnings on ICBC’s fiscal year basis (December).

8     Includes Columbia Power Corporation, BC Railway Company, Columbia Basin Trust power projects, and post-secondary institutions self-supported subsidiaries.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Table 1.9 Expense by Ministry, Program and Agency

	Preliminary	Budget
	Actual	Estimate	Plan	Plan
($ millions)	2012/13 [1]	2013/14	2014/15	2015/16
Office of the Premier	8	9	9	9
Aboriginal Relations and Reconciliation	80	82	80	84
Advanced Education	1,954	1,953	1,936	1,911
Agriculture	64	79	79	79
Children and Family Development	1,327	1,345	1,352	1,386
Community, Sport and Cultural Development	309	182	221	261
Education	5,330	5,366	5,387	5,387
Energy and Mines	49	24	22	22
Environment	126	129	129	129
Finance	219	190	188	188
Forests, Lands and Natural Resource Operations	664	561	591	589
Health	15,930	16,551	16,944	17,405
International Trade	37	36	36	36
Jobs, Tourism and Skills Training	196	197	197	197
Justice	1,146	1,140	1,145	1,147
Natural Gas Development	368	372	380	386
Social Development and Social Innovation	2,445	2,487	2,504	2,504
Technology, Innovation and Citizens’ Services	523	535	543	543
Transportation and Infrastructure	816	812	812	812
Total ministries and Office of the Premier	31,591	32,050	32,555	33,075
Management of public funds and debt	1,197	1,257	1,297	1,357
Contingencies	259	225	225	225
Funding for capital expenditures	930	992	1,000	1,164
Refundable tax credit transfers	1,188	835	850	1,011
Legislative and other appropriations	114	132	126	127
Subtotal	35,279	35,491	36,053	36,959
Prior year liability adjustments	(159)	—	—	—
Consolidated revenue fund expense	35,120	35,491	36,053	36,959
Expenses recovered from external entities	2,871	2,835	2,694	2,791
Funding provided to service delivery agencies	(21,182)	(21,555)	(21,931)	(22,320)
Ministry and special office direct program spending	16,809	16,771	16,816	17,430
Service delivery agency expense:
School districts	5,577	5,598	5,650	5,655
Universities	3,940	4,108	4,151	4,212
Colleges and institutes	1,105	1,115	1,123	1,132
Health authorities and hospital societies	12,519	12,771	13,079	13,352
Other service delivery agencies	3,387	3,603	3,694	3,786
Total service delivery agency expense	26,528	27,195	27,697	28,137
Subtotal expense	43,337	43,966	44,513	45,567
Further expenditure management	—	(30)	—	—
Core Review	—	—	(50)	(50)
Total expense	43,337	43,936	44,463	45,517

1 Restated to reflect government’s current organization and accounting policies.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Expense

June Update 2013 focuses on government’s commitment to delivering the core services of health care, education, and social support that British Columbians depend upon while continuing to look for savings to help mitigate the impacts of lower natural resource revenue. In support of these priorities, government is continuing its management strategy of prudence and spending discipline, coupled with a strategic reallocation of resources to meet priorities.

Government’s prudent fiscal management is demonstrated by its ability to slow expense growth since the economic downturn in the fall of 2008. The use of expenditure management measures and the introduction of the cooperative gains concept as a means of funding wage increases have reduced annual spending growth significantly.

Chart 1.7 Expense trends

During the period leading up to the economic downturn, spending grew an average of 5.7 per cent annually. Expenditure management to date has reduced the average annual spending growth to 2.8 per cent. Measures introduced in June Update 2013 will further reduce average annual spending growth to 1.6 per cent over the fiscal plan period.

This rate of expense growth will still enable government to increase its program spending by $2.2 billion over the fiscal plan period (from $43.3 billion in 2012/13 to $45.5 billion by 2015/16).

Consolidated Revenue Fund Spending

Spending by ministries advances at a very modest pace in June Update 2013, as government continues to require most ministries to manage within existing budget allocations. Any additional funding provided in June Update 2013 is targeted to a limited number of government priorities.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Bending Down the Health Spending Cost Curve

The Ministry of Health’s 2012/13 base budget of $16.2 billion is projected to increase by a further $1.2 billion by 2015/16. Over the three year plan, a total of $2.4 billion in new funding is being added. While the annual increases in dollar terms are still significant as seen in Chart 1.8, June Update 2013 continues to reduce the rate of growth of health spending in BC compared to previous years.

For example, health spending was growing at an average rate of 7.0 per cent per year between 2005/06 and 2008/09, before being reduced to an average of 4.4 per cent annually during the subsequent four years. In the current three year fiscal plan, that rate has been further reduced to 2.6 per cent, but government is confident it can achieve this without sacrificing health outcomes.

Chart 1.8 Ministry of Health budget increases

The savings are being achieved in ways that are protecting the growth of funding for regional services which include all the key hospital, acute care, mental health, emergency, and community care services. Expenditure growth in these services averaged 4.7 per cent per year from 2010/11 to 2012/13; during the 2013/14-2015/16 fiscal plan period covered by June Update 2013, funding allocations to this area will still grow at 3.2 per cent per year on average.

Health authorities are responsible for the provision of most of these “front-line” services to patients in the healthcare system. Funding increases for health authorities are unchanged from Budget 2012 — in 2012/13, their spending grew by 3.5 per cent and funding increases for 2013/14 and 2014/15 are estimated to be 4.3 per cent and 2.9 per cent respectively.

A significant portion of the savings in regional services will be in the area of incremental “patient-focused funding”, a relatively recent and successful program to incent more efficient use of resources in the provision of various procedures performed in hospitals. The Ministry of Health will use the 2013/14 fiscal year to transition to the use of performance-based patient-focused funding incentives in health authority base budgets.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Chart 1.9 Ministry of Health funding — bending the cost curve

Other areas of the health budget will be targeted for lower rates of growth in June Update 2013. The majority of the savings are to be achieved through efficiencies in the areas of PharmaCare and Medical Services Plan (MSP). As is apparent from Chart 1.9, when combined, there is only an average of 1.1 per cent anticipated average annual growth over the next three years in these two components of the Ministry’s budget.

As previously announced, in order to manage drug costs, the Ministry of Health introduced a new drug pricing regulation in 2012, which came into force on April 1, 2013, that will reduce the price of generic drugs to 25 per cent of the brand name price immediately, and to 20 per cent as of April 1, 2014. Up until April 2013, British Columbians paid 35 per cent of the brand name price for generic drugs. The regulation makes BC generic drug prices more consistent with other Canadian jurisdictions. The Ministry will also continue to work on other policies aimed at reducing drug costs, with the overall result expected to be relatively stable costs in the PharmaCare program over the three-year fiscal plan.

Measures will also be introduced to reduce the rate of growth of MSP expenditures, which cover the costs of most physicians and other healthcare practitioners. For example, the Physician Master Agreement contains the financial arrangements between the government and the BC Medical Association, and covers approximately 10,000 specialists and family physicians. The outcomes of negotiations that are expected to occur over the fiscal plan period will have to be consistent with the ministry budget. The ministry anticipates that reduced expenditure growth rates in this area can be achieved without reductions in service availability.

MSP also funds laboratory testing, a fundamental element of patient care since test results influence the majority of medical decisions. However, BC has the only uncapped fee-for-service outpatient laboratory funding model in Canada and there continues to be issues of duplication and redundancy. The Ministry of Health therefore intends to implement a strategic, integrated approach to laboratory services which is also anticipated to result in reduced cost increases.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Finally, the latest available data continues to demonstrate that BC is a leader in Canada in aintaining a desirable balance between efficiency and health outcomes. As of 2012, BC remains the second least costly province in terms of per capita spending on health care, and according to the most recent available data, ranks best in terms of Life Expectancy, Cancer Mortality, and Mortality related to Diseases of the Heart. For Infant Mortality, BC ranks third best overall.

Table 1.10 Health Per Capita Costs and Outcomes: Canadian Comparisons

	2012 Per	Life	Infant Mortality	Cancer Mortality Rate	Diseases of the Heart
	Capita Health	Expectancy at	per 1000 Live	per 100,000	Mortality Rate per
Province	Care Costs ($)	Birth (Years)	Births	Population	100,000 Population
Quebec	3,513	81.2	4.4	174.7	93.7
British Columbia	3,690	81.7	3.6	144.0	91.8
Ontario	3,726	81.5	5.0	154.1	100.3
New Brunswick	4,093	80.2	5.8	177.0	108.5
Nova Scotia	4,142	80.1	3.4	177.5	108.7
Prince Edward Island	4,253	80.2	3.4	181.9	136.1
Manitoba	4,324	79.5	6.3	166.3	111.9
Saskatchewan	4,480	79.6	6.7	155.9	118.7
Alberta	4,606	80.7	5.5	152.0	120.2
Newfoundland	5,190	78.9	6.3	196.6	137.3

Sources: Canadian Institute for Health Information, 2012 (cost data) and Statistics Canada (outcomes data).

Note: Outcomes data are as of 2009, which is the most recent data available.

Health Funding Plan

As required under Part 14 of the Consumption Tax Rebate and Transition Act (the Act) the following table shows health funding in relation to health spending for 2013/14 to 2015/16.

Table 1.11 Health Funding Plan

($ millions)	2013/14	2014/15	2015/16
Medical Services Plan premiums	2,156	2,271	2,394
Tobacco tax	709	726	726
Health Special Account	147	147	147
Canada Health Transfer	4,220	4,220	4,479
Wait Times Reduction Transfer	33	—	—
Total revenue from above sources	7,265	7,364	7,746
Total government spending on health	18,426	18,792	19,263
Health spending in excess of revenue	11,161	11,428	11,517

The Act does not specify a provincial sales tax as a source of health funding, as it does for the HST. If the PST were included, the health spending in excess of revenue would be $5,234 million in 2013/14, $5,322 million in 2014/15 and $5,192 million in 2015/16.

Post-Secondary Education — Balancing the Need for Investing the Future with Fiscal Responsibility

As noted in Budget 2012, the health, K-12 education and post-secondary sectors were engaged or were to engage in processes to find efficiencies and eliminate unnecessary administrative duplication through increased use of shared services. Budget 2012 announced that government would work with the post-secondary sector to identify sector-wide savings of $50 million annually by 2014/15. The savings were to come from discretionary spending, administration and other efficiencies, while protecting educational services.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Over the course of the past year, the Ministry of Advanced Education and post-secondary institutions have worked collaboratively to identify shared service opportunities for administrative savings, efficiencies and improved services. These collaborative efforts were supported by the technical work of outside experts who assisted in identifying the opportunities and providing a quantitative and qualitative assessment.

These efforts confirmed that while there were a number of areas of collaboration and shared services underway across the sector, there are still further opportunities for savings to be realized. The work also concluded that it is most realistic to expect the full amount of the savings to be reached in 2015/16. Therefore the Ministry’s budget track has been modified to reflect a more gradual phase-in of the savings, with an upward adjustment of $15 million in 2013/14 and $25 million in 2014/15.

In addition, a budget increase of $2.4 million in 2013/14 and $4.8 million annually thereafter will ensure completion and sustainability of the expanded University of British Columbia medical school, fulfilling the commitment made by government in 2001. Provincial investment in medical training in BC has resulted in an increase in annual medical doctor graduates from 119 in 2001/02 to 261 in 2011/12, and is expected to increase to 288 graduates per year beginning in 2014/15 with the addition of graduates from the new Okanagan medical program.

K-12 Education — Stable Funding and Introduction of the BC Training and Education Savings Program

A major component of June Update 2013 is the new BC Training and Education Savings Program, which builds upon the existing Children’s Education Fund. The Fund was established as part of Budget 2007, and for every BC child born on or after January 1, 2007 to (or adopted by) parents who are normally BC residents, $1,000 was set aside and invested by government. The principle and earnings were not to be paid out until the child entered post-secondary education.

Under the new program, eligible children are entitled to a one-time $1,200 grant beginning in 2013/14 that will be transferred into their Registered Education Savings Plan. This will provide more incentive for parents and others to begin saving earlier, along with more flexibility as to how the funds are invested. The estimated cost for this new initiative is $30 million per year. For further details, refer to the BC Training and Education Savings Program topic box on page 52.

Block funding to school districts remains unchanged from Budget 2012, at over $4.7 billion annually through to 2015/16. This allocation has exceeded $4.7 billion since 2011/12, while total public school enrolment continued to fall — the decrease in full-time equivalent students dropped from 595,157 in 2001/02 to a low of 548,232 in 2012/13, a 7.9 per cent decline. Current projections, however, indicate a “flattening” of enrolment beginning this year with little change in student numbers during the fiscal plan period.

The Ministry of Education’s budget increases in 2013/14 and 2014/15 includes previous lifts for the Learning Improvement Fund (LIF). A total of $60 million is being spent in 2012/13, and June Update 2013 contains the same amount for 2013/14, increasing to $75 million annually in 2015/16.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

When the LIF was established, the intent was to target vulnerable learners and other classroom challenges. Consultations occurred between teachers and principals and between superintendents and local union presidents to solicit input as to how to best meet the needs. In terms of results at this time, all sixty school districts received funding under the LIF. These new resources were allocated by the Ministry of Education on the same pro rata basis as operating grants. The ministry estimates that virtually every one of BC’s 1700 public schools received some support from LIF funding. In addition:

•        approximately 500 teachers were hired, at a cost of almost $37 million;

•        $1.8 million was devoted to teacher professional development; and

•        $17.3 million was allocated for Special Education Assistance, over 7,400 existing assistants had hours of work increased, and over 406 new teacher assistants were placed in schools.

The general outcomes anticipated from the LIF funding are improved success of students in achievement levels and improved satisfaction of parents and teachers with learning conditions in classrooms.

Maintaining Sports and Arts Funding, and Enhancing Opportunities for Youth in the Arts

Continuation of the Sports and Arts Legacy: In Budget 2010, government committed, within the Contingencies Vote, $20 million annually for three years, with $10 million for the arts community and $10 million for sports groups. Given the positive results that have been demonstrated, June Update 2013 allocates $20 million of annual funding to continue this programming. June Update 2013 provides $7 million annually to the Ministry of Community, Sport and Cultural Development, and $13 million is being reallocated from within the ministry.

BC Creative Futures: To ensure BC is better preparing its young people to enter the fast-growing world of the “creative economy”, a further $6.2 million annually in new funding will now be allocated to this new program area in the Ministry of Community, Sport and Cultural Development. This initiative will emphasize the following:

•        skills training and participation in various arts activities from an early age;

•        the engagement of children with exemplary works of art; and

•        opportunities to train and work alongside creative professionals.

Agricultural Land Commission

June Update 2013 provides an additional $4 million over three years to support the Agricultural Land Commission in providing better oversight over the Agricultural Land Reserve, a provincial zone which recognizes agriculture as a priority use, encourages farming and controls non-agricultural use. This additional funding will be directed to addressing recommendations of the Auditor General in the September 2010 Audit of the Agricultural Land Commission, including providing more expedient application reviews, undertaking targeted Agricultural Land Reserve boundary reviews, and working with local government to encourage farming.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Carbon Tax Relief for the Greenhouse Sector

June Update 2013 reconfirms government’s commitment to provide an ongoing carbon tax relief grant program for commercial greenhouse growers, including vegetable and floriculture growers, wholesale production and forest seedling nurseries. Under this program, $20 million in assistance will be provided to commercial greenhouse growers over three years. The Carbon Tax Review topic box on page 63 provides more detail on this initiative.

Table 1.12 Support for Arts, Education and Economic Initiatives

($ millions)	2013/14	2014/15	2015/16
Revised Post Secondary Efficiencies Plan	15	25	—
Final Medical Expansion Program Increase	2	5	5
BC Training and Education Savings Program	30	30	30
Sports and Arts Legacy Top-up	7	7	7
Creative Futures Funding	6	6	6
Agricultural Land Commission	1	2	1
Greenhouse Growers Carbon Tax Relief	6	7	7
Total	67	82	56

Overall, the targeted funding increases contained in June Update 2013 for the government’s education, sports, arts, and economic priorities totals $205 million over three years, as detailed in Table 1.12.

Supporting Families, Individuals and Community Safety

June Update 2013 provides an additional $292 million over the next three years to support families, help the most vulnerable among us, and keep our communities safe.

Table 1.13 Support for Families, Individuals and Community Safety

($ millions)	2013/14	2014/15	2015/16
BC Families Early Years Strategy	6	18	52
BC Early Childhood Tax Benefit	—	—	146
Renewal of Single Room Occupancy affordable housing units	1	4	8
Increased support for responsible gambling	1	2	2
Increased RCMP policing costs	15	18	19
Total	23	42	227

BC Families Early Years Strategy

In recognition of the challenges facing families with young children and the importance of investments during the early childhood years, June Update 2013 provides an additional $76 million over the next three years to support the creation of new child care spaces and improve the quality of early learning and child care services and supports. In addition, to improve affordability of child care and assist families with the cost of raising young children, effective April 1, 2015 a new BC Early Childhood Tax Benefit will be introduced. The refundable tax credit will provide $146 million to approximately 180,000 families with young children. The British Columbia Families First Early Years Strategy topic box on page 50 provides more detail on this strategy.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Social Housing

June Update 2013 will provide an additional $13 million over the next three years in support of the Single Room Occupancy hotel renewal initiative, which involves the renovation and restoration of 13 provincially-owned Single Room Occupancy hotels in Vancouver’s Downtown Eastside. The additional funding will fund the temporary relocation of residents as well as the annual service payments due to Habitat Housing Initiative under a fixed-price performance-based agreement.

Responsible Gambling Program

An additional $5 million is provided in June Update 2013 over the next three years in support of government’s Responsible Gambling Strategy. This allocation will fund enhanced treatment, counseling and prevention services in order to effectively address problem gambling.

Policing and Public Safety

In Budget 2012 an additional $96 million over 3 years was provided for RCMP-related costs, primarily to maintain additional officers hired to combat organized crime and gang activity. The government will continue its commitment to a strong provincial police force to keep communities safe. In June Update 2013, the province will invest an additional $52 million over the next three years to fund increased RCMP policing costs including salary and benefit increases under the new contract.

Expenditure Management

In October 2012, following significant reductions in natural resource revenues, government introduced further spending controls on administrative and discretionary expenditures. As reported in the second Quarterly Report in November 2012, ministries (with the exception of Health) were required to achieve expenditure savings totaling $20 million in 2012/13. In support of government’s commitment to balance the budget, expenditure management will continue in June Update 2013. Ministries will be required to achieve a total of $15 million annually in expenditure reductions over the three years of the plan (excluding Health which is identified separately above). This represents about 0.1 per cent of ministry budgets.

Crown corporations also were asked to apply the same efficiency regimens as expected of ministries and as a result have submitted expenditure management plans that will result in over $20 million per year of improvement to government’s bottom line over the fiscal plan period.

Given the slippage in government revenues since the February 2013 budget, it may be necessary to find up to an additional $30 million in government savings for 2013/14. Over the coming months Ministry of Finance staff will be working with ministries to identify areas where further efficiencies can be realized.

Further details and an historical summary of the government’s savings initiatives since the onset of the economic crisis of 2008 can be found in the Expenditure Growth Management topic box on page 48.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Management of the BC Public Service

Full-time equivalent (FTE) staff utilization is projected to decrease from 27,326 in 2012/13 to 26,066 in 2013/14 as a result of employee attrition and the implementation of hiring restrictions announced in September 2012.

Going forward, FTE utilization is projected to decline by a further 1.0 per cent in 2014/15, reflecting the expectation of government to continue to prioritize key services and programs and achieve savings and improved effectiveness in their delivery. It is expected that the projected decrease will be achieved through attrition — that is, through normal annual voluntary exits, including retirements.

Chart 1.10 Managing FTEs

Recovered Expenses

Over the fiscal plan period (2013/14 to 2015/16), government projects it will incur $8.3 billion in program spending whose costs will be recovered from third parties.

Recovered costs include an estimated $2.7 billion in interest payments from the commercial Crown corporations through the fiscal agency loan program and from sinking fund investment returns.

In addition, a total of $1.8 billion will be spent delivering programs on behalf of the federal government, such as the Labour Market Development Agreement and local government services transfers. This three year total has declined from Budget 2012 due to the federal government’s decision to resume immigrant settlement services program delivery effective April 1, 2014.

The remaining $3.8 billion in recovered costs are incurred by a variety of programs, including hospital expansion recovered from regional health boards, industry-funded regulatory programs recovered through fees, and distribution of free Crown grants recovered through the revaluation of the land being distributed.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Operating Transfers

Transfers to service delivery agencies will total $65.8 billion over the fiscal plan period (2013/14 to 2015/16) in support of education, health care, social services, housing, and transportation programs delivered by the agencies on behalf of government. These service delivery agencies include the SUCH sector (schools, universities, colleges and health organizations), Community Living BC, BC Housing Management Commission, BC Transit, and the BC Transportation Financing Authority. Transfers to these organizations comprise over 60 per cent of ministry spending.

Service Delivery Agency Spending

Service delivery agency spending is projected to total $28.1 billion by 2015/16, reflecting an increase of $1.6 billion over the three year fiscal plan period.

School district spending is projected to be $5.7 billion in 2015/16, an increase of $78 million over the three year period. The increase is due to base salary and benefits cost growth in line with collective agreements and capital asset amortization in relation to recent capital plan expenditures, partially offset by other administration cost reductions.

Spending in the post-secondary education sector is forecast to increase by $299 million (5.9 per cent) over the three year period, and will total $5.3 billion by 2015/16. The increase is due to general inflationary pressures and is net of planned administrative costs savings initiatives.

Health authority and hospital society spending is projected to rise from $12.5 billion in 2012/13 to $13.3 billion by 2015/16 — an increase of $833 million, or 6.7 per cent over the three year period. This spending increase reflects the projected volume increases in the healthcare services delivered by these organizations on behalf of government, and is projected to be funded by additional provincial grants and own-source revenue.

Projected spending by other service delivery agencies is forecast to increase by $399 million by 2015/16. This 11.8 per cent increase is largely due to increased transportation sector spending and related interest costs.

Capital Spending

Capital spending on schools, hospitals, roads, bridges, hydro-electric projects and other infrastructure across the province is expected to total $18.6 billion over the fiscal plan period. Provincial capital infrastructure investments are made through school districts, health authorities, post-secondary institutions, Crown agencies and ministries.

The total capital investment of $18.6 billion is comprised of $10.6 billion in taxpayer-supported capital investments and $8.0 billion in capital investments by commercial Crown corporations. These investments include capital spending that has been re-profiled from 2013/13 into subsequent years due to revisions in the timing of project work and changes to cash flows from various funding sources since the release of the February 2013 budget. In addition, these investments will support the ongoing implementation of the BC Jobs Plan and the province’s Pacific Gateway Strategy.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Table 1.14 Capital Spending

	Preliminary	Budget
	Actual	Estimate	Plan	Plan
($ millions)	2012/13 [1]	2013/14	2014/15	2015/16
Taxpayer-supported
Education
Schools (K—12	509	533	494	481
Post-secondary	591	561	651	673
Health	742	886	809	783
BC Transportation Financing Authority	1,005	1,106	969	902
BC Transit	48	109	130	105
Government ministries	267	407	389	347
Other [2]	117	121	115	74
Total taxpayer-supported	3,279	3,723	3,557	3,365
Self-supported
BC Hydro	1,929	2,031	2,445	2,457
Columbia River power projects [3]	94	81	26	20
Transportation Investment Corporation (Port Mann)	540	273	49	—
BC Railway Company	10	16	1	1
ICBC	73	73	73	56
BC Lotteries	97	120	110	110
Liquor Distribution Branch	10	19	23	27
Other [4]	11	—	—	—
Total self-supported commercial	2,764	2,613	2,727	2,671
Total capital spending	6,043	6,336	6,284	6,036

1     Restated to reflect government’s current accounting policies.

2     Includes BC Housing Management Commission, Provincial Rental Housing Corporation, and other service delivery agencies.

3     Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

4     Includes post-secondary institutions self-supported subsidiaries.

The capital spending budget for 2013/14 includes completion of existing approved projects, new investments to expand and sustain provincial infrastructure, including schools, hospitals and universities, and investments by self-supported commercial Crown corporations in power projects and the Port Mann Bridge replacement project.

Taxpayer-supported capital spending

Taxpayer-supported capital spending includes capital infrastructure for school districts, health authorities, post-secondary institutions, taxpayer-supported Crown agencies, and ministries.

Taxpayer-supported capital spending is projected at $3.7 billion in 2013/14, declining to $3.6 billion in 2014/15 and $3.4 billion in 2015/16, reflecting completion of approved projects within the capital plan and planned additional investments to sustain or expand provincial infrastructure.

June Update 2013 continues to implement the priority investments for new, expanded or replacement infrastructure announced in Budget 2012. During the three year plan period, a total of $1.4 billion will be provided to support these priority investments in schools, hospitals, universities, colleges and correctional facilities. These projects are included in Table 1.14.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Investments in Schools

Over the three years of the capital plan, $1.5 billion will be invested to maintain, replace, renovate or expand K—12 facilities, including continued investment in new school space to accommodate increasing enrolment in growth districts, and continued investment in the program to seismically upgrade or replace schools.

Key investments in June Update 2013 include:

•        a new NorKam Secondary Trades and Technology Centre of Excellence at North Kamloops Secondary School to expand the skills and trades programs and accelerate student transition to the workforce;

•        a seismic upgrade for Wellington Secondary in Nanaimo, originally built in 1967 with several subsequent additions, will address the seismic safety risk; and

•        replacement of the ageing Belmont Secondary School in Langford, with a new Belmont Secondary School and a new Royal Bay Secondary School in Colwood to meet growing student enrolment in the district. Both schools will also incorporate Neighbourhood Learning Centres to provide various services to the community.

Spending to Support Post-Secondary Education

June Update 2013 includes $1.9 billion in capital spending over the next three years by post-secondary institutions across the province. Projects include the replacement and renewal of existing infrastructure to address deferred maintenance and protect the province’s investment in capital assets. In addition, investments in priority projects will build capacity and help meet the province’s future workforce needs in key sectors. A significant level of this capital investment is funded through other sources, including foundations, donations, cash balances, federal funding and revenues generated from services.

Planned post-secondary capital investments in June Update 2013 include:

•        construction of two new trades training buildings and upgrading of existing facilities at Camosun College, which will provide skills training in the marine, metal and mechanical trades and accommodate an additional 370 full-time equivalent students;

•        a new building for the Chip and Shannon Wilson School of Design at Kwantlen Polytechnic University in Richmond to introduce new programming in technical apparel design and increase the overall number of design students by 57 per cent;

•        expansion and upgrades for the law school at Thompson Rivers University in Kamloops, which will provide new learning space; and

•        expansion and renovations of trades training facilities at Okanagan College in Kelowna, which will more than double the size of the current complex, providing needed student space and innovative classrooms for trades and technology programs.

Expanding and Upgrading Health Facilities

Capital spending on infrastructure in the health sector will total $2.5 billion over the next three years. These investments support new major construction projects and upgrading of health facilities, medical and diagnostic equipment, and information management/technology systems. As well, these investments are supported by funding from the province as well as other sources, such as regional hospital districts and foundations.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Current/planned investments in the health sector include:

•        redevelopment of Children’s and Women’s Hospital to include a new Acute Care Centre to replace 179 acute care beds and expand service to 221 beds, and expand the emergency department, maternity, pediatric operating rooms and diagnostic imaging and procedures areas;

•        construction of a new Surrey Memorial Hospital Emergency Department and Critical Care Tower to provide 151 new acute care beds to serve the community;

•        construction of a new Interior Heart and Surgical Centre in Kelowna to provide two new cardiac operating rooms, six inpatient operating theatres, space for seven future operating rooms, and new post-anesthetic recovery areas as part of a multiphase redevelopment at Kelowna General Hospital;

•        construction of two new hospitals (one located in Courtenay/Comox and one in Campbell River) to replace existing North Island hospitals and provide a total of 248 patient beds, an increase of 62 beds on the North Island;

•        replacement of Lakes District Hospital in Burns Lake to provide 16 new acute care beds that will replace the 13 beds currently servicing the community; and

•        replacement of the Queen Charlotte/Haida Gwaii hospital to provide eight residential care and eight acute care beds, plus a new labour and delivery suite.

Supporting the Transportation Investment Plan

June Update 2013 includes continued investments in government’s transportation investment plan. The province has secured federal cost sharing on projects and has also leveraged investments through partnerships with private partners. The public and private sector will provide a total of $3.7 billion for transportation investments over the next three years, including:

•        $2.5 billion of provincial investment in transportation infrastructure;

•        $0.9 billion of investment leveraged through federal cost sharing and partnerships with private partners, local governments and other agencies; and

•        $0.3 billion for the Port Mann Bridge/Highway 1 project (self-supported).

Further information is provided in Table 1.15.

Ministry Capital Spending

June Update 2013 includes $1.1 billion in capital spending by government ministries over the plan period. This will support investments in maintaining, upgrading or expanding infrastructure such as courthouses and correctional centres, office buildings, industrial roads, and information systems.

Capital investments made by government ministries include the Road Safety Systems initiative, currently notionally approved and in the planning phase. This initiative is expected to streamline the traffic ticketing, collision and police reporting processes; improve client services; provide more efficient access to justice; and improve public safety.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Table 1.15 Provincial Transportation Investments

	Preliminary
	Actual				3-Year
($ millions)	2012/13	2013/14	2014/15	2015/16	Total
Transportation Investment Plan
– Rehabilitation	192	172	172	175	519
– Interior and rural side roads	56	50	50	50	150
– Oil and gas rural road improvement program	40	23	20	—	43
– Mountain pine beetle strategy	33	31	30	30	91
– Highway 1	60	46	52	58	156
– Gateway program	175	15	1	9	25
– Okanagan Valley corridor	31	38	18	31	87
– Cariboo connector program	23	32	21	49	102
– Other highway corridors and programs	201	214	134	112	460
– Cycling infrastructure	1	6	4	2	12
Total transportation investment plan	812	627	502	516	1,645
Provincial Transit Plan
– Canada Line rapid transit project	19	19	19	19	57
– Evergreen Line rapid transit project	98	189	258	5	452
– Rapid transit, buses and other transit priorities	56	85	105	147	337
Total provincial transit plan	173	293	382	171	846
Total provincial investment [1]	985	920	884	687	2,491
Investments funded through contributions from other partners
– Evergreen Line rapid transit project	54	146	184	331	661
– Contributions to the Transportation Investment Plan	120	92	39	35	166
– Contributions to the Provincial Transit Plan	3	—	31	50	81
Total investments funded through contributions from other partners	177	238	254	416	908
Total investment in transportation infrastructure	1,162	1,158	1,138	1,103	3,399
Transportation Investment Corporation
– Port Mann Bridge/Highway 1 project	540	273	49	—	322
Total investment in transportation infrastructure including the Port Mann Bridge/Highway 1 project	1,702	1,431	1,187	1,103	3,721

1 Total provincial investment includes operating and capital spending.

Capital Project Reserves

The province has included $217 million in project reserves in its three year capital plan as a prudent planning measure. In addition to covering risks from higher than expected costs, the reserves will be used to fund emerging government priorities.

Financing Capital Projects

Provincial capital infrastructure spending is financed through a combination of sources:

•        cash balances within the organizations;

•        partnerships with the private sector (public-private-partnerships);

•        cost-sharing with partners (e.g. federal government, regional hospital districts); and

•        debt financing.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Since debt financing continues to represent a significant source of financing for provincial capital spending, the level of capital spending has a significant impact on projected provincial debt.

Chart 1.11 Financing government’s capital plan

Self-supported capital spending

Total capital spending includes capital infrastructure for self-supported commercial Crown agencies.

Self-supported capital spending is projected at $2.6 billion in 2013/14, $2.7 billion in 2014/15 and $2.7 billion in 2015/16. Over the three year period:

•        $7.0 billion (88 per cent) of total self-supported capital spending will be used for electrical generation, transmission and distribution projects to meet growing customer demand and to enhance reliability.

Large generating facilities built between the late 1960s and early 1980s provide about 90 per cent of the province’s electrical power. The major mechanical and electrical components (such as turbines and transformers) in these facilities are nearing the end of their design life and require major overhauls to maintain reliability. A significant portion of self-supported capital spending represents measures to address the issue of ageing infrastructure.

•        $322 million will be used for the Port Mann Bridge replacement and Highway 1 improvement project.

•        $340 million will be used for BC Lottery Corporation projects including the modernization of business systems, expansion of the lottery distribution network, and acquisition of gaming equipment to support lottery, PlayNow internet gaming, casino and community gaming activities.

•        $202 million will be used for ICBC projects including reinvestment in critical business systems as part of its Transformation Program.

Table 1.16 provides information on major power generation and transmission projects. Further details on provincial capital investments are shown in the service plans of ministries and Crown agencies.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Projects over $50 million

Approved major capital projects with multi-year budgets totaling $50 million or more, including funding from federal government and other sources, are shown in Table 1.16. Annual allocations of the full budget for these projects are included as part of the provincial government’s capital investment spending shown in Table 1.14.

In addition to financing through provincial sources, major projects may be cost-shared with the federal government, municipalities and regional districts, and/or the private sector. Total capital spending for these major projects is $20.1 billion, reflecting provincial financing of $15.8 billion through internal sources or borrowing, $1.0 billion from federal government contributions and $3.3 billion from other sources including private donations.

Major capital investments include:

•        $1.9 billion for school replacement projects including Revelstoke Elementary and Secondary, Alberni District Secondary, South Okanagan Secondary, Chilliwack Secondary, Centennial Secondary, Kitsilano Secondary, Oak Bay Secondary, Belmont Secondary, and to provide space for full-day kindergarten and continuation of the seismic mitigation program;

•        $134 million for the Emily Carr University of Art and Design campus redevelopment project at Great Northern Way and $65 million for specialized equipment at the University of Victoria’s TRIUMF site;

•        $3.6 billion for health facilities including the Northern Cancer Control Strategy; Lions Gate Hospital Redevelopment; the Surrey Memorial Hospital — Emergency Department/Critical Care Tower; the Lakes District Hospital in Burns Lake; the Queen Charlotte/Haida Gwaii Hospital; the North Island hospitals; Royal Inland Hospital redevelopment; the Interior Heart and Surgical Centre in Kelowna; and the Children’s and Women’s Hospital;

•        $6.2 billion for major transportation capital infrastructure including the South Fraser Perimeter Road, the Evergreen Line Rapid Transit project, the Sierra Yoyo Desan (SYD) Road upgrade, and the Port Mann Bridge/Highway 1 project;

•        $932 million for the Integrated Case Management system, the Surrey Pretrial Service Centre expansion, the e-Health initiative, upgrade of 13 Single Room Occupancy hotels in Vancouver’s Downtown Eastside, and the new Okanagan Correctional Centre;

•        $7.0 billion for power generation and transmission capital projects by BC Hydro and for Columbia River power projects including estimates for a 49 per cent share in the expansion of the Waneta Dam (a public-private partnership with Fortis Inc.);

•        $104 million for the replacement of BC Lottery Corporation gaming management system that supports the generation of over $1.5 billion in annual revenue from 34 casinos and community gaming centres operating more than 11,000 slot machines and 500 table games; and

•        $221 million for the capital component of ICBC’s $400 million business transformation program that will completely overhaul its claims, insurance, customer, and business processes and technologies.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Table 1.16 Capital Expenditure Projects Greater Than $50 million 1

Note: Information in bold type denotes changes from Budget 2013 released on February 19, 2013.

	Projected	Total Costs	Projected	Total	Project Financing
	Completion	to	Costs to	Capital	Internal/	P3	Federal	Other
($ millions)	Date	Mar 31, 2013	Complete	Costs	Borrowing	Liability	Gov’t	Contrib’ns
Taxpayer-supported
School districts
Full-day kindergarten	Winter 2012	129	—	129	129	—	—	—
Revelstoke Elementary and Secondary [2]	Fall 2012	57	3	60	58	—	—	2
Alberni District Secondary [2]	Fall 2012	52	6	58	54	—	—	4
Southern Okanagan Secondary	Fall 2013	40	14	54	52	—	—	2
Chilliwack Secondary	Fall 2013	38	20	58	58	—	—	—
Centennial Secondary	Spring 2015	5	57	62	62	—	—	—
Oak Bay Secondary [3]	Fall 2015	1	51	52	50	—	—	2
Kitsilano Secondary [3]	Fall 2015	2	60	62	62	—	—	—
Belmont Secondary [3]	Fall 2015	4	52	56	30	—	—	26
Seismic mitigation program [3]	Spring 2021	—	1,300	1,300	1,300	—	—	—
Total school districts		328	1,563	1,891	1,855	—	—	36
Post-secondary institutions
University of Victoria
– Superconducting electron accelerator at TRIUMF	Spring 2015	49	16	65	31	—	18	16
Emily Carr University of Art and Design
– Campus redevelopment at Great
Northern Way [3]	Summer 2016	2	132	134	113	—	—	21
Total post-secondary institutions		51	148	199	144	—	18	37
Health facilities
Victoria Royal Jubilee Hospital — Patient Care Centre [2]
– Direct procurement	Spring 2013	66	3	69	23	—	—	46
– P3 contract	Spring 2011	280	—	280	—	199	—	81
Fort St. John Hospital and Residential Care [2]
– Direct procurement	Spring 2012	51	—	51	48	—	—	3
– P3 contract	Spring 2012	249	—	249	121	33	—	95
Expansions to Kelowna General and Vernon Jubilee Hospitals [2]
– Direct procurement	Spring 2012	43	—	43	21	—	—	22
– P3 contract	Spring 2012	386	—	386	3	158	—	225
Northern Cancer Control Strategy
– Direct procurement	Fall 2013	25	10	35	32	—	—	3
– P3 contract	Summer 2012	71	—	71	54	17	—	—
Lions Gate Hospital (Mental Health)
Redevelopment	Early 2014	15	47	62	38	—	—	24
Surrey Emergency/Critical Care Tower
– Direct procurement	Spring 2016	65	129	194	174	—	—	20
– P3 contract	Summer 2014	267	51	318	139	179	—	—
Lakes District Hospital	Fall 2015	3	52	55	46	—	—	9
Queen Charlotte/Haida Gwaii Hospital [3]	Summer 2015	1	49	50	31	—	—	19
Royal Inland Hospital [3]	Spring 2016	—	80	80	47	—	—	33
North Island Hospitals [3]	Fall 2017	8	593	601	365	—	—	236
Interior Heart and Surgical Centre
– Direct procurement	Spring 2017	90	165	255	215	—	—	40
– P3 contract	Spring 2015	27	85	112	2	79	—	31
Children’s and Women’s Hospital [3]	Spring 2019	36	644	680	532	—	—	148
Total health facilities		1,683	1,908	3,591	1,891	665	—	1,035
Transportation
South Fraser Perimeter Road
– Direct procurement	Summer 2014	1,030	32	1,062	714	—	348	—
– P3 contract	Summer 2014	178	24	202	—	202	—	—
Evergreen Line Rapid Transit [4]
– Direct procurement	Summer 2016	196	346	542	327	—	74	141
– P3 contract	Summer 2016	74	815	889	—	259	343	287
Sierra Yoyo-Desan Road upgrade	Fall 2014	107	30	137	137	—	—	—
Total transportation		1,585	1,247	2,832	1,178	461	765	428

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Table 1.16 Capital Expenditure Projects Greater Than $50 million 1 (continued)

Note: Information in bold type denotes changes from Budget 2013 released on February 19, 2013.

	Projected	Total Costs	Projected	Total	Project Financing
	Completion	to	Costs to	Capital	Internal/	P3	Federal	Other
($ millions)	Date	Mar 31, 2013	Complete	Costs	Borrowing	Liability	Gov’t	Contrib’ns
Other taxpayer-supported
Surrey Pretrial Service Centre expansion					—
– Direct procurement	Fall 2013	9	5	14	14	—	—	—
– P3 contract	Fall 2013	73	26	99	56	43	—	—
e-Health initiative [5]	Late 2013	261	1	262	155	—	—	107
Integrated Case Management system	Fall 2014	127	55	182	179	—	3	—
Single Room Occupancy Hotels renovations
– Direct procurement	Winter 2016	6	19	25	23	—	2	—
– P3 contract	Winter 2016	13	105	118	—	91	27	—
Okanagan Correctional Centre [3]	Summer 2016	3	229	232	101	131	—	—
Total other		492	440	932	528	265	32	107
Total taxpayer-supported	.	4,139	5,306	9,445	5,596	1,391	815	1,643
Self-supported
Transportation
Port Mann Bridge / Highway 1	Winter 2013	2,997	322	3,319	3,319	—	—	—
Power generation and transmission
BC Hydro [6,7]
– Columbia Valley transmission	Fall 2012[2]	112	—	112	112	—	—	—
– Stave Falls spillway gate reliability upgrade	Winter 2013	46	—	46	46	—	—	—
– Vancouver City Central transmission	Winter 2014	138	63	201	201	—	—	—
– Smart metering and infrastructure program	Fall 2014	583	347	930	930	—	—	—
– Mica gas insulated switchgear replacement	Winter 2014	140	59	199	199	—	—	—
– Seymour Arm series capacitor	Spring 2014	13	45	58	58	—	—	—
– Northwest transmission line	Spring 2014	340	406	746	419	—	130	197
– Merritt area transmission	Summer 2014	5	61	66	66	—	—	—
– Dawson Creek/Chetwynd area transmission	Winter 2015	24	231	255	255	—	—	—
– Interior to Lower Mainland transmission line	Winter 2015	251	474	725	725	—	—	—
– GM Shrum units 1 to 5 turbine upgrade	Spring 2015	70	202	272	272	—	—	—
– Iskut extension project	Spring 2015	—	180	180	140	—	—	40
– Surrey area substation project	Spring 2015	1	93	94	94	—	—	—
– Hugh Keenleyside spillway gate reliability
upgrade	Fall 2015	45	78	123	123	—	—	—
– Mica units 5 and 6 project	Fall 2015	284	430	714	714	—	—	—
– Ruskin Dam safety and powerhouse upgrade	Winter 2018	145	603	748	748	—	—	—
– John Hart replacement	Fall 2018	81	1,068	1,149	1,149	—	—	—
Columbia River power projects [8]
– Waneta Dam power expansion	Spring 2015	242	108	350	350	—	—	—
Total power generation and transmission		2,520	4,448	6,968	6,601	—	130	237
Other
British Columbia Lottery Corporation
– Gaming management system	Winter 2015	44	60	104	104	—	—	—
Insurance Corporation of British Columbia
– Business transformation program	Fall 2016	117	104	221	221	—	—	—
Total other		161	164	325	325	—	—	—
Total self-supported		5,678	4,934	10,612	10,245	—	130	237
Total $50 million projects	.	9,817	10,240	20,057	15,841	1,391	945	1,880

1     Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may include projects that still require final approval. Capital costs reflect current government accounting policy.

2     Assets have been put into service and only trailing costs remain.

3     Figures are estimates and will be confirmed through the planning and procurement processes.

4     Part of the Evergreen Line infrastructure asset will be transferred to TransLink at completion.

5     The e-Health initiative is comprised of 7 distinct projects. Figures shown reflect the total costs of the Ministry of Health’s 7 provincially co-ordinated e-Health projects. The federal government portion is an estimate based on a signed agreement with Canada Health Infoway and the actual amount may vary, depending on eligible project costs incurred.

6     BC Hydro has revised total capital costs for projects to conform with International Financial Reporting Standards.

7     Total costs and completion dates for these projects vary depending on the final scope. Information shown represents current assumptions.

8     Joint ventures of the Columbia Power Corporation and Columbia Basin Trust. In October 2010, CPC/CBT reached an agreement for a partnership with Fortis Inc. to develop an electricity generating facility at the Waneta Dam south of Trail. Capital spending information reflects 49 per cent of the total project — CPC’s 32.5 per cent share combined with CBT’s 16.5 per cent share.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Provincial Debt

In recent years, debt has increased due to government’s need to post annual deficits in order to protect core services and implement an accelerated infrastructure plan to keep British Columbians working and help stimulate the economy during the global economic downturn. As government continues its capital investment program (albeit at pre-accelerated infrastructure plan levels), and given the impact of reverting to a PST/GST system, total provincial debt, including commercial Crown self-supported debt, will reach $69.8 billion by 2015/16.

Table 1.17 Provincial Debt Summary 1

	Preliminary	Budget
	Actual	Estimate	Plan	Plan
($ millions unless otherwise indicated)	2012/13	2013/14	2014/15	2015/16
Taxpayer-supported debt
Provincial government operating	6,712	8,646	8,642	8,182
Provincial government general capital	2,696	2,696	2,696	2,696
Provincial government direct operating	9,408	11,342	11,338	10,878
Other taxpayer-supported debt (mainly capital)
Education	11,145	11,731	12,253	12,962
Health [2]	5,691	6,160	6,653	7,167
Highways and public transit [3]	9,421	10,273	11,089	11,797
Other [4]	2,517	3,052	3,437	3,696
Total other taxpayer-supported debt	28,774	31,216	33,432	35,622
Total taxpayer-supported debt	38,182	42,558	44,770	46,500
Self-supported debt	17,634	19,864	21,761	22,964
Total debt before forecast allowance	55,816	62,422	66,531	69,464
Forecast allowance [5]	—	150	200	300
Total provincial debt	55,816	62,572	66,731	69,764
Debt as a per cent of GDP
Provincial government direct operating	4.2%	4.9%	4.7%	4.3%
Taxpayer-supported	17.0%	18.4%	18.5%	18.4%
Total provincial	24.8%	27.0%	27.6%	27.6%
Taxpayer-supported debt per capita ($)	8,260	9,121	9,494	9,742
Taxpayer-supported interest bite (cents per dollar of revenue)	3.9	4.1	4.2	4.3

1     Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

2     Health facilities’ debt includes public-private partnership obligations of $1,108 million for fiscal 2012/13, $1,166 million for fiscal 2013/14, $1,195 million for fiscal 2014/15, and $1,250 million for fiscal 2015/16.

3     BC Transportation Financing Authority’s debt includes public-private partnership obligations of $957 million for fiscal 2012/13, $1,047 million for fiscal 2013/14, $1,155 million for fiscal 2014/15, and $860 million for fiscal 2015/16.

4     Social housing’s debt includes public-private partnership obligations of $13 million for fiscal 2012/13, $42 million for fiscal 2013/14, $71 million for fiscal 2014/15, and $84 million for fiscal 2015/16.

5     Reflects the operating statement forecast allowance for each year (amounts are not cumulative). Since it is unknown as to which agency would require this debt, the forecast allowance is shown as a separate item over the plan.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Table 1.18 Provincial Borrowing Requirements

	Preliminary	Budget
	Actual	Estimate	Plan	Plan
($ millions)	2012/13	2013/14	2014/15	2015/16
Total provincial debt [1] at beginning of year	50,193	55,816	62,572	66,731
New borrowing [2]	6,306	7,970	6,318	4,989
Direct borrowing by Crown corporations and agencies	132	283	281	199
Retirement provision [3]	(815)	(1,647)	(2,490)	(2,255)
Change in forecast allowance	—	150	50	100
Net change in total debt	5,623	6,756	4,159	3,033
Total provincial debt [1] at year end	55,816	62,572	66,731	69,764
Annual growth in debt (per cent)	11.2	12.1	6.6	4.5

1     Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest which is reported in the financial statements as an accounts payable.

2     New long-term borrowing plus net change in short-term debt.

3     Sinking fund contributions, sinking fund earnings and net maturities of long-term debt (after deduction of sinking fund balances for maturing issues).

As government returns to a balanced budget in 2013/14, the rate of annual debt growth will decline from a peak of 12.1 per cent in 2013/14 to 4.5 per cent in 2015/16. Government borrowing projections include both the support of its operating and capital requirements and the retirement of existing debt that will mature during the fiscal plan period. Over the next three years, government will borrow $20.0 billion and retire $6.4 billion in maturing debt (see Table 1.18).

Taxpayer-supported debt is forecast to increase to $46.5 billion by 2015/16, up $8.3 billion from 2012/13, reflecting the significant investment in capital assets planned over the next three years. This includes a $3.3 billion increase due to capital spending on education and health facilities, a $2.4 billion increase in support of transportation projects, and a $1.1 billion increase for other initiatives. As well, direct operating debt is projected to increase by $1.5 billion.

The self-supported debt of commercial Crown corporations is forecast to increase to $23 billion by 2015/16, up $5.3 billion from 2012/13. The increase is primarily due to the additional investment in improving and expanding British Columbia’s hydro generation assets ($4.5 billion) and the construction of the Port Mann Bridge ($731 million). Other self-supported debt is incurred mainly to finance BC Lottery Corporation equipment and information systems.

Additional details on government’s outstanding debt are provided in Appendix Tables A17 to A19.

Relationship between debt and deficit

The change in debt will not equal the surplus/deficit due to:

•        investment and working capital changes, including financing for the capital assets of commercial Crown corporations;

•        capital and other asset changes, including taxpayer-supported capital spending and non-cash amortization costs included in the surplus/deficit; and

•        other debt changes, including sinking fund balances, guarantees, and the non-guaranteed debt of commercial Crown corporations.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Table 1.19 reconciles forecast surplus/deficit with changes in debt.

Table 1.19 Reconciliation of Summary Results to Provincial Debt Changes

	Preliminary	Budget
	Actual	Estimate	Plan	Plan
($ millions)	2012/13	2013/14	2014/15	2015/16
(Surplus) deficit for the year	1,146	(153)	(154)	(446)
Investment and working capital changes:
Cash and temporary investments — increase (decrease)	(90)	193	(168)	23
Other working capital changes	1,100	1,091	604	624
Financed assets of commercial Crown corporations	2,061	2,237	1,905	1,210
Commercial Crown corporation retained earnings	481	316	460	360
	3,552	3,837	2,801	2,217
Capital and other asset changes:
Taxpayer-supported capital spending	3,279	3,723	3,557	3,365
Amortization (non-cash expense included in the surplus/deficit)	(2,209)	(2,112)	(2,149)	(2,164)
Increase (decrease) in other assets (mainly prepaid expenses)	117	69	65	71
	1,187	1,680	1,473	1,272
Other debt changes:
Sinking fund balance — (increase) decrease	(287)	1,399	47	(3)
Guarantees and non-guaranteed debt — increase (decrease)	25	(7)	(8)	(7)
	(262)	1,392	39	(10)
Total provincial debt increase	5,623	6,756	4,159	3,033

Risks to the Fiscal Plan

The major risks to the fiscal plan stem from changes in factors that government does not directly control. These include:

•        assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;

•        the outcome of litigation, arbitrations, and negotiations with third parties;

•        potential changes to federal transfer allocations, cost-sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes; and

•        utilization rates for government services such as health care, children and family services, and income assistance.

In addition, changes in accounting treatment or revised interpretations of generally accepted accounting principles (GAAP) could have material impacts on the bottom line.

Table 1.20 summarizes the approximate effect of changes in some of the key variables on the surplus. However, individual circumstances and inter-relationships between the variables may cause the actual variances to be higher or lower than the estimates shown in the table. For example, an increase in the US/CDN dollar exchange rate may be offset by higher commodity prices.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Table 1.20 Key Fiscal Sensitivities

		Annual Fiscal Impact
Variable	Increases of	($ millions)
Nominal GDP	1%	$150 – $250
Lumber prices (US$/thousand board feet)	$50	$25 – $50 [1]
Natural gas prices (Cdn$/gigajoule)	50 cents	$117 – $125 [2]
US exchange rate (US cent/Cdn $)	1 cent	-$25 to -$50
Interest rates	1 percentage point	-$93
Debt	$500 million	-$12

1     Sensitivity relates to stumpage revenue only. Depending on market conditions, changes in stumpage revenues may be offset by changes in border tax revenues.

2     Sensitivities can vary significantly especially at lower prices.

Own Source Revenue

The main areas that may affect own source revenue forecasts are BC’s overall economic performance, the relative health of its major trading partners, the exchange rate and commodity prices.

Revenues are sensitive to economic performance. For example, taxation and other revenue sources are driven by economic factors such as personal income, retail sales, population growth and the exchange rate. The revenue forecast contained in the fiscal plan is based on the economic forecast detailed in Part 3: British Columbia Economic Review and Outlook. As well, it incorporates commodity price forecasts developed by the natural resource ministries based on private sector information.

Income tax revenue forecasts are based on projections of personal income and corporate profits as well as the federal government outlook for national corporate taxable income. The forecasts are updated from reports on tax assessments provided by the Canada Revenue Agency. As a result, revenue estimates can be affected by forecast updates provided by the federal government and timing lags in the reporting of current and prior year tax assessments by the Canada Revenue Agency.

Revenues in British Columbia can also be volatile, largely due to the influence of the cyclical natural resource sector in the economy and the importance of natural resource revenues in the province’s revenue base. Changes in commodity prices such as natural gas or lumber may have a significant effect on natural resource revenues.

Details on major assumptions and sensitivities resulting from changes to those assumptions are outlined in Appendix Table A5.

Softwood Lumber Agreement

The fiscal plan assumes the continuation of the Softwood Lumber Agreement (SLA 2006) beyond its current expiry date of October 2015 and assumes a full-year entitlement of SLA 2006 border tax revenue in 2015/16. The outcome relating to the future of the agreement may pose a risk to the plan.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Federal Government Contributions

Potential policy changes regarding federal transfer allocations, including federal health transfers and cost-sharing agreements, could affect the revenue forecast. Further changes to the 2011 Census net undercount results may change BC’s population share of the national total, possibly affecting entitlements under the Canada Health Transfer and the Canada Social Transfer programs.

Crown Corporations

Crown corporations have provided their own forecasts. These forecasts, as well as their statements of assumptions, were used to prepare the fiscal plan. The boards of those corporations and agencies have also included these forecasts, along with further details on assumptions and risks, in the service plans being released with the budget.

Factors such as energy prices, water inflows into the BC Hydro system, accident trends, interest/exchange rates, decisions of an independent regulator, or pending litigation could significantly change actual financial results over the forecast period. BC Hydro’s and ICBC’s results may be affected by the outcome of BC Utilities Commission decisions on current and future rate applications.

SUCH Sector

Health authorities have submitted balanced financial plans for 2013/14 to 2015/16 based on policy assumptions provided by the Ministry of Health. These plans have been signed off by the board chairs of the respective health authorities. As funding allocations for 2015/16 have not been finalized, the health authority plans reflect status quo funding in that year. Notional funding allocations have been reported at the ministry level pending final discussions with the health authorities. The Ministry of Health will continue to work with the health authorities to manage any emerging revenue and spending risks and spending pressures.

Forecasts for the universities, colleges, and institutions have been signed off by chairs of the board or audit committee and lead financial officers.

Forecasts for the combined school districts have been compiled by the Ministry of Education based on the requirements of the School Act, the current year plans developed by the school districts, and ministry policy assumptions respecting future funding allocations. Variances from these assumptions could impact the fiscal plan.

Spending

Government funds a number of demand-driven programs, including those delivered through third party delivery agencies, such as health care, K-12 and post-secondary education, income assistance, and community social services. The budgets for these programs reflect reasonable estimates of demand and other factors such as price inflation. If demand is higher than estimated, this will result in a spending pressure to be managed.

The spending plans for the Ministry of Forests, Lands and Natural Resource Operations and the Ministry of Justice include base amounts to fight wildfires and deal with other emergencies such as floods. Unanticipated or unpredictable occurrences may affect expenses in these ministries.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Details on major assumptions and sensitivities resulting from changes to those assumptions are shown in Appendix Table A7 and in ministry service plans.

Public Sector Compensation Mandate

Collective agreements covering almost three-quarters of BC’s public sector employees have now been settled under the 2012 Cooperative Gains Mandate. This mandate applies to all public sector collective agreements expiring on or after December 31, 2011. The majority of negotiated contracts have been for two years with average settlements at 1 per cent to 2 per cent for each year — in some cases, annual wage adjustments are spread out over the year.

Like the previous 2010 Net Zero Mandate, government’s priority remains unchanged — i.e. balance the budget while continuing to provide essential services to the public. Consequently, the government has not provided additional funding for increases in compensation negotiated through collective bargaining.

However, a key feature of this mandate is that it provides public sector employers with the ability to negotiate modest wage increases made possible by a combination of productivity increases, efficiencies and savings found within existing budgets. But at the same time, government has continued to make it clear that employers may not reduce service levels and may not transfer the costs of existing services to the public in order to fund compensation increases.

Experience of the 2010 Mandate, and now with the 2012 Cooperative Gains Mandate, shows that:

•                  it is possible to reach collective bargaining settlements without incurring billions of dollars of new taxpayer debt that could otherwise be spent on essential services; and

•                  through employers and unions collaboratively working on ways to provide services differently and identifying new ideas to reduce administration and delivery costs, these savings can be used to provide for modest compensation increases for public sector unionized employees.

Contingencies Vote

The allocation to contingencies is a prudent budgeting measure that protects the fiscal plan from unforeseen and unbudgeted costs that may arise, and from pressures for costs that are currently budgeted based on estimates whose final values are impacted by external events or prices.

Table 1.21 Notional Allocations to Contingencies

($ millions)	2013/14	2014/15	2015/16
Community Living BC anticipated caseload increases	12	12	12
Elections BC event-related funding	33	—	—
Subtotal notional allocations	45	12	12
Reserved for unforeseen pressures related to litigation, caseload, natural disasters, and other contingent items	180	213	213
Total contingencies	225	225	225

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

June Update 2013 includes notional allocations of $12 million annually to support potential CLBC funding requirements, pending the implementation of the 12 recommendations included in the Deputy Ministers Report, Improving Services to People with Developmental Disabilities, released in January 2012. In addition, funding for the recent provincial election is being held in contingencies.

Treaty Negotiations and the New Relationship

BC continues to negotiate treaties and incremental treaty agreements with a number of First Nations. While implementation and settlement costs associated with existing Final Agreements have been accounted for in the fiscal plan, the outcomes of other treaty negotiations and their ratification process could affect both the economic outlook and the fiscal plan.

Government is also committed to negotiating new revenue-sharing agreements and other reconciliation agreements with First Nations to streamline consultation on natural resource decisions, provide increased certainty for investors, and provide new economic opportunities to communities. Where agreements have been concluded, the costs associated with those agreements have been accounted for in the fiscal plan. The number of possible new commitments is uncertain, and government will need to accommodate associated fiscal plan impacts as individual negotiations progress.

The province is also involved in litigation with First Nations relating to aboriginal rights. Settlement of these issues, either in or out of court, may result in additional costs to government.

Capital Risks

The capital spending forecasts included in the fiscal plan may be affected by subsequent planning (i.e. design development) and procurement activities (i.e. receipt/review of bids) resulting in project costs that are higher than the initial approved budgets. For large projects, government will review the budget and scope risks, and the strategies to mitigate these risks.

Other risks impacting capital spending forecasts include:

•                  weather and geotechnical conditions, including the outcome of environmental impact studies, causing project delays and/or unexpected costs;

•                  changes in market conditions, including service demand, the impact of inflation on building material costs, the availability of and wage rates for skilled workers, and borrowing costs;

•                  the accuracy of capital project forecasts, including planned construction schedules;

•                  the successful negotiation/timing of cost-sharing agreements with the federal government and other funding partners; and

•                  the timing and outcomes of public-private sector partnership negotiations.

June Budget Update – 2013/14 to 2015/16

Three Year Fiscal Plan

Pending Litigation

The spending plan for the Ministry of Justice contains provisions for payments under the Crown Proceeding Act based on estimates of expected claims and related costs of settlements likely to be incurred. Litigation developments may occur that are beyond the assumptions used in the plan (for example, higher-than-expected volumes, or size of claim amounts and timing of settlements). These developments may affect government revenues and/or expenditures in other ministries.

One-time Write-downs and Other Adjustments

Ministry budgets provide for anticipated levels of asset or loan write-downs where estimates can be reasonably predicted. The overall spending forecast does not make allowance for extraordinary items other than the amount provided in the Contingencies vote.

June Budget Update – 2013/14 to 2015/16

Three-Year Fiscal Plan

Release of Surplus Assets for Economic Generation

The sale of surplus properties and assets not only provides revenue for the Province, but also generates economic activity resulting from new development and new business opportunities in communities across British Columbia.

The public sector routinely disposes of properties and assets considered surplus to its needs. It is a primary function of prudent lifecycle real estate portfolio management. Since 1981, almost 1,500 surplus government properties have been sold in BC. Six hundred and sixteen properties were sold in the 1980s. Between 1991 and 2001, surplus government properties were sold with a value in excess of $500 million (excluding the SUCH sector) or $1.2 billion in today’s market. During the 2000s 406 properties were sold with a value of $381 million.

In the fall of 2011 the Province undertook a targeted review of its major asset base to identify those that were surplus to its needs. The surplus properties identified represent less than two per cent of the value of overall property holdings of the province. With over 100 properties and assets identified as surplus through its initial review, the Province has estimated a net gain of $625 million over the fiscal plan period on the disposal of those properties. Due diligence, such as First Nations consultation, and environmental investigation is currently being undertaken on assets as required to prepare them for sale.

Defining Surplus

Surplus properties and assets are those that are no longer in use, not required for future utilization, nor those properties and assets where there is no strategic benefit for the province to be the owner. Real estate assets that were classified as a strategic priority, and not included in the surplus inventory are those properties whose ownership is essential to the delivery of a government funded service, for example: hospitals, jails, schools and other special purpose facilities currently used for delivery of services, and assets that are being held for an identified future need of the government.

Reinvestment Opportunity

This initiative fosters reinvestment in education. For example, in May 2012 the new modern North Saanich Middle School, a $23 million investment, opened in Sidney, BC. This school, which accommodates up to 400 students from grades six to eight, meets BC’s Wood First Initiative by incorporating wood as much as possible, and follows LEED Gold or equivalent environmental standards. The old school built in 1946 was past its economic life and has been demolished. The existing land parcel will be sold with the proceeds invested in education.

Renewal Opportunity

The proposed Pearson-Dogwood redevelopment project in Vancouver will add capacity to existing residential care housing stock throughout the health authority. The proceeds from the sale of a portion of the site will go towards the development of new health care facilities. This large underutilized parcel will allow Vancouver Coastal Health to increase the value of the land through rezoning for mixed-use development, generating capital funds to replace aging facilities and infrastructure. The 25-acre redevelopment project will potentially result in a complete community that could offer a range of complex care, residential care, supported and assisted-living options, community amenities, and affordable, and market housing.

Profile of Surplus Properties and Assets

Of the over 100 properties identified as surplus, work is now underway on early sales opportunities and the marketing of properties in 2013/14.

June Budget Update – 2013/14 to 2015/16

Three-Year Fiscal Plan

Examples of properties currently on the market or where 13/14 agreements are in process:

•                  a vacant lot on Watkiss Way near Victoria General Hospital;

•                  a large surplus parcel on Tranquille Road in Kamloops;

•                  a surplus parcel at Mission Memorial Hospital;

•                  two large vacant lots in Surrey on 192nd Street;

•                  a former elementary school in Surrey;

•                  a large vacant lot in Burnaby;

•                  a former health care facility in Vancouver’s Grandview-Woodlands neighbourhood;

•                  a vacant lot in Lions Bay;

•                  a former school board office in Surrey; and

•                  a vacant lot on Keith Road in North Vancouver.

Other examples of properties to be marketed:

•                  the Pearson-Dogwood healthcare redevelopment;

•                  North Saanich Middle School;

•                  a six hectare vacant lot in the Panorama neighbourhood in Surrey;

•                  a parking lot near the Legislative buildings in Victoria; and

•                  a seven hectare site north of Kelowna that was being tentatively held for the new correctional facility.

Based on 2013 assessments, sales contracts or market appraisals, these 16 properties above would provide an estimated net return of $260 million. A further 65 properties are being prepared for market in 2013/14.

June 2013 Budget Update

Considerable progress has been made on this initiative since the February 2013 budget. Fourteen properties have been either sold or have negotiated contracts in place with net return of approximately $58 million, which is $7 million more than originally estimated; in addition there are nine properties either on the market or where negotiations are underway for a total estimated net return of $86 million. These include the North Saanich Middle School from the list of examples previously provided. More properties will be put on the market each month.

In addition to the sale of the fourteen properties noted above, the Province realized a net gain of $123 million from the sale of financial instruments.

Approximately 37 per cent of the current year property and asset sales target of $475 million in 2013/14 has been achieved to date, three months into the fiscal year.

Financial instruments

The province sold fixed income securities held in the sinking funds of the BC Transportation Financing Authority (BCTFA) for $1.447 billion in April 2013, realizing a net gain of $123 million. Sinking funds are set up by policy to provide for retirement of debt. However as the BCTFA must borrow to make its annual sinking fund contribution, the economic and credit benefits of holding sinking funds are minimal.

Government has been reducing the practice of maintaining sinking funds over the past few years as borrowing to contribute to sinking funds is not economical. Government and BC Hydro liquidated their sinking funds in 2007/08 and 2008/09.

June Budget Update – 2013/14 to 2015/16

Three-Year Fiscal Plan

Expenditure Growth Management

The September Update 2009 Commitment

During the 2008 calendar year, the sudden global financial crisis had a significant adverse economic impact on most jurisdictions throughout the world, as well as on the fiscal health of their respective governments. BC was not immune and revenues from taxes and other sources plummeted in both 2008 and 2009. The government responded by not only curtailing growth in spending, but by designing and implementing a plan to return to a balanced budget. This “Five-Year Fiscal Plan” was included in the September Update 2009 budget document and demonstrated at a high level how the intent to achieve a balanced budget by 2013/14 was to be carried out.

Fundamentally, the plan was that government would adjust to a future world of constrained resources by ensuring that spending growth would, on average, be less than forecasted revenue growth. The plan stated that by 2013/14 annual expenditure growth would be down to 2.5 per cent in that year. June Update 2013 in fact projects a 0.9 per cent growth rate for 2013/14, with an average of 1.5 per cent per year growth over the three year fiscal plan period. This objective has been achieved by instilling expenditure discipline throughout the broader public sector.

Expenditure Management from Budget 2009 to Budget 2012

Beginning with Budget 2009 and in every budget thereafter, limiting the annual growth in spending of government agencies has been a key theme. This has generally been achieved without reductions in key services and by concentrating on streamlining administration and areas of highly discretionary spending. The measures that have been taken include the following:

•                  In Budget 2009, there were reductions to ministry operating expenditures of $1.9 billion over three years, primarily in the areas of travel, professional services, building charges, discretionary grants, and “back-office” functions.

•                  Continuing central control of discretionary grants to outside parties up to and including June Update 2013.

•                  In Budget 2010, the allocations for five ministries and centralized shared services functions were reduced by a total of $320 million over three years.

•                  The use of centralized shared service strategies has been broadened to include SUCH sector organizations (e.g. health authorities and post-secondary institutions) to reduce duplication of services and take advantage of joint procurement opportunities for services and supplies.

•                  In 2010, the “Net-Zero” collective bargaining mandate came into effect, whereby any proposed wage increases for contracts expiring in 2010 or 2011 had to paid from efficiencies found within existing collective agreements and could not result in new costs to government or in reductions in service.

Expense trends

June Budget Update – 2013/14 to 2015/16

Three-Year Fiscal Plan

•                  For 2012, the “2012 Cooperative Gains” mandate came into effect, covering collective agreements expiring on or after December 31, 2011. This mandate holds that any wage increases have to be funded from within existing agency budgets, with no reductions in public service, no off-loading of costs to the public, or negative impact to government’s fiscal plan.

•                  There is a continuing strict “no deficits” policy for Crowns and SUCH sector entities (health authorities, school districts, and post-secondary institutions).

•                  As communicated in Budget 2012, the rate of growth in SUCH sector expenditures was reduced significantly — from a 6.3 per cent annual average from 2005/06 to 2008/09, to 4.2 per cent average during 2009/10 to 2011/12, and down to 2.4 per cent/year average from 2012/13 to 2014/15.

•                  For the Ministry of Health specifically, its budget growth was 2.8 per cent in 2012/13, down from the 6 per cent/year range that was common some years ago.

•                  In Budget 2012, there was a significant reduction in the Contingencies vote budget - from in excess of $400 million annually to $300 million per year and less going forward.

•                  Budget 2012 also contained direction to the post-secondary sector to implement corporate savings initiatives to save $50 million per year after three years, with the understanding that efficiency initiatives are not to be aimed at students, education programs, or research. This work is continuing.

Additional Expenditure Management Measures in Budget 2013

In order to help balance the budget for 2013/14 and beyond, government has found it necessary to implement further expenditure reduction strategies. The stage was set for this process during 2012/13, when ministries were directed to reduce administrative spending by an incremental $20 million for that year. In addition, government informed its Crown corporations that it would like to see them implement expenditure management regimes that include: a freeze on hiring, except for critical operational positions; a salary freeze for management and executive; and further limits on administrative and discretionary spending. These policies have culminated in the following additional expenditure management measures:

•                  Crown corporations have submitted management plans that will result in over $20 million per year of improvement to government’s bottom line, with the expectation that service levels are not to be negatively impacted;

•                  The Ministry of Health will also implement measures (see Consolidated Revenue Fund spending discussion) that will further reduce the extent of funding growth over the next three years to an average of 2.5 per cent per year compared to the three year average annual growth of 3.2 per cent as per Budget 2012; and

•                  Budgets at the ministry level have been collectively reduced by $15 million annually, again with the expectation that services to the public should not be affected.

Expenditure Management Going Forward: The continued need for Efficiency in the delivery of Public Services

Revenues will continue to be volatile, and there will be ongoing budget pressures that will involve difficult trade-offs. Ministries, Crown agencies, and SUCH sector entities must therefore continue to live within their approved spending targets to maintain balanced budgets. It is government’s intent that the expenditure management plan that has evolved since 2009 will continue to provide the necessary direction for the provision of BC’s public services in the most cost-effective manner possible.

June 2013 Budget Update

Given the revision to projected revenues since February 2013, and in addition to the foregoing $15 million per year, it may be necessary to find up to an incremental $30 million in government savings for 2013/14. Over the coming months Ministry of Finance staff will be working with ministries to identify areas where these additional efficiencies can be realized. Further information will be provided in September’s first Quarterly Report.

June Budget Update – 2013/14 to 2015/16

Three-Year Fiscal Plan

British Columbia Families First Early Years Strategy

Supporting Children and Families

June Update 2013 builds on the $1 billion per year government currently spends on early learning and childhood development initiatives and child care services; and the $129 million annual investment in full-day kindergarten.

Beginning in 2013/14 direct government spending on early childhood education and child care services will increase by $76 million in the first three years of the strategy. New priority investments will improve the accessibility and quality of early years services, the affordability of child care programs and also help to address the early childhood education and child care needs of families in British Columbia.

Improving Access

Child care needs to be affordable and accessible. Demand for child care spaces is high and parents have consistently identified the need for more spaces in locations that are conveniently located and can accommodate parents’ work schedules.

•                  June Update 2013 provides $32 million over three years to create up to 2,000 new licensed child-care spaces. Emphasis will be placed on creating spaces on school grounds and in areas currently underserviced by child care. This initiative will build on the more than 100,000 spaces currently supported by government.

Improving Quality

Parents have told us that improving the quality of early years services and child care means better access to and more information about the availability of quality early years services and child care spaces, increased Early Childhood Educator and after-school care provider training and standards, and rich in-care experiences for their children.

•                  June Update 2013 includes an additional $7 million over three years for strengthening the coordination of Early Childhood Development programs and child care services, including the establishment of a Provincial Office for Early Years to coordinate all policy and service improvements. Working closely with communities and the early years sector, the office will lead the implementation of a network of early years centres throughout the province that will offer one-stop access to a range of services.

•                  Government is investing an additional $37 million over three years in new funding specifically in support of improving the quality of child care and early years services in British Columbia.

British Columbia Early Childhood Tax Benefit

Improving Affordability

To improve the affordability of child care and to assist families with the cost of raising young children, effective April 1, 2015, a new BC Early Childhood Tax Benefit will be introduced. The refundable tax credit will provide $146 million to approximately 180,000 families with young children. Families will receive a maximum benefit of $55 per month, or $660 annually, for each child under the age of 6. The benefit will be administered through the Canada Child Tax Benefit system. Families can apply for the monthly benefit by applying for the Canada Child Tax Benefit. To be eligible, individuals must file their personal income tax returns.

The maximum benefit will be available to all eligible families with family net incomes under $100,000. The benefit will start to phase out at $100,000 and will be fully phased out at $150,000 of family net income. About 140,000 families will be eligible to receive the

June Budget Update – 2013/14 to 2015/16

Three-Year Fiscal Plan

full benefit, while an additional 40,000 families with family net incomes over $100,000 will receive a partial benefit.

This new provincial benefit will supplement existing federal benefits including the Canada Child Tax Benefit, the National Child Benefit Supplement and the Universal Child Care Benefit.

The table below provides examples of the total provincial/federal benefits families may receive once this new provincial benefit is introduced.

Total Annual Child Benefits

Single Parent with One Child Under the Age of 6

Family Net Income	$25,000	$50,000	$80,000	$125,000	$150,000
BC Early Childhood Tax Benefit	660	660	660	330	0
Canada Child Tax Benefit *	1,433	1,304	704	0	0
Federal Universal Child Care Benefit **	1,200	1,200	1,200	1,200	1,200
Federal National Child Benefit Supplement *	2,221	0	0	0	0
Total Annual Benefit	5,514	3,164	2,564	1,530	1,200

Couple with Two Children Under the Age of 6

Family Net Income	$30,000	$60,000	$90,000	$125,000	$150,000
BC Early Childhood Tax Benefit	1,320	1,320	1,320	660	0
Canada Child Tax Benefit *	2,866	2,208	1008	0	0
Federal Universal Child Care Benefit **	2,400	2,400	2,400	2,400	2,400
Federal National Child Benefit Supplement *	3,117	0	0	0	0
Total Annual Benefit	9,703	5,928	4,728	3,060	2,400

* These amounts are effective July 1, 2013. The benefits will rise slightly by 2015 due to inflation indexing.

** The federal Universal Child Care Benefit is a taxable benefit but is excluded from family net income in determining the child tax benefits listed here. The benefit amount is not indexed to inflation.

June Budget Update – 2013/14 to 2015/16

Three-Year Fiscal Plan

BC Training and Education Savings Program

Background and Rationale

With nearly a million job openings expected over the next decade alone, B.C. students face a wide array of interesting and rewarding career prospects. Whether these future career opportunities will be in skilled trades or professional services, it is clear the vast majority will require some form of post-secondary education or training.

To encourage BC families to plan for their children’s future sooner, government will build upon the existing Children’s Education Fund (CEF) by providing payments sooner rather than later, through the new British Columbia Training and Education Savings Program (BCTESP).

Originally, the CEF principle ($1,000) and earnings were to be paid out to children born on or after January 1, 2007 at such time as they were enrolled in a qualified post-secondary education institution in BC. The first payments would therefore not have occurred until 2024. Now, the government will partner with parents to provide an additional incentive to save for their children’s educational needs by making the payments sooner.

The new BCTESP will therefore provide a one-time, $1,200 grant towards a BC resident child’s Registered Education Savings Plan (RESP), payable after the child turns six years old, and will allow families the flexibility to choose their investments.

BC Training and Education Savings Grant

The basic criteria to apply for the grant will be:

•                  the child must be born on or after January 1, 2007;

•                  the child must be a beneficiary of a Registered Education Savings Plan;

•                  the child must be a resident of BC and enrolled in an education program when the grant application is made; and

•                  parents/contributors will have a full year, between the child’s 6th and 7th birthdays, to apply for the grant. 1

All the normal federal provisions and regulations on the administration and use of RESP will apply.

BC Training and Education Savings Program — How It Will Work

Once the RESP has been created for the child, the BC government will send a letter to the family informing them that if their child is age 6 and a resident of BC upon application, he or she will be entitled to receive the $1,200 grant.

As the child’s sixth birthday approaches, another letter will be sent to the family as a reminder to apply for the grant before their child’s seventh birthday.

The purpose of the application is to confirm that the child is a resident of BC and enrolled in an educational program. Once the application has been processed by Human Resources and Skills Development Canada (HRSDC), the funds will be transferred to the child’s RESP.

BC Training and Education Savings Program — Implementation and Transition

The entitlement to receive the grant and the requirement to have an RESP in place by the child’s seventh birthday is effective immediately.

The Ministry of Education will administer the program and contract with HRSDC to manage applications for the grant, support the transfer of funds into eligible RESPs, and to ensure the return of the funds in the event the RESP is closed or the beneficiary opts

1   Families of BC resident children born in 2007 will have until February 28, 2014 to establish an RESP and there will be a further grace period to apply for the grant to allow time for the administrative mechanism with HRSDC to be in full operation.

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Three-Year Fiscal Plan

not to pursue post-secondary education or training. To support the transfer of the grant into eligible RESPs, financial institutions and HRSDC must first implement a number of information system changes, which are expected to take 18 to 24 months to complete. RESP contributors will be notified once the application process is available.

Fiscal Implications

The government’s view is that it would like 100 per cent of BC families with children to take advantage of this program. Therefore, one of the key objectives of the new program will be to increase RESP participation rates through marketing and communications efforts directed towards families and at schools. However, for budgeting purposes, the assumed initial uptake is 57 per cent based on the currently available data. Using this assumption, the estimated fiscal plan impact as accounted for in June Update 2013 is $30 million annually, beginning in 2013/14.

Under the original CEF plan, payments to beneficiaries would not have been made or expensed to the provincial budget until 2024 at the earliest. With the new program, eligible recipients will be entitled to the grant as of 2013, and government obligations will be accrued starting in 2013/14. The CEF balance is currently valued at approximately $300 million and held in a Special Account under the purview of the Ministry of Education. The remaining balance will continue to be held as a part of consolidated revenue, with annual obligations expensed in the fiscal plan.

The Earlier You Start Saving, the More Your Savings Grow

No matching or additional contributions will be required to access the grant. However, families that establish RESPs early in their child’s life with even a small monthly contribution, combined with the grant and the Government of Canada’s Education Savings Program, can realize significant savings to help tomorrow’s young adults pursue the careers of their choice.

The following charts demonstrate the potential advantages of the RESP model when the benefits of the BCTES grant, modest contributions by the family, and the Canada Education Savings grant are combined, assuming 3.5 per cent average annual growth.

June Budget Update – 2013/14 to 2015/16

Three-Year Fiscal Plan

Long-term Opportunities for British Columbia Liquefied Natural Gas

British Columbia has an unprecedented economic opportunity and the potential for significant increases in revenue from liquefied natural gas (LNG) development. This revenue can be used for the benefit of all British Columbians, both now and in future generations.

Global demand for natural gas is expected to increase substantially over the coming decades. The high demand is driven largely by Japan, which intends to transition away from coal and nuclear power, and by industrial growth in China, India and Korea.

In the absence of significant new supply of natural gas from North America, the gap between supply and demand is expected to grow significantly over the medium term. This has created a need for facilities that cool natural gas into a liquid — liquefied natural gas, or LNG — which can then be transported by ship to overseas markets.

Many large oil and gas companies have already expressed interest in building LNG facilities in BC to take advantage of the high demand and high natural gas prices in Asia. BC is an attractive location for LNG facilities given its proximity to Asia, large reserves of natural gas, skilled workforce and a very competitive tax and royalty regime.

Although LNG supply in the Asia Pacific region is increasing, demand is still expected to exceed supply for at least the next two decades. If annual BC LNG production were to reach 82 million tonnes by 2020 (equivalent to five LNG plants), this would fill about 58 per cent of the Asia Pacific LNG supply gap for that year, based on current estimates.

Over the longer term, global average LNG prices are expected to be about 2.5 times higher than average domestic natural gas prices.

Studies

The Ministry of Natural Gas Development engaged independent consultants to conduct studies examining the potential employment impacts and new provincial revenues from LNG development in BC. The studies assumed: five LNG plants (three smaller and two larger sized plants); supporting pipelines; sufficient upstream natural gas to fuel the plants; and most plants fully operational by 2018.

Employment

It is estimated that more than 39,000 average annual full time jobs could be created over a nine year construction period. The study estimates that more than 75,000 permanent annual full time jobs could be required to support the industry when the plants are fully operational.

Chart 1 Employment Forecast — Construction and Operating Phases

The estimates include direct and indirect jobs needed to construct and operate the LNG facilities and pipelines, and jobs related to new exploration and development of natural gas needed to supply the LNG plants. The estimates also include jobs created in other industries due to the new employment created by the LNG industry.

June Budget Update – 2013/14 to 2015/16

Three-Year Fiscal Plan

Revenues

Building LNG facilities involves very large capital investments by investors. It also includes securing access to pipeline corridors with First Nations, in cooperation with the provincial government. Nevertheless, if Asian market prices for natural gas remain high, industry will recover its investments quickly and potentially generate very large profits.

The federal and BC governments could realize large revenue increases from LNG development over the coming decades through corporate income taxes, natural gas royalties and other taxes. BC is expected to start receiving most LNG revenues once plants are fully operational. However, additional income and consumption tax revenues may start to flow to the provincial government sooner as plant and pipeline construction begins.

Chart 2 shows the estimated ranges of potential provincial government revenues from LNG as determined by independent consultants. The forecasts use the assumptions noted earlier, existing provincial taxes and royalties, and a potential new BC LNG revenue regime designed to be competitive with other jurisdictions. On an annual basis, the forecasts show a range of about $4 — $9 billion per year.

Chart 2 Provincial Revenues from LNG Production — 20 Year Forecasts

Forecasts presented here are for illustrative purposes only. They are based on a set of assumptions and other information at a given point in time. Forecasts can and will change as markets for LNG develop around the world, and development begins to unfold in BC. LNG investors have not yet reached their final investment decisions.

How LNG Revenues Might Be Used

Government will need to consider how the benefits from LNG development could best be used or invested in the province. Some revenue will need to be dedicated for communities and First Nations impacted by LNG and for investment in clean technologies to assist in reducing greenhouse gas emissions.

In addition, an opportunity exists to consider what investments could benefit British Columbians more broadly. Many commodity-based economies have established legacy or prosperity funds to preserve some of the wealth generated by resources — countries like Norway, Chile and Australia, and sub-national jurisdictions such as Alberta and Alaska.

A legacy or prosperity fund could provide revenue for a package of programs and strategic investments that would benefit British Columbians for many generations to come. Potential fund uses include:

•                  Debt reduction — today, provincial debt stands at nearly $56 billion and costs nearly $2.4 billion each year in interest payments. Reducing debt would reduce interest costs, retaining revenue to support government services for future generations, and help to preserve BC’s high credit rating.

•                  Tax reductions — BC’s taxes are currently very competitive. However, there may be opportunities in the future to further reduce the tax burden on families.

•                  Enhancements to government programs and services — a fund could provide for capital and operating improvements in health care, better education and jobs training, and additional supports for BC businesses and families to make life more affordable.

June Budget Update – 2013/14 to 2015/16

Part 2: TAX MEASURES

Table 2.1 Summary of Tax Measures

		Taxpayer Impacts
	Effective Date	2013/14	2014/15
		($ millions)
June 2013 Budget Update
Income Tax Act
• Maintain the top charitable donations tax credit rate at 14.7 per cent	January 1, 2014	6	23
Provincial Sales Tax Act
• Clarify transitional rules for certain taxable services	April 1, 2013	*	*
Carbon Tax Act
• Provide exemption for coloured gasoline and coloured diesel fuel purchased by farmers	January 1, 2014	(1)	(4)

February 19, 2013 Budget Measures
Income Tax Act
• Introduce new top personal income tax bracket	January 1, 2014	50	204
• Increase general corporate income tax rate to 11 per cent	April 1, 2013	204	191
Medicare Protection Act
• Increase Medical Services Plan premiums by about 4 per cent and enhance premium assistance	January 1, 2014	23	95
Forest Act
• Enhance forest revenue audit program compliance	Royal Assent	*	*
Tobacco Tax Act
• Increase tobacco tax rates	October 1, 2013	17	34
Home Owner Grant Act
• Increase Home Owner Grant phase-out threshold	2013 tax year	*	*
• Allow Home Owner Grant benefit for certain homeowners who claimed the grant incorrectly	2011 tax year	*	*
School Act
• Set provincial residential school property tax rates	2013 tax year	*	*
• Set provincial non-residential school property tax rates	2013 tax year	*	*
• Phase-out effect of school property tax credit for light industry property class	2013 tax year	32	55
Taxation (Rural Area) Act
• Set provincial rural area property tax rates	2013 tax year	*	*
Land Tax Deferment Act
• Expand deferment program for families with children	Royal Assent	*	*
• Amend deferment programs to allow partial disposal of property	Royal Assent	*	*
Property Transfer Tax Act
• Expand exemption for the transfer of a family farm from a deceased’s estate	Royal Assent	*	*
Hydro and Power Authority Act
• Authorize payments by BC Hydro to taxing Treaty First Nations	Royal Assent	*	*
Total		331	598

* Denotes measures that have no material impact on taxpayers.

June Budget Update – 2013/14 to 2015/16

Tax Measures

Tax Measures — Supplementary Information

For more details on tax changes see:

www.gov.bc.ca/budgettaxchanges

June 2013 Budget Update

Income Tax Act

Top Charitable Donations Tax Credit Rate Maintained at 14.7 Per Cent

The province’s personal income tax charitable donations tax credit for total annual donations over $200 is valued at 14.70 per cent, which is equal to the current top provincial personal income tax rate.

With the temporary increase in the top provincial personal income tax rate, from 14.70 per cent to 16.80 per cent for the 2014 and 2015 tax years, the tax credit rate on donations over the $200 threshold will be maintained at 14.70 per cent.

Provincial Sales Tax Act

Transitional Rules for Certain Taxable Services Clarified

With the re-implementation of the provincial sales tax effective April 1, 2013, transitional rules set out when and how provincial sales tax applies to transactions that straddle April 1, 2013.

Effective April 1, 2013, the provincial sales tax transitional rules for legal services, related services and telecommunication services are clarified.

Carbon Tax Act

Exemption for Coloured Gasoline and Coloured Diesel Fuel Purchased by Farmers Provided

As announced on February 19, 2013, an exemption from carbon tax is provided to farmers. The exemption, effective January 1, 2014, is on the purchase of coloured gasoline and coloured diesel fuel by farmers for the same farm purposes that farmers are authorized to use coloured fuel under the Motor Fuel Tax Act.

Budget 2013 Measures

Income Tax Act

New Top Personal Income Tax Bracket Introduced

A new top personal income tax bracket is introduced for the 2014 and 2015 tax years only. The income threshold for the new top bracket will be set at $150,000 in 2014. Taxable income exceeding $150,000 will be subject to a provincial personal income tax rate of 16.80 per cent. This will increase the rate of tax from 14.70 per cent to 16.80 per cent on taxable income over $150,000.

This two-year temporary measure will expire December 31, 2015.

June Budget Update – 2013/14 to 2015/16

Tax Measures

General Corporate Income Tax Rate Increased

The increase to the general corporate income tax rate to 11 per cent from 10 per cent that was announced as a provisional measure in Budget 2012 to be effective April 1, 2014 is accelerated. The new effective date of the 11 per cent rate is April 1, 2013.

Medicare Protection Act

Medical Services Plan Premiums Increased and Premium Assistance Enhanced

Medical Services Plan premiums are increased effective January 1, 2014 to help fund health care for British Columbians.

Maximum monthly premium rates will increase by about 4 per cent or $2.75 per month to a total of $69.25 for single persons, by $5.00 per month to a total of $125.50 for two person families and by $5.50 per month to a total of $138.50 for families of three or more persons.

Also effective January 1, 2014, premium assistance is enhanced to ensure those receiving assistance will not be affected by the increase. Details will be available later in 2013.

Forest Act

Forest Revenue Audit Program Compliance Enhanced

Effective on Royal Assent, the Act is amended to authorize the commissioner to assess a penalty for failure to comply with information and records requests and to authorize the Supreme Court of British Columbia to grant an order to enforce compliance with such requests.

Tobacco Tax Act

Tobacco Tax Rates Increased

In Budget 2012 government announced that, with the elimination of the HST, it would adjust the tobacco tax rates to generally keep the overall tax on tobacco and tobacco prices constant. As a result, effective April 1, 2013 the tax rate on cigarettes is increased from $37.00 to $42.60 per carton of 200 cigarettes, the tax rate on fine-cut tobacco is increased from 18.5 cents per gram to 21.3 cents per gram, and the tax rate on cigars is increased from 77 per cent of the sale price to 90.5 per cent of the sale price. The maximum tax imposed on cigars is also increased from $6 per cigar to $7 per cigar.

Effective October 1, 2013, the tax rate on cigarettes is further increased from $42.60 to $44.60 per carton of 200 cigarettes, and the tax rate on fine-cut tobacco is increased from 21.3 to 22.3 cents per gram.

June Budget Update – 2013/14 to 2015/16

Tax Measures

Home Owner Grant Act

Threshold for Home Owner Grant Phase-out Increased

As announced on January 2, 2013, the threshold for the phase-out of the home owner grant is increased from $1,285,000 to $1,295,000 for the 2013 tax year. This increase ensures that at least 95 per cent of homeowners are eligible for the full grant, consistent with longstanding government policy.

For properties valued above the threshold of $1,295,000, the grant is reduced by $5 for every $1,000 of assessed value in excess of the threshold.

Home Owner Grant Benefit Allowed for Certain Homeowners Who Claimed the Grant Incorrectly

The Home Owner Grant Program allows qualifying homeowners to apply for a grant on property that is their principal residence. If the grant is approved and the grant administrator subsequently determines the property was not the homeowner’s principal residence, the homeowner is disentitled from the grant.

Effective January 2011, the Home Owner Grant Program is amended to provide relief to homeowners who have been disentitled from the grant because they incorrectly applied for a grant on a second residential property rather than on their principal residence.

School Act

Provincial Residential School Property Tax Rates Set

The longstanding rate setting policy is that average residential school property taxes, before application of the Home Owner Grant, increase by the previous year’s provincial inflation rate. This rate setting policy has been in place since 2003 and will continue in 2013. The rates will be set when revised assessment roll data are available in the spring.

Provincial Non-Residential School Property Tax Rates Set

A single province-wide school tax rate is set for each of the non-residential property classes. Consistent with longstanding policy, the rates for 2013, except the rate for the industrial property classes, will be set so that non-residential school tax revenue will increase by inflation plus new construction. This general approach to setting non-residential school tax rates has been in place since 2005. The rates will be set when revised assessment roll data are available in the spring.

The exceptions to the general rate setting policy are the industrial property classes. The major industry class tax rate will be set to be the same rate as the business class tax rate, consistent with the policy announced in Budget 2008. The light industry class tax rate will be set as discussed below.

June Budget Update – 2013/14 to 2015/16

Tax Measures

School Property Tax Credit for Light Industry Phased-out

The province currently offers a school property tax credit that reduces school taxes payable on class 4 (major industry) and class 5 (light industry) properties by 60 per cent.

Starting in 2013, the value of the credit for class 5 will be phased-out over two years. Class 5 properties include sand and gravel operations, oil and gas production pipelines, textile and knitting mills, wineries and printing and publishing facilities.

For 2013, this will be achieved through the setting of the class 5 school tax rate. The class 5 rate will provisionally be determined according to the general rate setting policy for provincial non-residential school property tax rates set out above. The final rate for 2013 will be set such that the benefit of the school property tax credit for class 5 will be halved.

The benefit of the credit for class 5 will be eliminated for the 2014 taxation year.

Taxation (Rural Area) Act

Provincial Rural Area Property Tax Rates Set

A single rural area residential property tax rate applies province-wide. The longstanding rate setting policy that average residential rural property taxes increase by the previous year’s provincial inflation rate will continue for 2013.

Consistent with longstanding policy, non-residential rural area property tax rates will be set so that total non-residential rural area tax revenue will increase by inflation plus new construction. The rates will be set when revised assessment roll data are available in the spring.

Land Tax Deferment Act

Deferment Program for Families with Children Expanded

Currently the Property Tax Deferment Program for Families with Children allows eligible homeowners who financially support a child under age 18 to defer their property taxes.

Effective on Royal Assent, the program is expanded to allow an eligible homeowner who financially supports a child aged 18 or over to defer taxes if the child is enrolled in an educational institution or is disabled. Under the expanded program, the child must either be the child or step child of the homeowner, or be a child who qualifies a homeowner to defer if that homeowner already defers under the current Families with Children program.

To be eligible, a homeowner must financially support the child, meet the basic eligibility criteria for the program, and have at least 15 per cent equity in the home. Simple interest is charged on deferred taxes at the prime rate.

June Budget Update – 2013/14 to 2015/16

Tax Measures

Deferment Programs Amended to Allow Partial Disposal of Property

Under the property tax deferment programs, eligible homeowners can defer property taxes until the home is sold, transferred to a new owner or becomes part of an estate, if they meet a minimum equity requirement. Currently, the agreement ends and repayment of deferred taxes is required if a homeowner disposes of any part of the property, regardless of size.

Effective on Royal Assent, the Act is amended to allow the deferment agreement to continue when the homeowner disposes of a portion of the property if the homeowner:

•                  continues to own the portion of the property on which the principal residence is located;

•                  continues to meet the minimum equity requirements of the program in respect of the portion of the property on which the principal residence is located; and

•                  retains no interest in the disposed property.

Property Transfer Tax Act

Exemption for the Transfer of a Family Farm from a Deceased’s Estate Expanded

The transfer of a deceased person’s family farm currently qualifies for exemption from property transfer tax if the deceased owned, used, and was farming the land immediately before death.

Effective on Royal Assent, the Act is amended to expand the exemption to include a family farm owned by the deceased that was, immediately before the deceased’s death, used and farmed by one or more of the deceased, the deceased’s family members, or a family farm corporation.

Hydro and Power Authority Act

Payments by BC Hydro to Taxing Treaty First Nations Authorized

As a Crown corporation, BC Hydro is exempt from most property taxation.

However, BC Hydro pays grants-in-lieu of property tax to local governments and to the province and, through its Community Development Fund, makes payments to non-Treaty First Nations. Unlike local governments and non-Treaty First Nations, taxing Treaty First Nations do not currently receive grants or payments from BC Hydro.

Effective on Royal Assent, the Act is amended to authorize BC Hydro to pay grants to taxing Treaty First Nations.

June Budget Update – 2013/14 to 2015/16

Tax Measures

Carbon Tax Review

Government introduced the carbon tax to help reach its goal of reducing BC’s greenhouse gas emissions by at least 33 per cent below 2007 levels by 2020.

The carbon tax was implemented on July 1, 2008, with tax rates for each fuel equal to $10 per tonne of carbon dioxide equivalent (CO2e) emissions. The rates were increased by $5 per tonne annually until reaching $30 per tonne of CO2e on July 1, 2012.

With the final scheduled increase taking place in July 2012, and no further rate increases or policy changes planned, government decided in early 2012 that it was an appropriate time to consider the impact of the carbon tax on British Columbia.

It was announced in Budget 2012 that the carbon tax would be reviewed as part of the Budget 2013 process. The review was to cover all aspects of the carbon tax, including revenue neutrality, and consider the impact of the carbon tax on the competitiveness of BC businesses, particularly those in the agricultural sector.

British Columbians were invited to make written submissions to be considered as part of the review.

Public Input

More than 2,200 British Columbians – over 2,000 individuals and about 110 businesses, industry associations, environmental organizations, local governments and other stakeholder groups, organizations, associations and entities – made submissions to the Minister of Finance as part of the carbon tax review.

Many British Columbians support the carbon tax and would like to see government continue to increase the rate and expand the tax base to include industrial process emissions.

Others, including a number of BC businesses and industry associations, expressed concern about the impact the tax is having on their competitiveness and requested tax relief or other concessions. Some requested that the tax be reduced or eliminated entirely.

There are also a variety of views about revenue neutrality, with some strongly supportive and others wanting carbon tax revenues used for environmental programs and initiatives.

Interjurisdictional Context

Carbon pricing regimes around the world vary with regard to which fuels, industries, and energy uses are covered. Some jurisdictions take a very broad approach and capture both households and industry, while others take a more targeted approach, capturing only larger industrial emitters.

Carbon pricing systems often include some form of relief for energy intensive and trade exposed industries to protect domestic industries, although which industries are considered energy intensive and trade exposed differs by jurisdiction.

Carbon pricing relief can apply broadly or be targeted to specific sectors, and can take a variety of forms, including broad-based carbon tax revenue recycling, exemptions or reduced rates, and various forms of conditional relief.

When British Columbia’s carbon tax was introduced in 2008, greenhouse gas mitigation was a key public policy concern around the world. It was expected that other jurisdictions would implement similar carbon pricing policies and work with BC on cooperative solutions such as a North American cap and trade system, and it was intended that the carbon tax be integrated with other measures as they were implemented.

While a number of jurisdictions have expressed interest in carbon taxes or other forms of carbon pricing since that time, carbon pricing remains most common in Europe.

June Budget Update – 2013/14 to 2015/16

Tax Measures

Some jurisdictions in Canada and the United States have smaller, targeted carbon pricing mechanisms, and Quebec and California have cap and trade systems. However, almost five years after its implementation, British Columbia’s carbon tax remains the only one of its kind in North America and a national or North American broad-based carbon pricing strategy does not appear likely to proceed in the near future.

Competitiveness / Economic Impact

The general findings of economic research on the effect of greenhouse gas mitigation on economic output are that mitigating greenhouse gas emissions will have a small negative impact on the level and growth of economic output, and that macroeconomic costs can be reduced if mitigation measures are phased in gradually.

Economic analysis conducted for the carbon tax review indicates that BC’s carbon tax has had, and will continue to have, a small negative impact on gross domestic product (GDP) in the province. Increasing the carbon tax beyond the current $30 per tonne would have a stronger negative effect on economic growth.

Analysis indicates that, as expected, the economic impact of British Columbia’s carbon tax varies by industry and some industries are more impacted than others. Industries with high emissions intensities, such as cement production, petroleum refining, oil and gas extraction and some other manufacturing subsectors, are most impacted. Other industries are less impacted.

Outcomes / Decisions

Carbon Tax Rates and Carbon Tax Base

Carbon tax rates will not be increased. They will be maintained at $30 per tonne of CO2e.

The carbon tax base will not be expanded or broadened to include industrial process or other non-combustion emissions.

While the carbon tax at current rates does not appear to have a significant impact on BC’s overall economic performance, a number of sectors have expressed concerns about the impact of the carbon tax on their competitiveness. Increasing the carbon tax rates or expanding the base to include industrial process emissions would increase costs for BC businesses and increase competitiveness concerns.

Climate change is a global issue and addressing it requires coordinated international action. Maintaining the current rates and base will help to ensure BC is not diverging in a substantial way from policies in competing jurisdictions. When other jurisdictions, especially those within North America, introduce similar carbon taxes or carbon pricing, government may again review and consider changes to the carbon tax.

Revenue Neutrality

When the carbon tax was introduced, one of the key principles was that the tax would be revenue neutral – that all carbon tax revenue would be returned to individuals and businesses through reductions in other taxes and not used to fund government programs.

The principle of revenue neutrality will be maintained. Carbon tax revenues will continue to be recycled through tax reductions and not used to fund programs or other initiatives.

Carbon Tax Relief

Government believes that a revenue neutral carbon tax, where tax reductions are applied broadly across individuals and industries, is the best way to protect overall economic growth, while still creating a meaningful incentive to reduce greenhouse gas emissions.

British Columbia will continue to provide relief primarily through broad-based tax reductions for businesses, individuals and families.

June Budget Update – 2013/14 to 2015/16

Tax Measures

Relief must also be considered in the context of the overall tax system, fiscal situation and government spending priorities. Providing additional relief would reduce revenues, which government would have to compensate for either by generating revenue in another way – for example, through increases in the carbon tax rate for other British Columbians or increases in other taxes on businesses, individuals or families – or by reducing spending on government programs and services. The only other alternative would be to increase the deficit, shifting the burden to future generations.

BC continues to be a leader in climate action by having a carbon tax that puts a price on emissions to encourage individuals, businesses and others to use less fossil fuel and reduce emissions. Maintaining the current carbon tax rates, base and structure will help to ensure BC has a balanced approach to climate action.

Agri-food and Agriculture Sector

Agriculture has a unique place in British Columbia and is integral to the social and economic fabric of communities throughout the province.

Providing relief for greenhouse growers also recognizes that, although the greenhouse industry is not the only industry with competitiveness challenges, greenhouse growers are distinct from most others in that they need carbon dioxide and purposely produce it because it is essential for plant growth.

June Update 2013 reconfirms government’s commitment to provide an ongoing carbon tax relief grant for commercial greenhouse growers, including vegetable and floriculture growers, wholesale production and forest seedling nurseries. The grant will be available for the 2013 and future years, and will be set at 80 per cent of the carbon tax paid on natural gas and propane used for heating and carbon dioxide production. Further information is available at http://www.gov.bc.ca/agri/.

A healthy agri-foods sector is important to BC’s future, and maintaining the affordability and competitiveness of locally produced agricultural products is essential. Providing carbon tax relief to the sector will help to ensure that BC farmers are able to continue providing British Columbians with healthy, nutritious, local food.

Government will provide a carbon tax exemption, effective January 1, 2014, for coloured gasoline and coloured diesel fuel purchased by farmers for the same farm purposes that farmers are authorized to use coloured fuel under the Motor Fuel Tax Act. This means that farmers will be exempt from carbon tax on the purchase of coloured gasoline and coloured diesel fuel used for farm purposes, including in on-farm equipment and in eligible farm trucks on the highway.

These measures will provide a combined benefit of about $11 million annually.

June Budget Update – 2013/14 to 2015/16

Tax Measures

Carbon Tax Report and Plan

As required under Part 2 of the Carbon Tax Act, the following tables show the Revenue Neutral Carbon Tax Report for 2011/12 and 2012/13 and the Revenue Neutral Carbon Tax Plan for 2013/14 to 2015/16.

Material Assumptions and Policy Decisions

In the Report and the Plan the estimates and forecasts of carbon tax revenue and the cost of tax reductions to return revenues to taxpayers are consistent with, and have the same material assumptions and policy decisions underlying them, as the revenue estimates and forecasts prepared for June Update 2013. The only material assumption specific to the Revenue Neutral Carbon Tax Report and Plan is that the cost of the revenue reductions due to personal income tax rate cuts increase with increases in personal income tax revenues for each year.

Revenue Neutral Carbon Tax Report

Revenue neutrality means that tax reductions must be provided that fully return the estimated revenue from the carbon tax to taxpayers in each fiscal year. Table 1, Revenue Neutral Carbon Tax Report for 2011/12 and 2012/13, reports the carbon tax revenues and the cost of the tax reductions for the 2011/12 and 2012/13 fiscal years. For the 2011/12 fiscal year, this report is based on the 2011/12 Public Accounts and updates the Report for 2011/12 presented with Budget 2012. For the 2012/13 fiscal year, this report is based on preliminary actuals for the fiscal year and updates the Report for 2012/13 presented with Budget 2013.

Table 1 Revenue Neutral Carbon Tax Report 2011/12 and 2012/13

		Preliminary
		Actual
	2011/12 [1]	2012/13
	$ millions
Carbon tax revenue [2]	959	1,120
Reduction in provincial revenues due to designated measures [3]
Personal tax measures:
• BC Low Income Climate Action Tax Credit	(184)	(195)
• Reduction of 5% in the first two personal income tax rates	(220)	(235)
• Northern and Rural Homeowner Benefit of $200 [4]	(66)	(67)
• BC Seniors’ Home Renovation Tax Credit	—	(27)
• Children’s Fitness Credit and Children’s Arts Credit	—	(9)
• Small business venture capital tax credit budget increased	—	(3)
• Training Tax Credit extended - Individuals	—	(10)
Total personal tax measures	(470)	(546)
Business tax measures:
• General corporate income tax rate reduced from 12% to 11% effective July 1, 2008, to 10.5% effective January 1, 2010 and to 10% effective January 1, 2011	(381)	(450)
• Small business corporate income tax rate reduced from 4.5% to 3.5% effective July 1, 2008 and To 2.5% effective December 1, 2008	(220)	(261)
• Corporate income tax small business threshold increased from $400,000 to $500,000	—	(20)
• Industrial Property Tax Credit of 60% of school property taxes payable by major industry	(19)	(22)
• Industrial Property Tax Credit for school property taxes payable by light industry	(49)	(46)
• School property taxes reduced by 50% for land classified as “farm” starting in 2011	(2)	(2)
• Interactive digital media tax credit	—	(26)
• Training Tax Credit extended - Businesses	—	(7)
Total business tax measures	(671)	(834)
Total designated revenue measures	(1,141)	(1,380)

1                   Based on 2011/12 Public Accounts.

2                   The carbon tax applies to fossil fuels and combustibles at rates based on the CO2 equivalent emission of each particular fuel starting at $10 per tonne effective July 1, 2008 and increasing by $5 per tonne each July 1 to $30 per tonne on July 1, 2012.

3                   Designated measures are measures designated to return carbon tax to taxpayers. Designated measures for 2011/12 are set out in the Carbon Tax Plan presented with Budget 2011 and designated measures for 2012/13 are set out in the Carbon Tax Plan presented with Budget 2012.

4                   Eligible homeowners are those in areas outside the Capital, Greater Vancouver and Fraser Valley regional districts.

June Budget Update – 2013/14 to 2015/16

Tax Measures

Carbon tax revenues for 2011/12 are $959 million. The tax reductions for 2011/12 are those that were designated in the Revenue Neutral Carbon Tax Plan presented with Budget 2011. The personal tax measures are the BC Low Income Climate Action Tax Credit, the five per cent reductions in rates for the first two tax brackets, and the Northern and Rural Homeowner Benefit. The business tax measures are the reductions in the general and small business corporate income tax rates, the industrial school property tax credit and the 50 per cent reduction in school property tax for land classified as “farm”.

The estimated reduction in provincial revenues for 2011/12 as a result of the designated revenue measures is $470 million for the personal tax measures and $671 million for the business tax measures, for a total reduction of $1,141 million. Based on these revenue and tax reduction estimates, revenue neutrality has been met for 2011/12. In fact, the reduction in provincial revenue exceeds the $959 million in carbon tax revenue by $ 182 million.

Carbon tax revenues for 2012/13 are estimated to be $1,120 million.

The tax reductions shown for the 2012/13 fiscal year are those that were designated in the Revenue Neutral Carbon Tax Plan presented with Budget 2012. The personal tax measures are the BC Low Income Climate Action Tax Credit, the five per cent reductions in rates for the first two tax brackets, the BC Seniors’ Home Renovation Tax Credit, the Children’s Fitness Credit and Children’s Arts Credit, the increase in the small business venture capital tax credit, the extension of the training tax credits for individuals, and the Northern and Rural Homeowner Benefit. The business tax measures are the reductions in each of the general and small business corporate income tax rates, the corporate income tax small business threshold increase from $400,000 to $500,000, the industrial school property tax credit, the interactive digital media tax credit, the extension of the training tax credit for businesses, and the 50 per cent reduction in school property tax for land classified as “farm”.

The estimated reduction in provincial revenues for 2012/13 as a result of the designated revenue measures is $546 million for the personal tax measures and $834 million for the business tax measures, for a total reduction of $1,380 million. Based on these revenue and tax reduction estimates, revenue neutrality has been met for 2012/13. In fact, the reduction in provincial revenue exceeds the $1,120 million in carbon tax revenue by $260 million. The Budget 2014 Revenue Neutral Carbon Tax Report for 2012/13 will be based on actual carbon tax revenues for 2012/13 as reported in the 2012/13 Public Accounts.

Revenue Neutral Carbon Tax Plan

Table 2, the Revenue Neutral Carbon Tax Plan 2013/14 to 2015/16, shows carbon tax revenue and tax reduction cost estimates for the revenue measures designated as those that return the carbon tax revenues to taxpayers for 2013/14 to 2015/16.

Carbon tax revenues are now forecast to be slightly lower than estimated when Budget 2013 was prepared.

The three-year fiscal plan for June Update 2013 assumes that the small business corporate tax rate will be maintained at 2.5 per cent, the general corporate tax rate will be increased to 11 per cent effective April 1, 2013, and the cost of tax measures with sunset dates continue, for purposes of the plan, beyond their expiry dates. The Carbon Tax Plan presented in Table 2 reflects these assumptions.

Similar to the Carbon Tax Plan presented with Budget 2013, the Carbon Tax Plan presented in June Update 2013 for 2013/2014 to 2015/2016 includes the extension and enhancement of the Production Services Tax Credit. This credit was extended in 2009 and enhanced in 2010, as announced in September Update 2009 and Budget 2010, respectively.

June Budget Update – 2013/14 to 2015/16

Tax Measures

As shown in Table 2, revenue from the carbon tax and the cost of the tax reductions are now estimated to be $1,187 million for 2013/14. Carbon tax revenues are now estimated at $1,203 million in 2014/15 and $1,224 million in 2015/16. This means the Carbon Tax Plan is revenue neutral for all years, with the tax cuts in 2014/2015 and 2015/2016 exceeding the carbon tax revenues by $132 million and $221 million, respectively.

Table 2 Revenue Neutral Carbon Tax Plan 2013/14 to 2015/16

	Forecast
	2013/14	2014/15	2015/16
	$ millions
Carbon tax revenue [1]	1,187	1,203	1,224
Designated revenue measures:[2]
Personal tax measures:
• Low income climate action tax credit of $115.50 per adult plus $34.50 per child effective July 1, 2011	(194)	(194)	(194)
• Reduction of 5% in the first two personal income tax rates	(246)	(264)	(277)
• Northern and Rural Homeowner Benefit of up to $200 [3]	(69)	(71)	(73)
• BC Seniors’ Home Renovation Tax Credit	(27)	(27)	(27)
• Children’s Fitness Credit and Children’s Arts Credit	(9)	(9)	(9)
• Small business venture capital tax credit budget increased [2]	(3)	(3)	(3)
• Training Tax Credit extended – Individuals [2]	(20)	(20)	(20)
Total personal tax measures	(568)	(588)	(603)
Business tax measures:
• General corporate income tax rate reduced from 12% to 11% effective July 1, 2008, to 10.5% effective January 1, 2010, to 10% effective January 1, 2011 and increased to 11% effective April 1, 2013	(150)	(187)	(194)
• Small business corporate income tax rate reduced from 4.5% to 3.5% effective July 1, 2008 and to 2.5% effective December 1, 2008	(200)	(212)	(219)
• Corporate income tax small business threshold increased from $400,000 to $500,000	(20)	(21)	(21)
• Industrial Property Tax Credit of 60% of school property taxes payable by major industry	(23)	(23)	(24)
• Industrial Property Tax Credit for school property taxes payable by light industry partially phased out effective January 1, 2013 and eliminated effective January 1, 2014	(20)	—	—
• School property taxes reduced by 50% for land classified as “farm”	(2)	(2)	(2)
• Interactive digital media tax credit[2]	(35)	(35)	(35)
• Training Tax Credit extended - Businesses [2]	(11)	(11)	(11)
• Scientific Research and Experimental Development Tax Credit [2]	—	(98)	(178)
• Film Incentive BC tax credit extended in 2009 and enhanced in 2010	(70)	(70)	(70)
• Production Services Tax Credit extended in 2009 and enhanced in 2010 [4]	(88)	(88)	(88)
Total business tax measures	(619)	(747)	(842)
Total revenue measures	(1,187)	(1,335)	(1,445)

1                   The carbon tax applies to fossil fuels and combustibles at rates based on the CO2 equivalent emission of each particular fuel at $30 per tonne.

2                   The Plan assumes that the cost of tax measures with sunset dates continue beyond their expiry dates.

3                   Eligible homeowners are those in areas outside the Capital, Greater Vancouver and Fraser Valley regional districts.

4                   The cost of the extension and enhancement to the Production Services Tax Credit is about $225 million in 2013/14, $281 million in 2014/15 and $291 million in 2015/16. In the table, only a portion of the cost is shown.

June Budget Update – 2013/14 to 2015/16

Tax Measures

Tobacco Control Strategy and Taxation in BC

The Impact of Tobacco on British Columbians

British Columbia boasts the lowest smoking rate in the country with 14.2 per cent of the population smoking as of 2011, down from 20 per cent in 1999. By comparison, as of 2011 smoking rates in Alberta, Saskatchewan and Manitoba were 17.7 per cent, 19.2 per cent and 18.7 per cent, respectively. Nevertheless, tobacco-related illness remains the leading cause of preventable death in British Columbia, with over 6,000 deaths related to smoking each year. Smoking kills more people in BC than all other drugs, alcohol, motor vehicle accidents, violence and HIV/AIDs combined.

Tobacco use also carries a significant economic cost to the province. For example, the Canadian Center for Substance Abuse has estimated that the effects of smoking reduce the province’s annual GDP by more than $2 billion annually, or more than $500 per British Columbian. These costs come in the form of lowered productivity, higher number of sick days taken, and the strains smoking places on the provincial health care system. It is estimated that smoking related health care costs alone total approximately $600 million annually.

Tobacco Control Strategy

Strong evidence suggests that the best method to reduce smoking rates is a consistent, comprehensive approach to tobacco control. British Columbia’s tobacco control strategy aims to reduce the negative effects of smoking through a three pronged strategy:

1.      Prevent youth and young adults from starting to smoke

The province takes many steps to prevent young individuals from taking up smoking. The Tobacco Control Act prohibits the sale of tobacco to anyone under 19 years of age, bans tobacco displays and promotions where youth have access and restricts all tobacco use in all public and private schools at all times.

In addition, the province levies penalties on retailers who are caught selling tobacco to youth.

•          Retailers can be fined $575 if they sell tobacco to a person under 19 years of age.

•          For more serious cases, retailers who sell tobacco to persons under 19 may be referred to an administrative hearing where the first violation for selling to a minor can carry a penalty of up to $1,000 and retailers can have their ability to sell tobacco rescinded for up to 30 days. After a third violation, a fine of up to $5,000 can be levied with a ban on sales of up to three months. BC is the only jurisdiction in Canada to have administrative hearings for such violations.

A study published in the International Journal of Environmental Research and Public Health in 2011 showed that individuals, particularly youth and young adults, are very sensitive to tobacco prices. As such, maintaining a high price for tobacco products through taxation is also an important component of preventing youth from starting to smoke.

2. Help people quit smoking

There are a significant number of programs in the province to help British Columbians stop smoking.

Since September 2011, the province has provided a cessation program whereby smokers can either receive a free 12 weeks per calendar year supply of nicotine gum or patches or free prescription medication through Fair Pharmacare. Between the time the program started in September 2011 and December 31, 2012, there have been over 166,000 orders for products through BC’s Smoking Cessation Program and more than

June Budget Update – 2013/14 to 2015/16

Tax Measures

45,000 people have obtained a prescription for smoking cessation drugs outside the program.

The BC Ministry of Health also provides a grant for QuitNow Services offered by the BC Lung Association (www.quitnow.ca or by dialing 811). QuitNow offers free, 24 hour per day telephone, web and text support to help smokers quit.

3.      Protect people from exposure to second hand smoke

The province has implemented a number of measures to help mitigate the impacts of second hand smoke, including:

•          Bans on smoking in indoor public and work spaces and near most public/workplace doors, open windows and air intakes.

•          Support for municipal and regional tobacco control bylaws, including smoking restrictions in outdoor areas.

•          Bans on smoking in cars with children up to 16 years old (subject to a fine of $109).

Federal Initiatives

In addition to the province’s initiatives, the federal government has implemented regulations as part of their tobacco control strategy. The most significant component of the federal strategy is the tobacco products labeling regulation, which requires health-related labels to be displayed on cigarette and little cigar packages.

The regulations require 75 per cent of the front and back of packages to be covered with health warning labels and health information messages. The regulation also requires the package to include a toll-free number and web address to provide tobacco users with information about the availability of programs to help them quit. BC residents who call this number are redirected to the QuitNow Services offered by the BC Lung Association.

Tobacco Tax Increases

Increases Previously Announced

When the PST was re-implemented on April 1, 2013, tobacco was no longer subject to the 7 per cent provincial portion of the HST so, without any changes, the tax burden on tobacco products fell by 7 per cent, and the price by a similar amount. Consistent with the province’s comprehensive approach to tobacco control, and as announced in Budget 2012, the tobacco tax rates will therefore be increased to ensure that the overall tax and price of tobacco remains generally constant. As a result, effective April 1, 2013 the tax rates imposed on tobacco products will increase from:

•          $37.00 to $42.60 per carton of cigarettes (equivalent to an increase from 18.5 cents to 21.3 cents per cigarette).

•          18.5 cents to 21.3 cents per gram of fine-cut tobacco.

•          77 per cent of the sale price to 90.5 per cent of the sale price for cigars. The maximum tax applied to cigars is also increasing from $6 to $7 per cigar.

Further Tobacco Tax Rate Increases

To further support the province’s Tobacco Control Strategy, effective October 1, 2013, tobacco tax rates will increase by $2 per carton to $44.60 per carton of cigarettes (22.3 cents per cigarette) and by 1 cent to 22.3 cents per gram of fine-cut tobacco.

Benefits of Quitting

When British Columbians stop smoking everybody wins: the person who quits; their family; and government. Smoking not only places financial burdens on society, it also imposes financial costs on smokers. For example, a person who smokes a package per day will save about $3,600 per year on cigarettes, of which $2,471 is provincial and federal tax, if he or she quits.

June Budget Update – 2013/14 to 2015/16

Tax Measures

In addition, a recent study out of the University of Toronto shows that smoking costs an individual an average of 10 years in life expectancy, but that an individual who quits smoking before the age of 40 will recover almost all of that lost decade.

Government also saves when British Columbians stop smoking because the savings from reduced health care costs and improved labour productivity far outweigh forgone tobacco tax revenue.

Quitting smoking improves the health and quality of life of those who quit and provides broad benefits to the province as a whole. Smokers are therefore strongly encouraged to take advantage of the BC Smoking Cessation Program, or one of the many other programs available throughout the province, to help them stop smoking.

June Budget Update – 2013/14 to 2015/16

Tax Measures

Re-implementation of the Provincial Sales Tax

Provincial Sales Tax

During the summer of 2011, British Columbians had the opportunity to participate in a province-wide referendum on the harmonized sales tax (HST) and voted in favour of eliminating the HST and returning to the provincial sales tax (PST) plus federal goods and services tax (GST) system.

The Provincial Sales Tax Act received Royal Assent on May 31, 2012 and the Provincial Sales Tax Transitional Provisions and Amendments Act, 2013 has been introduced in the Legislature. Subject to the approval of the Legislature, the PST, as amended, will be re-implemented on April 1, 2013.

The PST, like the previous PST, will be a retail sales tax that applies when a taxable good or service is acquired for personal or business use, unless a specific exemption applies.

The PST will generally apply to the same goods and services that were subject to PST prior to the implementation of the HST, with all permanent exemptions.

The government is providing a wide range of tools and services to help businesses understand how the PST works and how to register using the new eTaxBC e-service option. Online registration has been available since January 2, 2013.

Tools and services available to help businesses prepare for the re-implementation of the PST include:

•          Letters sent to over 160,000 businesses.

•          One-on-one consultations with a government tax specialist.

•          Online webinars and videos.

•          In-person seminars throughout the province.

•          More than a dozen bulletins, notices and other publications that provide plain-language guidance on the application of the PST and related exemptions, including transitional rules for transactions that straddle April 1, 2013.

•          Toll-free help line – 1 877 388-4440.

•          Email questions to CTBTaxQuestions@gov.bc.ca

More information about these tools and services and the re-implementation of the PST is available online at: http://ww.gov.bc.ca/PST.

New Housing Transition Tax and Rebate

Transitional rules for new housing were announced on February 17, 2012. The New Housing Transition Tax and Rebate Act received Royal Assent on May 31, 2012 and was brought into force on December 1, 2012.

The transitional rules for new housing provide certainty for purchasers and the residential construction industry about the application of tax during the transition from the HST to the PST. The temporary transition measures for new housing help to ensure that purchasers are treated equitably.

Background

Under the previous PST/GST system, purchasers of new homes did not pay PST on the purchase price of the home. However, builders paid PST on most construction materials (e.g. wood, cement, plaster, nails) used to build the home. The PST was part of the cost of building the home and was embedded in the price of the home. The embedded PST in new homes in BC was estimated, on average, to be equal to about two per cent of the price of the home. Under the HST there is no tax embedded in the price of newly constructed housing because builders, like most other businesses, can recover the HST they pay on their materials and other business inputs through input tax credits. However, the HST applies directly to purchases of new homes.

June Budget Update – 2013/14 to 2015/16

Tax Measures

BC provides an HST rebate for new housing purchased as a primary residence to reduce the net provincial tax payable to two per cent of the new home price for eligible purchasers of new homes up to a threshold price ($525,000 prior to April 1, 2012 and $850,000 on or after April 1, 2012). This is the same amount of provincial tax that, on average, was embedded in the price of a new home under the PST system.

Temporary New Housing Transition Measures

The temporary housing transition measures are designed to help ensure that the amount of tax payable in respect of a new home during the transition, regardless of when construction begins, is comparable to the amount of tax payable in respect of a home fully constructed under the PST.

Without transition measures, there would be no tax payable in respect of certain purchases of new housing. For example, where a new home is constructed under the HST and sold after the PST is re-implemented, there would be no direct or embedded tax in the new home – no embedded tax because the builder is able to recover all the HST paid on materials through input tax credits, and no direct provincial tax because neither the provincial portion of the HST nor PST would be payable on the purchase (only GST).

This would be unfair to other purchasers of new housing, who, on average, pay at least two per cent provincial tax in respect of their new home, either directly as the provincial portion of the HST or indirectly because PST is embedded in the purchase price.

British Columbia Transition Tax

To provide equitable treatment among purchasers of new homes, and mitigate the loss of provincial revenue, a BC transition tax of two per cent will apply to purchases of new housing (i.e. newly constructed or substantially renovated housing) that is not subject to HST and where construction was completed, or partially completed (at least 10 per cent complete) prior to PST reimplementation (April 1, 2013).

The BC transition tax also applies in certain situations where there has been a deemed sale of new housing on or after April 1, 2013.

British Columbia Transition Rebate

To help ensure there is no double taxation, builders of newly constructed housing that is subject to the BC transition tax may be able to claim a transition rebate if PST is paid on substantially all construction materials incorporated into the new housing after April 1, 2013.

Information Requirements

Builders are required to provide information to their purchasers that will allow purchasers and builders to have a shared understanding of the taxes and rebates that apply to the housing during the changing tax regime.

Builders are required to provide this information to purchasers in contracts signed on or after December 1, 2012 and before April 1, 2015. For contracts signed earlier, i.e. between February 17, 2012 and December 1, 2012, builders were generally required to provide this information to purchasers in a separate document by January 2, 2013.

Builders must also provide tax-related information to purchasers at the time the BC transition tax is due on the sale.

For additional information on the builder information requirements please contact the Canada Revenue Agency at 1-800-959-5525 or refer to the following Info Sheet:

http://www.cra-arc.gc.ca/E/pub/gi/gi-132/

June Budget Update – 2013/14 to 2015/16

Tax Measures

Duration and Administration

The new housing transition tax and rebate will be in place for two years, from April 1, 2013 until March 31, 2015, and will be administered by the Canada Revenue Agency on behalf of the Province.

Additional Information

Generally, HST will continue to apply to sales of new housing where either ownership or possession transfers to the purchaser before April 1, 2013. It will also continue to apply to deemed sales of new housing made before April 1, 2013.

Previously occupied (i.e. used/resale) housing, was not subject to PST or HST and will not be subject to the transitional housing measures.

For additional information please contact the Canada Revenue Agency at 1-800-959-5525 or see the Canada Revenue Agency website:

http://www.cra-arc.gc.ca/E/pub/gi/notice276/README.html

Elimination of the HST

For information about the elimination of the HST in British Columbia, including the transitional rules for the elimination of the HST in British Columbia, please contact the Canada Revenue Agency at 1-800-959-5525 (English) and 1-800-959-7775 (French) or see the Canada Revenue Agency website http://www.cra-arc.gc.ca.

June Budget Update – 2013/14 to 2015/16

Part 3: BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK 1

Summary

Following an estimated increase of 1.8 per cent in 2012, the Ministry of Finance forecasts British Columbia’s economy to grow by 1.4 per cent in 2013, 2.2 per cent in 2014 and 2.5 per cent per year in the medium-term.

The Ministry’s outlook for BC’s real GDP growth in 2013 is 0.2 percentage points lower than the outlook provided by the Economic Forecast Council. For 2014, the Ministry’s forecast is 0.3 percentage points below the Council’s projection. This level of prudence acknowledges the downside risks to forecasts for both years.

Chart 3.1 British Columbia’s economic outlook

Downside risks to BC’s economic outlook include:

•                  potential for further slowing of domestic economic activity, including weakness in employment, retail sales and housing;

•                  renewed weakness or a return to recession in the US economy (characterized by weaker consumer spending, further deleveraging causing slower investment, and further fiscal restraint by federal, state and local governments);

•                  the ongoing European sovereign debt crisis threatening the stability of global financial markets;

•                  slower than anticipated economic activity in Asia, resulting in weaker demand for BC’s exports; and

•                  exchange rate volatility.

1 Reflects information available as of June 14, 2013, unless otherwise indicated.

June Budget Update – 2013/14 to 2015/16

British Columbia Economic Review and Outlook

British Columbia Economic Activity and Outlook

Indicators of BC’s recent economic performance (presented in Table 3.1) show a significant slowdown in domestic activity.

Table 3.1 British Columbia economic indicators

	Fourth Quarter	First Quarter	Year-to-date
	Oct. to Dec. 2012	Jan. to Mar. 2013	Jan. to May 2013
Data seasonally adjusted unless	change from	change from	change from
otherwise noted	Jul. to Sep. 2012	Oct. to Dec. 2012	Jan. to May 2012
	Per cent change
Employment	-0.2	-0.4	0.1
Manufacturing shipments	0.7	2.2	3.2	**
Exports	1.8	6.8	3.8	**
Retail sales	0.2	0.1	-0.4	*
Housing starts	-13.8	-2.2	-10.6
Non-residential building permits	-28.2	-26.7	-35.1	**

* data to March

** data to April

Declines or weak rates of growth were observed in recent quarters for employment, retail sales, housing starts and non-residential building permits. At the same time, however, exports made steady gains with modestly improving global demand for BC products and increases in some key commodity prices.

The Labour Market

The pace of BC’s employment growth has been relatively flat during the first five months of 2013, after an annual gain of 1.7 per cent (or 37,800 jobs) in 2012. So far in 2013, employment has increased by just 0.1 per cent (or about 1,700 jobs) compared to the same period of 2012, as a gain of 13,900 full-time jobs offset a decline of 12,200 part-time jobs. BC’s rate of job growth through the first five months of this year was third slowest among provinces, behind only New Brunswick and Nova Scotia (which both saw small year-to-date declines). In BC, significant year-to-date gains were observed in public administration (+20,300 jobs), wholesale and retail trade (+17,200 jobs) and professional, scientific and technical services (+9,300 jobs). These increases helped to offset major losses in health care and social assistance (-19,300 jobs), manufacturing (-19,300 jobs) and transportation and warehousing (-10,700 jobs). The provincial unemployment rate averaged 6.6 per cent through the first five months of 2013, down from 6.9 per cent during the same period last year.

Chart 3.2 BC employment

June Budget Update – 2013/14 to 2015/16

British Columbia Economic Review and Outlook

Employment in BC fell by 300 jobs in May 2013 compared to the previous month, while the monthly unemployment rate increased to 6.8 per cent from 6.4 per cent in April (mainly due to an increase in the labour force).

Outlook

The Ministry forecasts employment in BC to increase by 0.7 per cent in 2013, or approximately 17,000 jobs. The pace of employment growth is expected to improve slightly in 2014, with a projected gain of 1.3 per cent, or about 31,000 jobs. In the medium-term, employment is forecast to rise by 1.4 per cent each year from 2015 to 2017. The province’s unemployment rate is projected to hold at 6.7 per cent in 2013, the same annual rate recorded in 2012. The rate is then forecast to climb slightly in 2014 to 6.8 per cent, and then remain at this level over the medium-term.

Consumer Spending and Housing

Retail sales in BC fell by 0.4 per cent year-to-date to March 2013 compared to the same period of 2012. Sales have been trending nearly flat since early 2012, as prices for retail goods have remained low and debt-conscious consumers reign in spending. During the first three months of 2013, substantial declines were observed in sales at electronic and appliance stores, motor vehicle and parts dealers, and clothing and clothing accessories stores. These losses worked to offset strong increases in sales at furniture and home furnishings stores, beer, wine and liquor stores, and food and beverage stores during this period.

Chart 3.3 BC retail sales

Residential construction in the province has also demonstrated considerable weakness, with BC’s housing starts posting several consecutive quarter-over-quarter declines since mid-2012. This moderation is likely due to a number of factors including stalled employment growth, tighter federal mortgage insurance rules implemented last summer, as well as fairly slow growth in BC’s population. Housing starts in BC averaged about 24,000 annualized units during the first five months of 2013 compared to the same period last year, a 10.6 per cent year-to-date decline. A major slowing in the construction of multiple housing units weighed on housing starts in early 2013. At the same time, a steady gain in starts of single family homes was not strong enough in early 2013 to offset this decline.

June Budget Update – 2013/14 to 2015/16

British Columbia Economic Review and Outlook

Residential building permits (a leading indicator of new housing activity) improved by 10.7 per cent year-to-date to April 2013 compared to the first four months of 2012. However, building permits data is extremely volatile, and the year-to-date gain in 2013 is largely attributable to a 45.5 per cent month-over-month increase in April.

Chart 3.4 BC housing starts

Sales of existing homes in BC have also fallen since the beginning of 2012, and the tightening of federal mortgage insurance rules in July 2012 has placed considerable downward pressure on sales activity in the province and across the country. After a sizeable overall decline of 11.8 per cent in 2012, the number of BC home sales has continued to fall in 2013, with sales down 14.7 per cent year-to-date to April compared to the same period last year. The average home sale price also fell year-to-date to April to reach approximately $513,700 – a drop of 3.8 per cent from the $534,000 average sale price recorded during the first four months of 2012.

The value of non-residential building permits fell by 35.1 per cent year-to-date to April 2013 compared to the first four months of 2012, although these data are also volatile from month to month. Sizeable declines were observed in the industrial (-69.8 per cent) and commercial (-28.3 per cent) categories, while the institutional and government category improved by 10.2 per cent during this period.

Outlook

The Ministry forecasts real consumption of goods and services to increase by 2.3 per cent in 2013, following an estimated gain of 2.5 per cent in 2012. A 2.8 per cent increase in real consumer spending is projected for 2014, and then an average annual gain of 2.7 per cent is expected over the medium-term. Steady consumer spending is a critical component of sustained economic growth in BC going forward.

After a 1.9 per cent annual increase in BC retail sales last year, a gain of 1.8 per cent is forecast for 2013. Retail sales are then expected to grow by 3.5 per cent in 2014 and by 3.8 per cent per year from 2015 to 2017.

June Budget Update – 2013/14 to 2015/16

British Columbia Economic Review and Outlook

Housing activity in BC is projected to remain slower than the elevated levels observed during the pre-recession boom. The Ministry forecasts housing starts to total 23,800 units in 2013 - a decrease of 13.3 per cent from about 27,500 starts observed in 2012. Starts are expected to climb slightly in 2014, reaching around 24,000 units, and then average about 26,000 units per year from 2015 to 2017.

Business and Government

Real business investment is estimated to have grown by 4.6 per cent in 2012, with steady increases in all major components – residential, non-residential and machinery and equipment.

Total real dollar expenditures by federal, provincial and municipal governments are estimated to have grown by 2.3 per cent in 2012, following an increase of 1.9 per cent in 2011.

Outlook

The Ministry expects real business investment to grow by 3.6 per cent in 2013, supported by further steady investment gains in residential construction and machinery and equipment, as well as a modest gain in non-residential investment. Total business investment is expected to increase by 3.3 per cent in 2014, followed by an annual gain of about 3.8 per cent in the medium-term.

Corporate pre-tax profits are expected to rise by 3.8 per cent in 2013, following an estimated decline of 0.2 per cent in 2012. Annual growth in corporate profits is forecast to be 5.3 per cent in 2014 and 6.6 per cent per year on average in the medium-term.

Combined real spending by the three levels of government (federal, provincial and municipal) on goods and services is projected to fall by 0.1 per cent in 2013, followed by a small gain of 0.2 per cent in 2014. Growth in government spending of about 1.5 per cent annually is anticipated from 2015 to 2017.

External Trade and Commodity Markets

After a 4.2 per cent annual decline in 2012, the value of BC’s merchandise exports showed improvement during the last few months. Quarter-over-quarter increases in BC’s exports were observed in the final quarter of 2012 (+1.8 per cent) and the first quarter of 2013 (+6.8 per cent). Year-to-date to April 2013, exports from BC have improved by 3.8 per cent compared to the first four months of 2012. This year-to-date increase was mainly driven by gains in exports of forestry products (+15.1 per cent) offsetting losses in exports of energy products (-11.4 per cent). Increases in forestry exports were primarily caused by considerable improvements in softwood lumber exports (due to both higher prices and volumes), while losses in energy exports were driven by falling coal exports. Other notable year-to-date export gains occurred in farm, fishing and intermediate food products (+28.6 per cent) and metal ores and non-metallic minerals (+14.0 per cent), while losses were observed in metal and non-metallic mineral products (-6.1 per cent) and industrial machinery, equipment and parts (-4.1 per cent).

June Budget Update – 2013/14 to 2015/16

British Columbia Economic Review and Outlook

Chart 3.5 BC exports improving in 2013

Shipments of manufactured goods from BC were modest through the first four months of 2013, up 3.2 per cent compared to the same period the prior year. Notable year-to-date gains were recorded in shipments of wood products (+42.0 per cent) and computer and electronic products (+24.2 per cent). During the same period, major year-to-date losses occurred in paper (-14.2 per cent), non-metallic mineral products (-10.2 per cent) and food (-5.1 per cent).

Although prices for most commodities have recovered since falling sharply in the 2008/09 recession, they are expected to remain volatile in the near-term due to ongoing global economic uncertainty (and the potential for further slowing of the Chinese economy).

With demand from the US housing market improving, the price of lumber increased substantially in 2013 relative to last year. Through the first five months of 2013, Western spruce-pine-fir (SPF) 2x4 prices averaged $380 US/000 board feet, a gain of 37.6 per cent compared to the same period of 2012. Although prices are higher on average than last year, monthly prices have been volatile so far in 2013, starting the year at $388 US/000 board feet in January, climbing to $403 US/000 board feet in March, and then falling to $334 US/000 board feet in May. The sharp drop in price since March was largely due to rising North American lumber production meeting slowing demand during recent weeks (with slower demand caused by weather-related delays in the US housing market as well as sluggish home construction in Canada).

After averaging $814 US per tonne in 2012, the price of pulp climbed during the first few months of this year. The price began the year at $813 US per tonne in January and rose steadily to reach $852 US per tonne in May. However, the average year-to-date price, $832 US per tonne, is 1.0 per cent lower than the average price observed during the first five months of 2012.

The daily West Texas Intermediate oil price averaged $93.88 US/barrel through the first five months of 2013. Compared to the same period last year, the price of oil has fallen by $7.41 US/barrel this year. Meanwhile, the price of natural gas has improved somewhat in early 2013 from the historically low levels at which it has resided since early 2010.

June Budget Update – 2013/14 to 2015/16

British Columbia Economic Review and Outlook

Plant Inlet prices averaged $2.12 C/GJ year-to-date to May 2013 – a considerable increase from the extremely low $1.15 C/GJ observed during the first five months of last year.

The prices of most metals and minerals fell year-to-date to May 2013 compared to the same period of 2012. Year-to-date declines were observed in prices for molybdenum (-20.6 per cent), silver (-12.4 per cent), copper (-7.3 per cent), gold (-6.2 per cent), aluminum (-5.2 per cent) and zinc (-2.9 per cent). However, the price of lead increased during the first five months of 2013, with a year-to-date gain of 5.5 per cent.

Outlook

Real exports of goods and services are forecast to rise by 1.9 per cent in 2013, following an estimated increase of 2.4 per cent in 2012. Stronger real export growth is expected for 2014, reaching 2.9 per cent on the year. In the medium-term, average annual growth of 2.9 per cent is anticipated for real exports.

Due to the recent momentum in the US housing market, lumber prices are projected to increase in 2013, averaging $348 US/000 board feet for the year. Prices are then forecast to average $308 US/000 board feet in 2014 and $300 US/000 board feet per year from 2015 to 2017.

Demographics

BC’s population on July 1, 2012 was 4.62 million people, 1.0 per cent higher than the 4.58 million people counted on the same date in 2011. In 2012, BC saw a net inflow of 27,328 people, as the province welcomed 35,985 individuals from other countries but lost 8,657 people relocating to other provinces.

Outlook

The forecast calls for BC’s July 1st population to increase by 0.9 per cent in 2013, to reach a total of 4.67 million people, and by a further 1.1 per cent in 2014, to total 4.72 million.

Total net migration is projected to rise in 2013 to reach a net inflow of about 32,500 persons. On the interprovincial front, the net outflow is expected to continue this year, with a projected loss of 4,300 people. International migration is forecast to accelerate slightly in 2013, with an anticipated net gain of about 36,800 people from other countries.

Inflation

Consumer prices in BC increased by just 0.2 per cent year-to-date to April 2013 compared to the same period last year. Small price declines this year in durable and semi-durable goods have been offset by slight gains in services and non-durable goods. Rising electricity and food prices drove the gain in non-durables, more than offsetting decreases in energy prices. At the same time, higher prices for restaurants and education provided upward inflationary pressure on the services side. For semi-durables, falling prices for items such as clothing and footwear led to the overall year-to-date decline in the component. Prices for durables eased in response to lower prices for items like household appliances and home entertainment equipment.

June Budget Update – 2013/14 to 2015/16

British Columbia Economic Review and Outlook

Outlook

Following an annual increase of 1.1 per cent in 2012, consumer price inflation in BC is forecast to be 0.9 per cent in 2013, 1.9 per cent in 2014 and about 2.1 per cent per year in the medium-term. The Canadian rate of inflation is assumed to be 1.5 per cent in 2013 and 2.0 per cent over the medium-term (in line with the Bank of Canada’s inflation target).

Risks to the Economic Outlook

Risks to the BC economic outlook continue to be weighted to the downside. The main risks to the current outlook include:

•           potential for further slowing of domestic economic activity, including weakness in employment, retail sales and housing;

•           renewed weakness or a return to recession in the US economy (characterized by weaker consumer spending, further deleveraging causing slower investment, and further fiscal restraint by federal, state and local governments);

•           the ongoing European sovereign debt crisis threatening the stability of global financial markets;

•           slower than anticipated economic activity in Asia, resulting in weaker demand for BC’s exports; and

•           exchange rate volatility.

External Outlook

United States

In the aftermath of the 2008/09 housing collapse and ensuing financial crisis, the US economy is now experiencing a long period of recovery that will likely continue for several years. This is consistent with economic behaviour after a balance sheet recession – where the collapse of a large asset bubble is followed by about a decade of weak activity and high unemployment. For further information on balance sheet recessions, see the topic box on pages 101 to 105 of last year’s Budget 2012.

Chart 3.6 Modest US economic growth in recent quarters

June Budget Update – 2013/14 to 2015/16

British Columbia Economic Review and Outlook

Following a small annualized gain of 0.4 per cent in the October to December quarter of last year, US real GDP grew by an annualized 2.4 per cent in the January to March quarter of 2013. The acceleration in the most recent quarter came from several sources, including stronger consumer spending, faster inventory accumulation and a smaller decline in federal defense spending. At the same time, net exports and slower non-residential investment subtracted from quarterly real GDP growth. Although improved consumer spending in the first quarter of 2013 is a positive sign for the US economy going forward, virtually all the of improvement in consumption came from a surge in utilities spending during an abnormally cold winter, which is unlikely to be sustained through the year.

In early March 2013, the US federal government issued a sequestration order, requiring federal agencies to implement US$85 billion in spending cuts before the end of September. The cuts, originally proposed in 2011, were deliberately designed to be so draconian as to force US lawmakers to compromise over an alternative means for reducing the federal deficit (a compromise was never reached). The reductions are split between military and domestic spending, with negative effects likely to be felt through the US economy over time rather than immediately.

The US labour market continues to slowly improve, with 2.4 million jobs lost since the pre-recession peak in January 2008 yet to be recovered as of May 2013. The monthly unemployment rate has gradually fallen since peaking at 10.0 per cent in October 2009, but the rate still sat at a relatively high 7.6 per cent as of May 2013. Year-to-date to May, the US labour market grew by 2.1 million jobs, an increase of 1.6 per cent over the same period last year. At 2013’s average monthly pace of 189,200 jobs gained, it would still take approximately 13 months to recover the remaining jobs that were lost during the recent recession. Furthermore, the US labour market could face headwinds through the remainder of 2013, as the effects of the federal sequester are felt on public sector employment.

Chart 3.7 US housing starts continue to improve

June Budget Update – 2013/14 to 2015/16

British Columbia Economic Review and Outlook

The American housing market continued to exhibit signs of recovery in early 2013. After a 28.1 per cent annual gain in 2012, US housing starts averaged 935,300 annualized units year-to-date to April 2013 and reached a monthly rate of 1,021,000 units in March (the highest rate since June 2008). Rising demand for new homes in the US is being boosted by low interest rates, a strengthening labour market and improving household finances. However, despite the recent momentum in home construction, US housing starts remain well below their historical average pace of about 1.5 million annualized units.

Sales activity for new and existing homes in the US has also accelerated in early 2013. Existing home sales averaged 4.95 million units (SAAR) during the first four months of this year, up 9.9 per cent compared to the same period in 2012. At the same time, new home sales averaged 446,300 annualized units year-to-date to April, a gain of 27.0 per cent over the first four months of last year. Due to strengthening sales and quickly declining inventories, prices for new and existing homes in the US have been steadily improving over the last several months. Despite the recent positive trend in housing activity, however, a full US housing recovery is likely still several years away. US housing prices are nearly 30 per cent below their pre-recession peak and about 20 per cent of all mortgages in the country have negative equity (where the value of a home is lower than the amount owed on a mortgage). Further, approximately 18 per cent of US home sales in April were distressed properties (where a home sells after a foreclosure) — although this figure has declined significantly from a year ago.

Retail activity in the US increased by 4.0 per cent year-to-date to May 2013 compared to the first five months of 2012. Also, US consumer confidence has climbed by 17.8 points since January 2013, registering 76.2 points in May (although average year-to-date consumer confidence is down slightly compared to the first five months of last year).

Chart 3.8 US Consensus outlook for 2013

June Budget Update – 2013/14 to 2015/16

British Columbia Economic Review and Outlook

Outlook

According to the June 2013 Consensus, US real GDP is projected to increase by 1.9 per cent this year. Consensus cites steady employment gains and an improving housing market as positive signals for the US economy looking forward, but also highlights the risk that federal spending cuts will place downward pressure on real GDP growth this year. Consensus then expects the pace of US real GDP growth to improve in 2014, with a projected gain of 2.7 per cent.

The Ministry acknowledges a significant risk of weaker than expected US economic growth in 2013, characterized by slower consumer spending, a sluggish job market recovery and uncertainty surrounding the federal fiscal situation. In recognition of these risks, the Ministry’s assumptions for US growth are prudent compared to the June 2013 Consensus. The Ministry assumes that the US economy will expand by 1.6 per cent in 2013, compared to the 1.9 per cent increase projected in the June Consensus. The Ministry then expects 2.3 per cent US real GDP growth in 2014 (compared to 2.7 per cent in the Consensus) and 2.6 per cent annually over the medium-term.

Table 3.2 US real GDP forecast: Consensus vs Ministry of Finance

	2013	2014
	Per cent change in real GDP
Ministry of Finance	1.6	2.3
Consensus Economics (June 2013)	1.9	2.7

Canada

Canada’s real GDP advanced at an annualized rate of 2.5 per cent in the January to March quarter of 2013 (the fastest quarterly growth rate since mid-2011), after posting a quarterly gain of 0.9 per cent in the previous quarter. This faster rate of growth in the first quarter of 2013 was led by a gain in net exports that offset slower consumer spending and a decline in investment.

After an annual increase of 1.2 per cent (or 201,500 jobs) in 2012, Canadian employment improved by 1.4 per cent (or 247,700 jobs) year-to-date to May 2013 compared to the same period last year. At the same time, the national unemployment rate registered 7.1 per cent, falling 0.2 percentage points compared to the first five months of 2012. In May 2013, the Canadian labour market saw a monthly surge of 95,000 jobs compared to April, the highest monthly gain in over a decade. However, monthly national employment growth has been volatile in 2013, with a modest six-month moving average of about 19,000 new jobs created each month. As such, job creation in Canada is expected to moderate in the months ahead. In addition, the national unemployment rate edged down to 7.1 per cent in May from 7.2 per cent the previous month.

Like BC, Canada has seen slowing activity in its domestic economy in recent months. Retail sales increased by just 1.0 per cent year-to-date to March 2013 compared to the same period last year, following a 2.5 per cent annual gain in 2012. Further, housing starts declined by 17.2 per cent year-to-date to May, to average 179,900 units compared to the same period of 2012. However, national housing starts climbed to 200,200 annualized units in May 2013, a gain of 13.8 per cent compared to April and the strongest monthly level of home construction since November of last year.

June Budget Update – 2013/14 to 2015/16

British Columbia Economic Review and Outlook

Soft global demand has resulted in slow activity in Canada’s trade sector through the first four months of 2013. The value of Canadian merchandise exports rose by just 0.9 per cent year-to-date to April, boosted by significant improvements in exports of forestry products (+10.4 per cent), farm, fishing and intermediate food products (+6.8 per cent) and consumer goods (+6.7 per cent). These gains helped to offset year-to-date weakness in exports of industrial machinery (-4.8 per cent), energy products (-4.0 per cent) and metal ores and non-metallic minerals (-3.4 per cent). In addition, shipments of Canadian manufactured goods fell during the first four months of this year, as their total value declined by 1.5 per cent year-to-date to April compared to the same period in 2012.

In recent months, private sector economists have held their average forecast fairly steady for the Canadian economy in 2013, with the June 2013 Consensus expecting Canada’s real GDP to grow by 1.7 per cent — down slightly from the 1.8 per cent annual increase expected at the beginning of this year.

Chart 3.9 Consensus outlook for Canada in 2013

Outlook

The June 2013 Consensus forecasts Canada’s real GDP to grow by 1.7 per cent this year and 2.4 per cent in 2014. Due to the potential for further near-term weakness, the Ministry assumes that the Canadian economy will experience a 1.4 per cent expansion in 2013, followed by a 2.2 per cent increase in 2014. Over the medium-term, the Ministry assumes 2.5 per cent growth per year.

Table 3.3 Canadian real GDP forecast: Consensus vs Ministry of Finance

	2013	2014
	Per cent change in real GDP
Ministry of Finance	1.4	2.2
Consensus Economics (June 2013)	1.7	2.4

June Budget Update – 2013/14 to 2015/16

British Columbia Economic Review and Outlook

Europe

The sovereign debt crisis in Europe remains a key source of ongoing weakness and uncertainty in the global economic outlook. In the January to March quarter of 2013, euro zone GDP shrank by 0.2 per cent compared to the previous quarter—the sixth consecutive quarter of negative growth. Italy, France, Spain and Portugal saw contractions in their economies during this period, while Germany experienced a very small increase. During the same quarter, Great Britain (although not a member of the euro zone) narrowly avoided a triple-dip recession by posting a 0.3 per cent quarter-over-quarter GDP increase.

Some European countries (e.g. Greece, Portugal and Ireland) that hold crushing amounts of public debt have received loans in recent years from international financial organizations to help these nations restructure their debt and avoid defaulting on repayment. Several of these heavily indebted nations are now attempting to implement severe austerity measures to meet loan repayment conditions. In April 2013, however, European Union finance ministers granted Portugal and Ireland an extra seven years to pay back their emergency bailout loans. This extended grace period is intended to give both nations’ financial systems time to recover after their bailout loans run out. Further, in order to stimulate borrowing within euro zone countries, the European Central Bank cut its benchmark interest rate to 0.50 per cent in May — a new record low. Despite these efforts, concerns over Europe remain. In its June 2013 Financial System Review, the Bank of Canada identified the prolonged return to financial health in the euro area as the most important risk to financial stability in Canada.

Chart 3.10 European recession continues in 2013

June Budget Update – 2013/14 to 2015/16

British Columbia Economic Review and Outlook

Outlook

The June 2013 Consensus expects euro zone real GDP to contract by 0.6 per cent this year. Sluggish activity is anticipated the following year, with the June Consensus forecasting euro zone growth of just 0.8 per cent in 2014. With the potential for further forecast downgrades in coming months, the Ministry assumes a contraction in euro zone real GDP of 0.9 per cent in 2013, followed by a 0.5 per cent gain in 2014.

China

The Chinese economy cooled in recent quarters from the rapid expansion the country observed in previous years. In the January to March quarter of this year, Chinese real GDP advanced by 7.7 per cent compared to the same period of 2012, below the 7.9 per cent year-over-year increase in the final quarter of last year. While 7.7 per cent year-over-year growth is strong relative to most other nations, it comes on the heels of a 7.8 per cent annual gain in 2012 — the slowest annual pace since 1999. China’s economy is facing weak global demand for its exports (especially from major trading partners Europe and the US) and slower domestic demand (partially due to government policies aimed at cooling the property market amid fears of a housing bubble).

Outlook

The June 2013 Consensus forecasts China’s real GDP to expand by 7.8 per cent per year in both 2013 and 2014. As the Chinese economy is slowing somewhat from the rapid growth it experienced in the past, whether or not this trend is sustained throughout the year will have significant implications for the stability of world financial markets and for the economic well-being of China’s trading partners. As such, the Ministry assumes that China’s real GDP will expand by 7.4 per cent per year in both 2013 and 2014.

Financial Markets

Interest rates

In late May, the Bank of Canada announced that it will continue to hold its target for the overnight rate at 1.00 per cent (where the rate has remained since September 2010). As factors behind its decision, the Bank cited continued slack in the Canadian economy, a muted inflation outlook, household balance sheets being gradually repaired and considerable monetary stimulus currently in place.

The US Federal Reserve has held its intended federal funds rate in the 0.00 to 0.25 per cent range since December 2008. At its May 2013 meeting, the Fed re-iterated its December 2012 plan to keep the fed funds rate at its current level until the US unemployment rate falls below 6.5 per cent, provided that the rate of inflation remains contained. The Fed acknowledged that, while economic activity has been expanding at a moderate pace, the unemployment rate remains elevated and fiscal policy is restraining economic growth.

Outlook

Based on the average of six private sector forecasts as of May 23, 2013, the Ministry’s interest rate outlook assumes that the Bank of Canada will hold the overnight target rate at 1.0 per cent until the latter half of 2014. The rate is expected to average 1.0 per cent in 2013 and 1.1 per cent in 2014.

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British Columbia Economic Review and Outlook

Chart 3.11 Interest rates expected to remain low in 2013

The same six private sector forecasters expect the fed funds rate will remain in the 0.00 to 0.25 per cent range for the next two years.

The average of private sector forecasters’ views on Canadian short-term interest rates (three month Treasury bills) as of May 23, 2013 indicates that three month rates will average 1.0 per cent in 2013 and 1.1 per cent in 2014. The same forecasters expect ten-year Government of Canada bonds to average 1.9 per cent in 2013 and 2.6 per cent in 2014.

Table 3.4 Private Sector Canadian Interest Rate Forecasts

	3-month Treasury Bill		10-year Government Bond
Average annual interest rate (per cent)	2013	2014	2013	2014
IHS Global Insight	1.0	1.1	1.9	2.5
CIBC	1.0	1.0	2.0	2.7
Bank of Montreal	1.0	1.2	2.0	2.9
Scotiabank	1.0	1.0	1.8	2.7
TD Economics	1.0	1.0	1.9	2.5
RBC Capital Markets	1.0	1.2	1.9	2.4
Average (as of May 23, 2013)	1.0	1.1	1.9	2.6

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British Columbia Economic Review and Outlook

Exchange rate

The Canadian dollar began 2013 just above parity with the US dollar but has been below parity through most of this year. The dollar averaged 98.7 US cents through the first five months of 2013, and was trading at 98.3 US cents as of June 14, 2013.

Since September 2012, the loonie has fallen from 103.0 US cents to as low as 97.0 US cents. Several factors have contributed to this decline, including concern over ongoing weakness in the Canadian economy, a pullback in commodity prices and a strengthening outlook for the US dollar. As such, the weaker loonie is expected to provide support for Canadian exporters in the near-term.

Chart 3.12 Private sector expects Canadian dollar below parity in 2013

Outlook

An average of six private sector forecasts as of May 23, 2013 sees the Canadian dollar averaging 97.5 US cents in 2013, and then falling slightly to average 97.3 US cents in 2014. The Ministry’s exchange rate outlook is based on these private sector averages.

Table 3.5 Private Sector Exchange Rate Forecasts

Average annual exchange rate (US cents/Can $)	2013	2014
IHS Global Insight	97.6	95.7
CIBC	98.1	99.1
Bank of Montreal	98.7	101.1
Scotiabank	97.8	99.5
TD Economics	95.6	91.0
RBC Capital Markets	96.9	97.6
Average (as of May 23, 2013)	97.5	97.3

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British Columbia Economic Review and Outlook

Table 3.6.1 Gross Domestic Product: British Columbia

			Forecast
	2011	2012 [e]	2013	2014	2015	2016	2017
BRITISH COLUMBIA:
Gross Domestic Product at Market Prices:
– Real (2007 $ billion; chain-weighted).	206.2	209.8	212.8	217.6	223.1	228.7	234.5
(% change)	2.8	1.8	1.4	2.2	2.5	2.5	2.5
– Current dollar ($ billion)	217.7	224.8	231.8	241.8	252.8	264.3	276.3
(% change)	4.5	3.2	3.1	4.3	4.5	4.5	4.5
– GDP price deflator (2007 = 100)	105.6	107.1	108.9	111.1	113.3	115.5	117.8
(% change)	1.6	1.5	1.6	2.0	2.0	2.0	2.0
Real GDP per person
(2007 $; chain-weighted)	45,051	45,386	45,614	46,142	46,741	47,310	47,860
(% change)	1.7	0.7	0.5	1.2	1.3	1.2	1.2
Real GDP per employed person
(% change)	2.0	0.1	0.7	0.9	1.1	1.1	1.2
Unit labour cost [1] (% change)	2.0	2.1	1.8	1.9	1.8	1.7	1.6

1         Unit labour cost is the nominal cost of labour incurred to produce one unit of real output. The 2011 figure for unit labour cost is based on BC Stats estimates.

e          Ministry of Finance estimate.

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British Columbia Economic Review and Outlook

Table 3.6.2 Components of Real Gross Domestic Product: British Columbia1

			Forecast
	2011 [2]	2012 [e]	2013	2014	2015	2016	2017
Components of British Columbia Real GDP at Market Prices (2002 $ billions; chain-weighted)

Personal expenditure on
Goods and services	121.4	124.5	127.3	130.9	134.5	138.2	142.0
(% change)	1.9	2.5	2.3	2.8	2.7	2.7	2.8

– Goods	47.6	48.1	48.5	49.5	50.6	51.8	53.0
(% change)	0.2	1.0	0.7	2.1	2.3	2.3	2.3

– Services	73.6	76.1	78.5	81.1	83.5	85.9	88.6
(% change)	2.8	3.4	3.2	3.2	3.0	3.0	3.1

Government current expenditures on
Goods and services	34.1	34.8	34.8	34.9	35.2	35.8	36.5
(% change)	1.9	2.3	-0.1	0.2	1.0	1.8	1.7

Investment in fixed capital	39.8	41.3	42.5	43.5	44.7	46.2	47.8
(% change)	1.1	3.9	2.7	2.4	2.9	3.2	3.4

Final domestic demand	194.9	200.3	204.2	208.8	214.0	219.7	225.7
(% change)	1.6	2.8	2.0	2.2	2.5	2.7	2.7

Exports goods and services	72.8	74.6	76.0	78.1	80.7	83.0	85.2
(% change)	3.5	2.4	1.9	2.9	3.2	2.9	2.7
Imports goods and services	98.9	102.1	105.4	108.3	111.5	114.7	118.2
(% change)	4.4	3.2	3.3	2.7	2.9	2.9	3.0

Inventory change	0.5	-0.4	0.1	0.1	0.2	0.1	0.1

Statistical discrepancy	0.9	0.9	0.9	0.9	0.9	0.9	0.9

1       Statistics Canada released historical revisions to provincial economic accounts data on November 19, 2012. The revisions align the economic accounts data more closely with new international standards for economic accounting. Various changes to the data and concepts used in the System of National Accounts (SNA) were also introduced with that release. A short summary of the changes is available in the Provincial Economic Accounts Update Topic Box published in the 2012/13 Second Quarterly Report (page 38). For full details on the changes, and the reasons for them, visit the Statistics Canada website:

http://www.statcan.gc.ca/nea-cen/hr2012-rh2012/start-debut-eng.htm.

At the provincial level, the data based on the new concepts are currently only available for the period from 2007 to 2011. Consequently, in order to maintain forecast integrity, the economic forecast details presented in Table 3.6.2 are based on the previous Statistics Canada provincial economic accounts concepts as currently specified in the BC Macroeconomic Model. Therefore, the details in this table are expressed in 2002 dollars unlike the new accounts which are expressed in 2007 dollars.

2       Components of real GDP at market prices in 2011 are BC Stats estimates.

e        Ministry of Finance estimate.

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British Columbia Economic Review and Outlook

Table 3.6.3 Components of Nominal Income and Expenditure

					Forecast
	2011		2012		2013	2014	2015	2016	2017
Labour income[1] ($ million)	109,741	[2]	113,977	[e]	117,720	122,689	128,011	133,468	139,068
(% change)	4.9		3.9		3.3	4.2	4.3	4.3	4.2
Personal income ($ million)	171,309	[2]	177,749	[e]	183,178	190,415	198,291	206,341	214,733
(% change)	4.5		3.8		3.1	4.0	4.1	4.1	4.1
Corporate profits before taxes ($ million)	25,132	[2]	25,072	[e]	26,014	27,399	29,169	31,108	33,190
(% change)	16.3		-0.2		3.8	5.3	6.5	6.6	6.7
Retail sales ($ million)	60,405		61,565		62,692	64,881	67,361	69,934	72,574
(% change)	3.2		1.9		1.8	3.5	3.8	3.8	3.8
Housing starts	26,400		27,465		23,800	24,015	26,041	26,033	26,037
(% change)	-0.3		4.0		-13.3	0.9	8.4	0.0	0.0
BC consumer price index (2002 = 100)	116.5		117.8		118.8	121.1	123.6	126.1	128.7
(% change)	2.4		1.1		0.9	1.9	2.1	2.1	2.1

1       Domestic basis; wages, salaries and supplementary labour income.

2       Annual 2011 figures for labour income, personal income and corporate profits before taxes are BC Stats estimates.

Note that the definitions and concepts of labour income, personal income and corporate profits are based on the definitions and concepts previously used by Statistics Canada and are not consistent with the new definitions and concepts introduced by Statistics Canada in November 2012.

e        Ministry of Finance estimate.

Table 3.6.4 Labour Market Indicators

			Forecast
	2011	2012	2013	2014	2015	2016	2017
Population (on July 1) (000’s)	4,577	4,623	4,666	4,716	4,773	4,835	4,901
(% change)	1.0	1.0	0.9	1.1	1.2	1.3	1.4
Labour force population, 15+ Years (000’s)	3,779	3,815	3,855	3,902	3,952	4,006	4,061
(% change)	1.3	1.0	1.1	1.2	1.3	1.4	1.4
Net in-migration (000’s)
– International[1,3]	35.4	36.0	36.8	39.0	41.6	44.8	45.1
– Interprovincial[3]	-0.1	-8.7	-4.3	4.9	6.0	9.0	11.0
– Total	35.2	27.3	32.5	43.9	47.6	53.8	56.1
Participation rate[2] (%)	65.0	65.0	64.8	64.9	65.0	65.0	65.0
Labour force (000’s)	2,458	2,479	2,497	2,533	2,570	2,605	2,641
(% change)	0.6	0.9	0.7	1.5	1.5	1.4	1.4
Employment (000’s)	2,275	2,313	2,330	2,361	2,395	2,428	2,461
(% change)	0.8	1.7	0.7	1.3	1.4	1.4	1.4
Unemployment rate (%)	7.5	6.7	6.7	6.8	6.8	6.8	6.8

1 International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad.

2 Percentage of the population 15 years of age and over in the labour force.

3 Components may not sum to total due to rounding.

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British Columbia Economic Review and Outlook

Table 3.6.5 Major Economic Assumptions

					Forecast
	2011		2012		2013	2014	2015	2016	2017
GDP (billions)
Canada real (2007 $; chain-weighted)	1,634		1,662		1,685	1,722	1,765	1,809	1,854
(% change)	2.5		1.7		1.4	2.2	2.5	2.5	2.5
US real (2005 US$; chain-weighted)	13,299		13,593		13,817	14,130	14,500	14,881	15,272
(% change)	1.8		2.2		1.6	2.3	2.6	2.6	2.6
Japan real (2005 Yen; chain-weighted)	509,471		519,360		524,657	530,319	535,642	541,018	546,449
(% change)	-0.5		1.9		1.0	1.1	1.0	1.0	1.0
Europe real[1] (% change)	1.5		-0.4		-0.9	0.5	1.4	1.4	1.4
China real (2000 US$)	3,548		3,825		4,108	4,412	4,734	5,070	5,430
(% change)	9.3		7.8		7.4	7.4	7.3	7.1	7.1

Industrial production index
US (2007 = 100)	93.6		97.0		99.6	102.2	104.9	107.6	110.4
(% change)	3.4		3.6		2.6	2.7	2.6	2.6	2.6
Japan (2005 = 100)	92.7		91.8		91.8	93.3	94.2	95.2	96.1
(% change)	-2.4		-1.0		0.1	1.6	1.0	1.0	1.0
Europe[2] (2005 = 100)	103.2		100.7		99.2	99.7	101.0	102.5	103.9
(% change)	3.2		-2.4		-1.5	0.5	1.4	1.4	1.4
China (2005 = 100)	195.2		214.7		233.6	257.0	281.9	308.7	338.0
(% change)	10.3		10.0		8.8	10.0	9.7	9.5	9.5

Housing starts[3] (000’s)
Canada	194		215		165	170	180	180	180
(% change)	2.1		10.8		-23.2	3.0	5.9	0.0	0.0
US	609		780		900	970	1,000	1,025	1,050
(% change)	3.7		28.1		15.4	7.8	3.1	2.5	2.4
Japan	834		883		890	870	850	850	850
(% change)	2.6		5.8		0.8	-2.2	-2.3	0.0	0.0

Consumer price index
Canada (2002 = 100)	119.9		121.7		123.5	126.0	128.5	131.1	133.7
(% change)	2.9		1.5		1.5	2.0	2.0	2.0	2.0

Canadian interest rates (%)
3-Month treasury bills	0.9		1.0		1.0	1.1	1.9	2.9	3.9
10-year government bonds	2.8		1.9		1.9	2.6	3.6	4.6	5.6

United States interest rates (%)
3-Month treasury bills	0.1		0.1		0.1	0.1	0.4	1.6	3.3
10-year government bonds	2.8		1.8		2.0	2.7	3.6	4.6	5.6

Exchange rate (US cents / Canadian $)	101.1		100.1		97.5	97.3	99.0	98.6	97.7

British Columbia goods and services
Export price deflator (% change)	4.8	[4]	0.2	[e]	2.9	3.0	2.4	2.4	2.3

1       European Union (15) is Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden and the UK.

2       Euro zone (17) is Austria, Belgium, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Malta, Netherlands, Portugal, Slovakia, Slovenia and Spain.

3       British Columbia housing starts appear in Table 3.6.3.

4       The 2011 export price deflator is a BC Stats estimate. See footnote 1 in Table 3.6.2 for details.

e        Ministry of Finance estimate.

June Budget Update – 2013/14 to 2015/16

British Columbia Economic Review and Outlook

The Economic Forecast Council, June 2013 Budget Update

Introduction

The Budget Transparency and Accountability Act requires the Minister of Finance, in preparing the provincial budget, to consult the Economic Forecast Council (the Council) on British Columbia’s economic outlook. The 13-member Council is comprised of leading economists from several of Canada’s major banks and private research institutions. In preparation for June Update 2013, Council members submitted their surveys and comments to the Ministry on May 23, 2013.

The main issues raised by the Council include meeting BC’s demand for skilled labour, the ongoing development of BC’s natural resources, the prolonged US economic recovery, slowing demand from Asia, BC’s diminished housing outlook and elevated debt levels among BC households.

Forecast details from the Council surveys are summarized in the table at the end of this topic box.

British Columbia Forecast

Since the February 2013 budget, Council members have downgraded their outlooks for BC real GDP growth in 2013. Weaker domestic activity, slower growth in Asia and the softer BC housing market were cited by members as reasons for their downward revisions.

Chart 1 – Economic Forecast Council Outlook for the BC Economy

Council members’ estimates for BC’s economic growth in 2012 average 1.8 per cent, while forecasts for future expansion averaged 1.6 per cent in 2013, 2.5 per cent in 2014 and 2.6 per cent on average per year from 2015 to 2017. In the February 2013 budget, the Council projected increases of 2.1 per cent per year in both 2012 and 2013, 2.5 per cent in 2014 and an average of 2.6 per cent annually for 2015 to 2017 (see Chart 1).

Council members, on average, estimate that BC’s economy expanded at the same rate as Canada’s in 2012, that BC will grow at a slightly slower rate than the national average in 2013, and that BC’s economy will outperform Canada’s in 2014 and over the medium-term (see Chart 2).

Chart 2 – Economic Forecast Council Outlook for BC and Canada

Council members cited looming skills shortages in BC’s natural resource industries as a critical issue to be addressed in the coming years. The province’s ability to compete with Saskatchewan and Alberta for skilled workers was viewed by members as essential to the success of future development of BC’s mining and natural gas sectors. Council members also emphasized the development of liquefied natural gas (LNG) facilities in BC, as well as the construction of pipelines to transport oil and gas across the province, as supporting the medium-term outlook for BC’s economy.

High household debt in BC and Canada was identified as a concern, as members pointed

June Budget Update – 2013/14 to 2015/16

British Columbia Economic Review and Outlook

to the average level of debt among British Columbians being greater than all other provinces. Council members noted that while mortgage debt (due mainly to BC’s high home prices) is primarily responsible for this increase, the quality of household debt in BC is strong. Further, members pointed out that last summer’s tightening of federal lending measures is working to slow the accumulation of household debt in BC and Canada.

Related to the household debt issue, the Council also referenced BC’s housing market and the recent softening of home prices and home sales across the province. There was general consensus among members that BC’s housing market is not in a bubble, but further moderation in housing activity is expected in the short-term.

Council members noted that continued demand from Asia for BC exports will likely have a positive effect on the BC economic outlook going forward, and that BC should continue to diversify its trade toward growing Asian markets. However, some members suggested that further slowing of China’s economy could hinder growth of BC’s exports (primarily natural resource commodities).

The Council also acknowledged several demographic challenges faced by the province, including an aging population and workforce, increasingly expensive health care services and the recent outflow of workers to Alberta.

Canadian Outlook

The Council, on average, expects the Canadian economy to expand by 1.7 per cent in 2013, following estimated annual growth of 1.8 per cent in 2012. Canada’s real GDP growth is then forecast to increase by 2.4 per cent in 2014, and by an average of 2.4 per cent annually during the 2015 to 2017 period.

Members expect economic growth in Canada to advance at a slower pace than in the US over the forecast period, as sluggish global demand for Canada’s exports and a softer housing market weigh on Canadian economic activity. Council members also noted that federal policies introduced last year aimed at slowing debt accumulation among Canadian households appear to be working.

International Outlook

On average, Council members estimate that US real GDP increased by 2.2 per cent in 2012 and forecast growth of 2.1 per cent for 2013, 3.0 per cent for 2014 and an average of 3.0 per cent annually for the 2015 to 2017 period.

British Columbia Economic Forecast Council:

Summary of BC real GDP Forecasts, annual per cent change

					Average
Participant	Organization	2012	2013	2014	2015-2017
Doug Porter	Bank of Montreal	1.7	1.7	2.5	2.5
Ken Peacock	Business Council of BC	1.9	1.6	2.5	2.3
Cameron Muir	BC Real Estate Association	1.9	2.0	2.6	2.6
Avery Shenfeld	CIBC	1.7	1.6	2.4	2.5
Helmut Pastrick	Central 1 Credit Union	1.8	1.4	2.2	3.3
Marie-Christine Bernard	Conference Board	1.7	1.6	3.1	3.0
Arlene Kish	IHS Global Insight	1.8	1.7	2.5	2.6
Carlos Leitao	Laurentian Bank Securities	1.9	1.6	2.0	2.5
Craig Wright	RBC	1.8	1.6	2.7	2.3
Warren Jestin	Scotiabank	1.7	1.3	2.3	2.7
Ernie Stokes	Stokes Economic Consulting	2.0	2.1	2.5	2.4
Derek Burleton	TD	1.5	1.6	2.6	2.5
David Baxter	Urban Futures Institute	na	na	na	na
Average		1.8	1.6	2.5	2.6
Standard Deviation		0.1	0.2	0.3	0.3

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British Columbia Economic Review and Outlook

Members noted that while the US economy is showing signs of recovery, near-term growth will proceed at a modest pace and that a full recovery is still several years away. Some Council members pointed to recent positive trends in US housing activity (i.e. improvement in homebuilding and house prices) as a critical step in the US economy’s long path toward recovery following the financial crisis. However, several members cited concern over the sluggish pace of US employment growth—along with federal fiscal austerity and higher income taxes—as likely restraints on US economic growth in the foreseeable future.

The Chinese economy was highlighted as well, as several members suggested that the rate of China’s economic growth has stabilized after moderating near the end of 2012. Council members noted that China’s growth rate will outpace most other nations in the coming years, but that it will proceed at a less robust rate than the very strong pace observed in the past. Some members also expect demand for BC’s natural resources to strengthen along with fast-growing Asian economies.

Some Council members also cited significant risks from the ongoing European sovereign debt crisis as a risk to the global outlook. Members warned that austerity and slow growth in Europe may weigh on global trade and commodity prices going forward.

Canadian Dollar

Council members continued to produce divergent forecasts for the value of the Canadian dollar in 2013, with estimates ranging from 92.0 US cents to 102.0 US cents. For 2014, projections ranged from 93.0 US cents to 102.6 US cents and from 93.2 US cents to 102.6 US cents on average over the 2015 to 2017 period.

Chart 3 — Economic Forecast Council Outlook for the Exchange Rate

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British Columbia Economic Review and Outlook

Forecast Survey — Participants’ Opinions

All figures are based	2012			2013		2014		2015 to 2017
on annual averages	Range	Average [1]		Range	Average [1]	Range	Average [1]	Range	Average [2]
British Columbia
Real GDP (% change)	1.5 – 2.0	1.8 (12)	[3]	1.3 – 2.1	1.6 (12)	2.0 – 3.1	2.5 (12)	2.3 – 3.3	2.6 (12)
Nominal GDP (% change)	2.3 – 4.3	3.2 (12)		2.3 – 3.9	3.2 (12)	4.2 – 5.1	4.6 (12)	4.2 – 6.1	4.8 (12)
GDP Deflator (% change)	0.3 – 2.4	1.4 (12)		0.2 – 2.1	1.6 (12)	1.5 – 2.6	2.1 (12)	1.9 – 2.9	2.2 (12)
Real business non-residential investment (% change)	1.0 – 13.2	6.8 (7)		-5.4 – 5.6	2.5 (7)	1.8 – 16.4	6.4 (7)	2.8 – 10.0	6.1 (8)
Real business machinery and equipment investment (%change)	-1.6 – 15.0	7.1 (6)		-2.0 – 8.1	2.5 (6)	0.5 – 14.8	5.4 (6)	2.3 – 6.5	4.3 (7)
Personal Income (% change)	3.2 – 4.8	3.9 (9)		2.0 – 4.7	3.3 (9)	3.5 – 4.9	4.2 (9)	4.0 – 5.4	4.4 (10)
Net Migration (thousand persons)	19.0 – 37.5	28.3 (9)		20.0 – 40.5	30.1 (9)	19.0 – 47.1	35.3 (9)	30.0 – 52.0	40.8 (10)
Employment (% change)	1.6 – 1.7	1.7 (12)		0.2 – 1.4	0.9 (12)	1.1 – 1.9	1.5 (12)	1.0 – 2.0	1.5 (12)
Unemployment rate (%)	6.7 – 6.8	6.7 (12)		6.3 – 6.7	6.5 (12)	5.8 – 6.6	6.3 (12)	5.1 – 6.5	5.9 (12)
Corporate pre-tax profits (% change)	-11.2 – 5.0	0.2 (7)		-1.9 – 10.0	3.6 (7)	3.5 – 11.5	6.6 (7)	3.2 – 10.0	6.8 (8)
Housing starts (thousand units)	27.0 – 27.5	27.4 (12)		21.2 – 28.9	23.9 (12)	19.8 – 31.4	24.1 (12)	21.5 – 30.9	26.5 (12)
Retail sales (% change)	1.9 – 2.8	2.1 (12)		0.4 – 4.0	1.9 (12)	3.0 – 4.0	3.6 (12)	3.2 – 4.8	4.0 (12)
Consumer price index (% chg)	1.1 – 1.5	1.1 (12)		0.3 –1.4	0.8 (12)	1.5 – 2.0	1.7 (12)	1.7 – 2.2	2.0 (12)
United States
Real GDP (% change)	2.2 – 2.2	2.2 (12)		1.8 – 2.4	2.1 (12)	2.6 – 3.3	3.0 (12)	2.5 – 3.3	3.0 (12)
Intended Federal Funds rate (%)	0.00 – 0.25	0.12 (11)		0.00 – 0.25	0.13 (11)	0.00 – 0.25	0.13 (11)	0.50 – 2.50	1.81 (11)
Housing starts (million units)	0.66 – 0.83	0.77 (11)		0.79 – 1.05	0.97 (11)	0.99 – 1.35	1.17 (11)	1.10 – 1.60	1.36 (11)
Canada
Real GDP (% change)	1.8 – 1.8	1.8 (12)		1.5 – 1.8	1.7 (12)	1.9 – 2.9	2.4 (12)	2.1 – 3.0	2.4 (12)
Bank of Canada overnight target rate (%)	1.00 – 1.00	1.00 (11)		0.98 – 1.00	1.00 (11)	1.00 – 1.50	1.19 (11)	2.00 – 3.24	2.62 (11)
Exchange rate (US cents/C$)	98.7 – 100.6	100.0 (12)		92.0 – 102.0	97.9 (12)	93.0 – 102.6	98.5 (12)	93.2 – 102.6	97.3 (12)
Housing starts (million units)	0.21 – 0.22	0.21 (12)		0.17 – 0.20	0.18 (12)	0.17 – 0.21	0.18 (12)	0.17 – 0.20	0.18 (12)
Consumer price index (% chg)	1.5 – 1.8	1.5 (12)		0.9 – 1.7	1.3 (12)	1.6 – 2.2	1.9 (12)	1.6 – 2.1	2.0 (12)

1 Based on responses from participants providing forecasts.

2 Participants provided an average forecast for 2015 to 2017.

3 Number of respondents shown in parenthesis.

June Budget Update – 2013/14 to 2015/16

APPENDICES

A1	Tax Expenditures	101
A1.1	Personal Income Tax — Tax Expenditures	104
A1.2	Corporate Income Tax — Tax Expenditures	105
A1.3	Property Taxes —Tax Expenditures	105
A1.4	Consumption Taxes —Tax Expenditures	106
A2	Interprovincial Comparisons of Tax Rates — 2013	107
A3	Comparison of Provincial and Federal Taxes by Province — 2013	108
A4	Interprovincial Comparisons of Provincial Personal Income Taxes Payable — 2013	110
A5	Material Assumptions — Revenue	111
A6	Natural Gas Price Forecasts: 2013/14 to 2015/16	116
A7	Material Assumptions — Expense	117
A8	Operating Statement — 2006/07 to 2015/16	119
A9	Revenue by Source — 2006/07 to 2015/16	120
A10	Revenue by Source Supplementary Information — 2006/07 to 2015/16	121
A11	Expense by Function — 2006/07 to 2015/16	122
A12	Expense by Function Supplementary Information — 2006/07 to 2015/16	123
A13	Full-Time Equivalents (FTEs) 2006/07 to 2015/16	124
A14	Capital Spending — 2006/07 to 2015/16	125
A15	Statement of Financial Position — 2006/07 to 2015/16	126
A16	Changes in Financial Position — 2006/07 to 2015/16	127
A17	Provincial Debt — 2006/07 to 2015/16	128
A18	Provincial Debt Supplementary Information — 2006/07 to 2015/16	129
A19	Key Provincial Debt Indicators — 2006/07 to 2015/16	130

June Budget Update – 2013/14 to 2015/16

Appendices

A1: Tax Expenditures

Introduction

A tax expenditure is the reduction in revenues from delivering government programs or benefits through the tax system. Tax expenditures are usually made by offering special tax rates, exemptions, or tax credits. Governments introduce tax expenditures primarily to achieve social policy objectives such as transfers to lower income families or to promote economic development and job creation.

Reporting tax expenditures improves government accountability by providing a more complete picture of government activities. The tax expenditure appendix does not include tax expenditures introduced or expanded in the February 2013 budget or June Update 2013. These are described in Part 2: Tax Measures. Beginning with Budget 2012, refundable tax transfers are accounted for in a voted appropriation. This change does not affect the reporting of tax expenditure costs in the following tables.

The Role of Tax Expenditure Programs

Using the tax system to deliver programs can reduce administration costs and compliance costs for recipients. In certain situations, the tax system allows intended beneficiaries to be readily identified from information that is already collected. In these cases setting up a separate expenditure program would result in costly overlap and duplication of effort. An example is the BC Low Income Climate Action Tax Credit, which is delivered through the income tax system. If this were a direct provincial expenditure program, a provincial agency or office would have to be established to duplicate much of the work already done by the Canada Revenue Agency. In addition, it would require individuals to undertake a separate, time-consuming application process to qualify for the benefit.

There are, however, several potential drawbacks to tax expenditure programs. First, their overall cost often receives less public scrutiny than is the case for spending programs because annual budget appropriations by the legislature are not typically required. Second, tax expenditure programs do not always effectively target those who are intended to benefit from them. Some tax expenditure programs that are intended to provide tax relief for low income earners may, in reality, confer the greatest benefit on high income earners who pay the most taxes. Finally, costs are often more difficult to control under a tax expenditure program because the benefits tend to be more open-ended and enforcement is often more difficult than for spending programs.

Tax Expenditure Reporting

Not all tax reductions, credits and exemptions are classed as tax expenditures.

The emphasis is on tax reductions, exemptions and refunds that are close equivalents to spending programs. By implication, the list does not include tax measures designed to meet broad tax policy objectives such as improving fairness in the tax system, or measures designed to simplify the administration of the tax. The list also does not include anything that is not intended to be part of a tax base.

Tax expenditures that cost less than $2 million are generally not included. Where practical, smaller items have been presented together as an aggregate figure.

June Budget Update – 2013/14 to 2015/16

Appendices

British Columbia Tax Expenditures

The following tables report tax expenditure estimates.

The cost of individual tax expenditures cannot be added together to reach a total tax expenditure figure for two reasons:

•             in some cases the programs interact with one another so that eliminating one program could increase or decrease the cost of another; and

•             eliminating certain tax expenditure programs could change the choices taxpayers make, which in turn would affect the cost estimates.

The estimates for each tax expenditure are based on a static analysis of the costs and do not take into account any behavioral changes which could change the costs over time. In addition, estimates are generally recalculated each year using current data sources and using refinements to the methods of estimation that can result in significant changes to the value of a given tax expenditure from prior years’ reports.

In Table A1.1, Personal Income Tax — Tax Expenditures, the list of tax expenditures delivered through the income tax system has been separated into two sub-categories.

•             Provincial Measures: This includes all major tax expenditures that are under provincial policy control.

•             Federal Measures: British Columbia shares the cost of some federal income tax expenditure programs because, under the tax collection agreement between British Columbia and the federal government, the province has agreed to maintain a consistent income tax base with the federal government in the interest of reducing administration and compliance costs.

Harmonized Sales Tax

The Harmonized Sales Tax (HST) combines the seven per cent BC rate with the five per cent federal Goods and Services Tax (GST) rate for a combined HST rate of 12 per cent.

The federal portion of the HST applies to the same goods and services that were taxable under the GST. The provincial portion of the HST applies to the same goods and services that were subject to GST, except items eligible for a provincial point-of-sale rebate or credit.

Exemptions, zero-rating and other measures that apply for the purposes of the federal portion of the HST also apply for the provincial portion of the HST. BC also provides a number of provincial rebates and credits.

BC provides point-of-sale rebates for the provincial portion of the HST on motor fuels, child-sized clothing and footwear, children’s car seats and car booster seats, children’s diapers, and feminine hygiene products. Purchasers pay only the five per cent federal portion of HST on point-of-sale rebate items.

There is also a provincial Residential Energy Credit. The credit is equal to the provincial portion of the HST payable on the purchase of residential energy (excluding service and administration charges).

June Budget Update – 2013/14 to 2015/16

Appendices

Other rebates provided by the province include the BC New Housing Rebate, the BC HST Credit for low and modest income families and individuals, and rebates for public service bodies, including municipalities and other eligible local government entities, universities and public colleges, school authorities, hospital authorities, registered charities and qualifying non-profit organizations.

HST tax expenditures are shown in Table A1.4.

As of April 1, 2013, the HST in BC was eliminated and the provincial sales tax (PST) was re-implemented. In future years, PST tax expenditures will be listed.

June Budget Update – 2013/14 to 2015/16

Appendices

Table A1.1 Personal Income Tax — Tax Expenditures

			2012/13
			Estimated Cost
			($ millions)
	Personal Income Tax
	Provincial Measures
	BC Low Income Climate Action Tax Credit		195
	BC HST Credit		321
	Training tax credit		10
	Venture capital tax credit		21
	Employee venture capital tax credit		2
	BC mining flow-through tax credit		10
	Political contributions tax credit		2
	BC Seniors’ Home Renovation Tax Credit		27
	Provincial Non-Refundable Credits: [1]
	• Charitable donations tax credit		173
	• Tax credits for tuition and education		39
	• Tax credits for persons with disability and medical expenses		65
	• Pension income tax credit		23
	• Credit for persons older than 65 years		56
	• Married and equivalent-to-married credits		95
	• Tax credit for Canada Pension Plan contributions		133
	• Tax credit for Employment Insurance premiums paid		43
	• Children’s Fitness and Arts tax credits		9
	Federal Measures [2]
	• Pension income splitting		52
	• Child care expense deduction		39
	• Exemption from capital gains up to $750,000 for small businesses and family farms		36
	• Deduction for residents of northern and isolated areas		9
	• Non-taxation of business-paid health and dental benefits		151
	• Tax-Free Savings Accounts		12
	• Registered Retirement Savings Plans: [3]
• exemption for	– contributions	354
	– investment earnings	366
• taxation of	– withdrawals	(245)
	Total		475
	• Registered Pension Plans: [3]
• exemption for	– contributions	568
	– investment earnings	535
• taxation of	– withdrawals	(354)
	Total		749

1          Provincial non-refundable credits are generally based on estimates of credit claims by British Columbia residents.

2          These measures are federal measures but the estimates show only the provincial revenue loss. Each measure is calculated from the 2011 federal costs as reported in Government of Canada: Tax Expenditures and Evaluations, 2011, by applying British Columbia residents’ share of the measure and the relevant tax rates, and increasing by projected personal income growth. Certain tax expenditure items have been excluded where no data were available or the amounts were immaterial.

3          Registered retirement savings plans and registered pension plans are treated in the same way as in the federal tax expenditure report. The tax expenditure associated with these plans is presented as the amount of tax that would otherwise be paid in the year of deferral, were the deferral not available. However, this type of estimate overstates the true costs of these preferences because taxes are eventually paid, including tax on investment earnings. An estimate that does not overstate these costs would, however, be difficult to develop and would require some largely speculative assumptions.

June Budget Update – 2013/14 to 2015/16

Appendices

Table A1.2 Corporate Income Tax - Tax Expenditures

		2012/13
		Estimated Cost
		($ millions)
Corporate Income Tax*
Charitable donations deduction [1]		34
Training tax credit		7
Film and television tax credits [2]
– Film and video tax credit	80
– Production services tax credit	350
Total		430
International business activities tax refund [3]		17
Scientific Research and Experimental Development Tax Credit		137
Mining Exploration Tax Credit		47
Interactive Digital Media Tax Credit		26

*        Includes prior year adjustments for refundable tax credits.

1          The deduction offered for corporate charitable donations is a federal measure, but the estimate shows only the provincial revenue loss. This is calculated from the 2011 federal cost as reported in Government of Canada: Tax Expenditures and Evaluations, 2011, by applying British Columbia’s share of corporate taxable income and the relevant tax rates to the federal estimate and increasing it by corporate income tax revenue growth.

2          Includes prior year adjustments of $8 million for the film and video tax credit and $70 million for the production services tax credit.

3          Includes employee income tax refunds.

Table A1.3 Property Taxes — Tax Expenditures

2012/13
Estimated Cost
($ millions)
School and Rural Area Property Tax
Assessment exemption of $10,000 for industrial and business properties [1]	8
Overnight tourist accommodation assessment relief [1]	3
Home Owner Grant [2]	792
Property Transfer Tax
Exemption for first-time home buyers	63
Exemptions for the following:
• Property transfers between related individuals	78
• Property transfers to municipalities, regional districts, hospital districts, library boards, school boards, water districts and educational institutions	8
• Property transfers to charities registered under the Income Tax Act (Canada)	5

1          Estimates are for the 2012 calendar year and include only school and rural area property taxes levied by the province.

2          The Home Owner Grant includes the Northern and Rural Homeowner Benefit. The cost shown is for the 2012/13 fiscal year.

June Budget Update – 2013/14 to 2015/16

Appendices

Table A1.4 Consumption Taxes — Tax Expenditures

2012/13
Estimated Cost
($ millions)
Fuel Tax
Tax exemption for alternative fuels	15
Tax exemption for international flights (jet fuel)	20
Tax exemption for farmers	2
Tax exemption for compressor fuel used to transmit natural gas from wellhead to processing plant	16
Harmonized Sales Tax
BC-specific Rebates and Credits [1]
BC Point-of-Sale Rebates
Motor fuels	293
Books	30
Child-sized clothing and footwear	35
Children’s car seats/booster seats	2
Feminine hygiene products and children’s diapers	11
BC Public Service Body Rebates
Municipalities and other eligible local government entities	228
Universities and public colleges	81
School authorities	82
Hospital authorities	99
Registered charities and qualifying non-profit organizations	60
Other BC Measures
BC New Housing Rebate [2]	535
Residential Energy Credit	217
Exemptions, Zero-rating and Other Measures Shared with the Federal Government [3]
Zero-rating of basic groceries	755
Zero-rating of prescription drugs	115
Zero-rating of medical devices	38
Exemption for residential rent (long term)	155
Exemption for health care services	119
Exemption for child care and personal services	25
Exemption for education services (tuition)	340
Exemption for water and basic garbage collection services	50
Exemption for municipal transit	36
Exemption for ferry, road and bridge tolls	9
Exemption and rebate for legal aid services	5
Foreign Convention and Tour Incentive Program	2
Small suppliers’ threshold	33
Exemption for certain supplies made by charities and non-profit organizations	171

1          Estimates are based on Statistics Canada data and/or administrative data.

2          The new housing rebate cost does not include foregone HST revenue related to grandparented purchases of new housing. There is no provincial HST on grandparented new housing purchases. This foregone revenue is taken into account in gross HST revenue estimates.

3          The estimates show provincial foregone revenue only. Estimates are derived by increasing table A1.4 estimates from the 2012/13-2014/15 Budget and Fiscal Plan by the applicable GDP growth rates from Statistics Canada’s Income and Expenditure Accounts for British Columbia.

June Budget Update – 2013/14 to 2015/16

Appendices

Table A2 Interprovincial Comparisons of Tax Rates — 2013 (Rates known and in effect as of June 1, 2013)1

									Prince
	British						New	Nova	Edward	New-
Tax	Columbia	Alberta	Saskatchewan	Manitoba	Ontario	Quebec	Brunswick	Scotia	Island	foundland
Corporation income tax [2] (per cent of taxable income)
General rate	11	10	12	12	11.5	11.9	10	16	16	14
Manufacturing rate	11	10	10	12	10	11.9	10	16	16	5
Small business rate	2.5	3	2	0	4.5	8	4.5	3.5	4.5	4
Small business threshold ($000s)	500	500	500	400	500	500	500	400	500	500
Corporation capital tax
Non-financial	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Financial	Nil	Nil	.7/3.25	5.0	Nil	Nil	4.0	4.0	5.0	4.0
Health care premiums/month [3]
Individual/family	66.5/133	Nil	Nil	Nil	Nil	up to	Nil	Nil	Nil	Nil
						83/167
Payroll tax (per cent) [4]	Nil	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2.0
Insurance premium tax (per cent)[5]	2-4.4	2-3	3-4	2-3	2-3.5	2-3	2-3	3-4	3.5	4
Fuel tax (cents per litre) [6]
Gasoline	21.17	9.0	15.0	14.0	23.6	30.3	22.3	26.7	22.6	25.6
Diesel	22.67	9.0	15.0	14.0	22.9	31.3	28.3	26.4	30.5	25.8
Sales tax (per cent) [7]
General rate	7	Nil	5	8	8	9.975	8	10	9	8
Tobacco tax (dollars per carton of 200 cigarettes) [8]	42.60	40.00	54.80	65.28	30.36	25.80	44.72	56.34	53.19	47.96

1      Rates shown are those known and in effect as of June 1, 2013.

2      BC intends to increase its general corporate income tax rate to 11 per cent effective April 1, 2013. New Brunswick intends to increase its general corporate income tax rate to 12 per cent effective July 1, 2013. Nova Scotia intends to decrease its small business corporate income tax rate to 3 per cent and reduce the small business threshold to $350,000 both effective January 1, 2014. Manitoba intends to increase its small business threshold to $425,000 effective January 1, 2014.

3      British Columbia has a two-person rate of $120.50; rates will increase effective January 1, 2014 to $69.25 per month for single persons, $125.50 for two-person families, and $138.50 for families of three or more persons. British Columbia provides premium assistance in the form of lower rates or an exemption from premiums for lower income individuals and families. Quebec levies a health contribution that varies with income. Quebec’s health contribution is capped at $150 annually per adult for modest income earners and increases to a maximum of $1,000 annually per adult for high income earners. Ontario levies a health premium as part of its provincial personal income tax system.

4      Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec also levies a compensation tax of up to 2.8 per cent on salaries and wages paid by financial institutions.

5      The lower rate applies to premiums for life, sickness and accident insurance; the higher rate applies to premiums for property insurance including automobile insurance. In Ontario, Quebec and Newfoundland and Labrador specific sales taxes also apply to insurance premiums, except those related to individual life and health.

6      Tax rate is for regular fuel used on highways and includes all provincial taxes payable by consumers at the pump. The British Columbia rate includes 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 6.67 cents per litre for gasoline and 7.67 cents per litre for diesel. The British Columbia rates do not include regional taxes that effectively increase the gasoline and diesel tax rates by 11 cents per litre in the South Coast British Columbia transportation service region and by 3.5 cents per litre in the Capital Regional District. The tax rates for Ontario, Quebec, New Brunswick, Nova Scotia, Newfoundland and Labrador and Prince Edward Island include provincial sales tax based on average pump prices as of June 2013. The Prince Edward Island excise rate consists of an ad valorem tax rate capped at 8.7 cents per litre and a volume-based motor fuel tax rate set at 4.4 cents per litre for gasoline and 11.5 cents per litre for diesel fuel.

7      The rates shown are statutory rates. As part of its GST harmonization, Quebec’s tax rate increased from 9.5 to 9.975% but will no longer apply on top of GST. Ontario, Nova Scotia, New Brunswick, Newfoundland and Labrador and Prince Edward Island also have harmonized their sales taxes with the federal GST. Alberta imposes a 4 per cent tax on short-term rental accommodation.

8      Includes estimated provincial sales tax in all provinces except Alberta, British Columbia and Quebec. British Columbia intends to increase its tobacco tax rate to $44.60 effective October 1, 2013.

June Budget Update – 2013/14 to 2015/16

Appendices

Table A3 Comparison of Provincial and Federal Taxes by Province — 2013

										Prince
		British		Saskat-				New	Nova	Edward	New-
Tax		Columbia	Alberta	chewan	Manitoba	Ontario	Quebec	Brunswick	Scotia	Island	foundland
		($)
Two Income Family of Four - $90,000
1.	Provincial Income Tax	3,161	4,316	4,059	6,605	3,995	7,701	5,889	6,825	6,855	5,528
	Net Child Benefits	0	139	0	—	0	-2,054	0	0	—	0
2.	Property Tax - Gross	3,673	2,903	4,411	3,366	4,977	4,964	4,870	4,099	3,467	2,730
	-Net	3,103	2,903	4,411	2,666	4,977	4,964	4,870	4,099	3,467	2,730
3.	Sales Tax	1,378	13	1,014	1,569	1,976	2,500	2,000	2,355	2,093	1,940
4.	Fuel Tax	218	135	225	210	354	455	335	401	314	384
5.	Net Carbon Tax	236	—	—	—	—	—	—	—	—	—
6.	Provincial Direct Taxes	8,096	7,506	9,709	11,050	11,302	13,566	13,094	13,680	12,729	10,582
7.	Health Care Premiums/Payroll Tax	1,596	—	—	1,935	1,755	4,134	—	—	—	1,800
8.	Total Provincial Tax	9,692	7,506	9,709	12,985	13,057	17,700	13,094	13,680	12,729	12,382
9.	Federal Income Tax	7,620	7,620	7,620	7,620	7,620	7,592	7,620	7,620	7,620	7,620
10.	Net Federal GST	1,315	1,400	1,364	1,216	1,270	1,186	1,265	1,222	1,247	1,227
11.	Total Tax	18,627	16,526	18,693	21,821	21,907	26,478	21,979	22,522	21,596	21,229

Two Income Family of Four - $60,000
1.	Provincial Income Tax	1,322	1,816	1,095	3,468	1,214	3,687	3,246	3,531	3,788	2,948
	Net Child Benefits	0	-411	0	—	0	-3,154	0	0	—	0
2.	Property Tax - Gross	2,674	2,356	2,939	2,721	3,570	3,413	2,708	2,572	2,758	1,879
	-Net	2,104	2,356	2,939	2,021	3,570	3,413	2,708	2,572	2,758	1,879
3.	Sales Tax	1,091	10	830	1,279	1,619	2,143	1,607	1,914	1,651	1,567
4.	Fuel Tax	218	135	225	210	354	455	335	401	314	384
5.	Net Carbon Tax	208	—	—	—	—	—	—	—	—	—
6.	Provincial Direct Taxes	4,943	3,906	5,089	6,978	6,757	6,544	7,896	8,418	8,511	6,778
7.	Health Care Premiums/Payroll Tax	1,596	—	—	1,290	1,170	2,759	—	—	—	1,200
8.	Total Provincial Tax	6,539	3,906	5,089	8,268	7,927	9,303	7,896	8,418	8,511	7,978
9.	Federal Income Tax	3,686	3,686	3,686	3,686	3,686	3,668	3,686	3,686	3,686	3,686
10.	Net Federal GST	1,041	1,147	1,117	991	1,041	1,022	1,016	993	1,008	991
11.	Total Tax	11,266	8,739	9,892	12,945	12,654	13,993	12,598	13,097	13,205	12,655

Two Income Family of Four - $30,000
1.	Provincial Income Tax	0	0	-651	278	-581	-2,714	200	358	1,018	181
	Net Child Benefits	0	-1,239	0	—	-1,593	-3,478	-52	0	—	0
2.	Property Tax - Gross	2,674	2,356	2,939	2,721	3,570	3,413	2,708	2,572	2,758	1,879
	-Net	2,104	2,356	2,939	2,021	3,570	3,413	2,708	2,572	2,758	1,879
3.	Sales Tax	674	8	637	1,026	327	1,931	1,270	1,513	1,243	1,242
4.	Fuel Tax	145	90	150	140	236	303	223	267	209	256
5.	Net Carbon Tax	-126	—	—	—	—	—	—	—	—	—
6.	Provincial Direct Taxes	2,797	1,215	3,075	3,465	1,959	-545	4,349	4,710	5,228	3,558
7.	Health Care Premiums/Payroll Tax	0	—	—	645	585	1,289	—	—	—	600
8.	Total Provincial Tax	2,797	1,215	3,075	4,110	2,544	744	4,349	4,710	5,228	4,158
9.	Federal Income Tax	119	119	119	119	119	111	119	119	119	119
10.	Net Federal GST	24	103	56	-6	80	128	2	-16	-16	-16
11.	Total Tax	2,940	1,437	3,250	4,223	2,743	983	4,470	4,813	5,331	4,261

Unattached Individual - $25,000
1.	Provincial Income Tax	365	452	522	729	357	-57	749	943	1,412	1,052
2.	Property Tax	—	—	—	—	—	—	—	—	—	—
3.	Sales Tax	436	4	343	552	510	916	712	835	672	674
4.	Fuel Tax	145	90	150	140	236	303	223	267	209	256
5.	Net Carbon Tax	-49	—	—	—	—	—	—	—	—	—
6.	Provincial Direct Taxes	897	546	1,015	1,421	1,103	1,162	1,684	2,045	2,293	1,982
7.	Health Care Premiums/Payroll Tax	160	—	—	538	488	1,163	—	—	—	500
8.	Total Provincial Tax	1,057	546	1,015	1,959	1,591	2,325	1,684	2,045	2,293	2,482
9.	Federal Income Tax	1,494	1,494	1,494	1,494	1,494	1,487	1,494	1,494	1,494	1,494
10.	Net Federal GST	67	96	78	46	57	44	53	41	36	29
11.	Total Tax	2,618	2,136	2,587	3,499	3,142	3,856	3,231	3,580	3,823	4,005

June Budget Update – 2013/14 to 2015/16

Appendices

Table A3 Comparison of Provincial and Federal Taxes by Province — 2013 (continued)

Tax		British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	New- founland
		($)
Unattached Individual - $80,000
1.	Provincial Income Tax	3,999	5,286	6,689	7,794	5,253	9,018	7,148	8,414	8,100	6,741
2.	Property Tax - Gross	1,829	2,332	3,189	4,019	3,460	4,530	2,202	3,378	2,542	1,928
	-Net	1,259	2,332	3,189	3,319	3,460	4,530	2,202	3,378	2,542	1,928
3.	Sales Tax	1,087	9	775	1,210	1,610	1,905	1,614	1,852	1,660	1,561
4.	Fuel Tax	218	135	225	210	354	455	335	401	314	384
5.	Net Carbon Tax	186	—	—	—	—	—	—	—	—	—
6.	Provincial Direct Taxes	6,749	7,762	10,878	12,533	10,677	15,908	11,299	14,045	12,616	10,614
7.	Health Care Premiums/Payroll Tax	798	—	—	1,720	1,560	3,819	—	—	—	1,600
8.	Total Provincial Tax	7,547	7,762	10,878	14,253	12,237	19,727	11,299	14,045	12,616	12,214
9.	Federal Income Tax	10,854	10,854	10,854	10,854	10,854	10,823	10,854	10,854	10,854	10,854
10.	Net Federal GST	1,111	1,161	1,082	980	1,039	910	1,028	979	1,004	995
11.	Total Tax	19,512	19,777	22,814	26,087	24,130	31,460	23,181	25,878	24,474	24,063
Senior Couple with Equal Pension Incomes - $30,000
1.	Provincial Income Tax	0	0	-469	-316	-1,526	-1,185	0	-255	0	0
2.	Property Tax - Gross	2,674	2,356	2,939	2,721	3,570	3,413	2,708	2,572	2,758	1,879
	- Net	1,829	2,356	2,939	2,021	3,570	3,413	2,708	2,572	2,758	1,879
3.	Sales Tax	750	7	581	1,019	844	1,628	1,253	1,529	1,215	1,291
4.	Fuel Tax	145	90	150	140	236	303	223	267	209	256
5.	Net Carbon Tax	-57	—	—	—	—	—	—	—	—	—
6.	Provincial Direct Taxes	2,667	2,453	3,201	2,864	3,124	4,159	4,184	4,113	4,182	3,426
7.	Health Care Premiums/Payroll Tax	0	—	—	—	—	20	—	—	—	—
8.	Total Provincial Tax	2,667	2,453	3,201	2,864	3,124	4,179	4,184	4,113	4,182	3,426
9.	Federal Income Tax	0	0	0	0	0	0	0	0	0	0
10.	Net Federal GST	313	342	311	318	305	270	272	272	279	296
11.	Total Tax	2,980	2,795	3,512	3,182	3,429	4,449	4,456	4,385	4,461	3,722

Personal Income Tax

•          Income tax is based on basic personal credits, applicable credits and typical major deductions at each income level. Quebec residents pay federal income tax less an abatement of 16.5 per cent of basic federal tax. This abatement has been used to reduce Quebec provincial tax rather than federal tax, for comparative purposes. The two income family of four with $60,000 annual income is assumed to have one spouse earning $40,000 and the other $20,000, the family with $90,000 income is assumed to have one spouse earning $50,000 and the other $40,000, the family with $30,000 is assumed to have each spouse earning $15,000 and each senior is assumed to receive $15,000. All representative families are assumed to have employment income except the senior couple.

Net Child Benefits

•          Net child benefits are provincial measures affecting payments to families with children. Provincial child benefit measures are available in British Columbia (BC Family Bonus), Alberta (Family Employment Credit), Saskatchewan (Child Benefit), Ontario (Child Benefit), Quebec (Child Assistance Payments), New Brunswick (Child Tax Benefit), Nova Scotia (Child Benefit) and Newfoundland (Child Benefit). In addition, the Alberta government has chosen to vary the amount of the basic federal child tax benefit that its residents receive (shown as a net amount).

Property Tax

•          It is assumed that the individual at $25,000 rents accommodation; the family at $30,000 and at $60,000 and the senior couple own bungalows; the family at $90,000 owns a two-story executive style home; and the single at $80,000 owns a luxury condominium, in a major city for each province. Net local and provincial property taxes are estimated as taxes owing after credits provided through the property tax system are subtracted.

Sales, Fuel and Carbon Tax Estimates

•          Includes sales tax on meals, liquor and accommodation. Estimates are based on expenditure patterns from the Survey of Household Spending. In estimating individual and family taxable consumption, disposable income is reduced by 20 per cent to reflect housing (mortgage and property taxes or rent) costs. The senior couple is assumed to own their home and have no mortgage costs. For each province, disposable income is further reduced by estimated federal income taxes, estimated provincial income taxes and health care premiums if applicable. In addition, the single individual with $80,000 annual income and the family with $90,000 annual income are assumed to have savings equal to 5 per cent of their disposable income. For each family, disposable income is distributed among expenditures using the consumption pattern of a typical family with the relevant characteristics as estimated by the family expenditure survey and the relevant sales tax component is extracted. Sales tax includes provincial retail sales taxes in Saskatchewan, Manitoba and Prince Edward Island, Quebec’s value added tax, the provincial component of the HST in BC, Ontario, New Brunswick, Nova Scotia and Newfoundland, Alberta’s Tourism Levy and the federal GST. Sales tax estimates have been reduced by sales tax credits where applicable.

Fuel tax is based on annual consumption: 1,000 litres of unleaded fuel for the single at $25,000, the family at $30,000 and the senior couple; others are assumed to consume 1,500 litres.

•          Carbon tax applies in British Columbia to household consumption of gasoline, natural gas and home heating fuel. Estimated carbon tax liabilities are based on natural gas and home heating fuel consumption amounts from the Survey of Household Spending and the assumed fuel consumption noted above. Net carbon tax is estimated as carbon tax liabilities less the BC Low income Climate Action Tax Credit where applicable. In previous years, the five per cent personal income tax cut in the first two tax bracket rates was shown as a reduction in carbon tax.

Health Care Premiums/Payroll Tax

•          A health care premium is levied in British Columbia and Quebec only. Approximately 50 per cent of British Columbia premiums are paid by employers on behalf of their employees with the remainder paid by individuals, either by employees or by residents who are not employed. Payroll taxes, in the four provinces that levy them, are paid by the employer. Employer-paid payroll taxes and health care premiums are generally reflected in reduced wages.

Effective Tax Rates

•           British Columbia taxes have been calculated using rates in effect for 2013. Taxes for other provinces were calculated using rates that were announced prior to June 1, 2013, and that come into effect during 2013.

June Budget Update – 2013/14 to 2015/16

Appendices

Table A4 Interprovincial Comparisons of Provincial Personal Income Taxes Payable1 — 2013 (Rates known as of June 1, 2013)

									Prince
	British		Saskat-				New	Nova	Edward	New-
Taxable income	Columbia	Alberta	chewan	Manitoba	Ontario	Quebec[2]	Brunswick	Scotia	Island	foundland
	Annual provincial taxes payable[3] ($)
$10,000	0	0	0	0	0	0	0	0	0	0
$20,000	81	121	392	1,043	466	358	442	858	1,088	628
$30,000	872	1,053	1,417	2,078	1,237	1,728	1,617	1,752	2,001	1,515
$40,000	1,439	1,985	2,442	3,260	1,869	3,290	2,677	3,187	3,234	2,532
$50,000	2,177	2,921	3,614	4,466	2,902	4,965	3,963	4,626	4,552	3,734
$60,000	2,944	3,916	4,908	5,735	3,814	6,604	5,304	6,130	5,927	4,979
$70,000	3,714	4,916	6,208	7,150	4,729	8,241	6,650	7,797	7,482	6,249
$80,000	4,620	5,916	7,508	8,890	5,958	9,878	8,017	9,464	9,152	7,579
$100,000	6,966	7,916	10,108	12,370	9,284	13,735	10,909	12,857	12,492	10,239
$125,000	10,526	10,416	13,406	16,720	13,636	19,081	14,524	17,232	17,084	13,564
$150,000	14,201	12,916	17,156	21,070	17,989	24,372	18,515	21,607	21,676	16,889

	Provincial personal income taxes as a per cent of taxable income (%)
$10,000	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
$20,000	0.4	0.6	2.0	5.2	2.3	1.8	2.2	4.3	5.4	3.1
$30,000	2.9	3.5	4.7	6.9	4.1	5.8	5.4	5.8	6.7	5.0
$40,000	3.6	5.0	6.1	8.1	4.7	8.2	6.7	8.0	8.1	6.3
$50,000	4.4	5.8	7.2	8.9	5.8	9.9	7.9	9.3	9.1	7.5
$60,000	4.9	6.5	8.2	9.6	6.4	11.0	8.8	10.2	9.9	8.3
$70,000	5.3	7.0	8.9	10.2	6.8	11.8	9.5	11.1	10.7	8.9
$80,000	5.8	7.4	9.4	11.1	7.4	12.3	10.0	11.8	11.4	9.5
$100,000	7.0	7.9	10.1	12.4	9.3	13.7	10.9	12.9	12.5	10.2
$125,000	8.4	8.3	10.7	13.4	10.9	15.3	11.6	13.8	13.7	10.9
$150,000	9.5	8.6	11.4	14.0	12.0	16.2	12.3	14.4	14.5	11.3

1         Calculated for a single individual with wage income and claiming credits for Canada Pension Plan and Quebec Pension Plan contributions, Employment Insurance premiums, Quebec Parental Insurance Plan premiums, and the basic personal amount.

2         Quebec residents pay federal tax less an abatement of 16.5 per cent of federal tax. In the table, the Quebec abatement has been used to reduce Quebec provincial personal income tax for comparative purposes.

3         Includes provincial low income reductions, surtaxes payable in Ontario and Prince Edward Island, and the Ontario Health Premium tax. Excludes credits for sales and property tax credits.

June Budget Update – 2013/14 to 2015/16

Appendices

Table A5 Material Assumptions — Revenue

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2013/14	Plan 2014/15	Plan 2015/16	2013/14 Sensitivities
Personal income tax	$7,271	$7,831	$8,184
Current calendar year assumptions
Personal income growth	3.1%	4.0%	4.1%	+/- 1% change in 2013 BC personal income growth equals +/- $75 to $100 million
Labour income growth	3.3%	4.2%	4.3%
Tax base growth	5.8%	4.2%	4.6%
Average tax yield	4.93%	5.17%	5.21%
Current-year tax	$6,824	$7,467	$7,869
Prior year’s tax assessments	$338	$348	$358
Unapplied taxes	$80	$80	$80

+/-1% change in 2012 BC personal or taxable income growth equals +/- $75 to $100 million one-time effect (prior-year adjustment) and could result in an additional +/-$60 to $80 million base change in 2013/14

BC Tax Reduction	$-108	$-110	$-112
Non-Refundable BC tax credits	$-61	$-56	$-56
Policy neutral elasticity *	1.3	1.4	1.3
Fiscal year assumptions
Prior-year adjustment	$0

2012 Tax-year	2012 Assumptions
Personal income growth	3.8%
Tax base growth	3.7%
Average 2012 tax yield	4.92%
2012 tax	$6,440
2011 & prior year’s tax assessments	$328
Unapplied taxes	$80
BC Tax Reduction	$-107
Non-Refundable BC tax credits	$-61
Policy neutral elasticity *	1.2

* Ratio of annual per cent change in current-year revenue to annual per cent change in personal income (calendar year).

Corporate income tax	$2,109	$2,237	$2,295
Components of revenue (fiscal year)
Advance instalments	$2,254	$2,333	$2,394
International Business Activity Act refunds	$-20	$-20	$-20
Prior-year adjustment	$-125	$-76	$-79
Current calendar year assumptions
National tax base ($ billions)	$258.0	$274.6	$288.8	+/- 1% change in the 2013 national tax base equals +/- $25 to $30 million
BC instalment share of national tax base	11.2%	11.1%	10.8%
Effective tax rates (general/small business)	10.75/2.5	11.0/2.5	11.0/2.5
BC tax base growth (post federal measures)	4.2%	5.4%	6.2%
BC corporate profits growth	3.8%	5.3%	6.5%	+/- 1% change in the 2012 BC tax base equals +/- $25 to $30 million in 2013/14
Non-Refundable BC tax credits	$-92	$-97	$-102

2012 Tax-year	2012 Assumptions
BC tax base growth (post federal measures)	1.6%
BC corporate profits growth	-0.2%
Gross 2012 tax	$1,966
Prior-year adjustments	$-125
Prior years losses/gains (included in above)	$0
Non-Refundable BC tax credits	$-87

Revenue is recorded on a cash basis. Due to lags in the federal collection and instalment systems, changes to the BC corporate profits and tax base forecasts affect revenue in the succeeding year. The 2013/14 instalments from the federal government reflects two-third of payments related to the 2013 tax year (paid during Apr-July 2013 and adjusted in Sept and Dec) and one-third of 2014 payments. Instalments for the 2013 (2014) tax year are based on BC’s share of the national tax base for the 2011 (2012) tax year and a forecast of the 2013 (2014) national tax base. BC’s share of the 2011 national tax base was 11.2%, based on tax assessments as of December 31, 2012. Cash adjustments for any under/over payments from the federal government in respect of 2012 will be received/paid on March 31, 2014.

Provincial sales tax	$5,927	$6,106	$6,325
Provincial sales tax base growth (fiscal year)	3.5%	3.9%	4.2%	+/- 1% change in the 2013 consumer expenditure growth equals up to +/- $15 million
Calendar Year
Nominal consumer expenditure	3.1%	4.7%	4.8%
Nominal business investment	6.4%	4.3%	4.9%
Other expenditures	3.5%	4.3%	4.5%
Components of Provincial sales tax revenue				+/-1% change in the 2013 business investment growth equals up to +/- $20 million
Consolidated Revenue Fund	$5,913	$6,092	$6,311
BC Transportation Financing Authority	$14	$14	$14

June Budget Update – 2013/14 to 2015/16

Appendices

Table A5 Material Assumptions — Revenue (continued)

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2013/14	Plan 2014/15	Plan 2015/16	2013/14 Sensitivities
Fuel and carbon taxes	$2,113	$2,137	$2,165
Calendar Year
Real GDP	1.4%	2.2%	2.5%
Gasoline volumes	0.0%	0.0%	0.0%
Diesel volumes	2.0%	2.0%	2.0%
Natural gas volumes	1.4%	2.2%	2.5%
Carbon tax rates (July 1)
Carbon dioxide equivalent emissions ($/tonne)	$30	$30	$30
Natural gas (cents/gigajoule)	148.98 ¢	148.98 ¢	148.98 ¢
Gasoline (cents/litre)	6.67 ¢	6.67 ¢	6.67 ¢
Light fuel oil (cents/litre)	7.67 ¢	7.67 ¢	7.67 ¢
Carbon tax revenue	$1,187	$1,203	$1,224
Components of fuel tax revenue
Consolidated Revenue Fund	$505	$510	$514
BC Transit	$12	$12	$12
BC Transportation Financing Authority	$409	$412	$415
	$926	$934	$941
Property taxes	$2,053	$2,159	$2,246
Calendar Year
BC Consumer Price Index	0.9%	1.9%	2.1%	+/- 1% change in new construction & inflation equals up to +/- $15 million in residential property taxation revenue
Housing starts	23,800	24,015	26,041
Home owner grants (fiscal year)	$-825	$-845	$-866
Components of revenue
Residential (net of home owner grants)	$688	$720	$754
Non-residential	$1,079	$1,138	$1,173	+/- 1% change in new construction and inflation equals up to +/- $10 million in non-residential property taxation revenue
Rural area	$95	$97	$100
Police	$31	$32	$33
BC Assessment Authority	$81	$84	$87
BC Transit	$79	$88	$99
Other taxes	$1,859	$1,899	$1,952
Calendar Year
Population	0.9%	1.1%	1.2%
BC Consumer Price Index	0.9%	1.9%	2.1%
BC housing starts	-13.3%	0.9%	8.4%
Real GDP	1.4%	2.2%	2.5%
Nominal GDP	3.1%	4.3%	4.5%
Components of revenue
Property transfer	$715	$733	$781
Tobacco	$709	$726	$726
Insurance premium and other	$435	$440	$445

June Budget Update – 2013/14 to 2015/16

Appendices

Table A5 Material Assumptions — Revenue (continued)

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2013/14	Plan 2014/15	Plan 2015/16	2013/14 Sensitivities
Energy, sales of Crown land tenures, metals, minerals and other	$1,751	$1,759	$1,784
Natural gas price				+/- $0.50 change in the natural gas price equals +/- $117 to $125 million. Sensitivities can vary significantly especially at lower prices
Plant inlet, $Cdn/gigajoule	$2.25	$2.51	$2.89
Sumas, $US/MMBtu	$3.77	$4.08	$4.51
Natural gas production volumes
Billions of cubic metres	39.1	42.1	48.3
Petajoules	1,553	1,671	1,916
Annual percent change	9.6%	7.6%	14.7%
Oil price ($US/bbl at Cushing, Ok)	$93.41	$93.39	$93.37	+/- 1% change in natural gas volumes equals +/- $3 million on natural gas royalties +/-1 cent change in the exchange rate equals +/- $4 million on natural gas royalties

Auctioned land base (000 hectares)	100	100	100
Average bid price/hectare ($)	$1,100	$750	$750
Cash sales of Crown land tenures	$110	$75	$75
Metallurgical coal price ($US/tonne, fob west coast)	$172	$177	$171
Copper price ($US/lb)	$3.40	$3.39	$3.33
Annual electricity volumes set by treaty	4.3	4.1	4.1
(million mega-watt hours)
Mid-Columbia electricity price	$37	$37	$39	+/- 10% change in the average Mid-Columbia electricity price equals +/- $10 million
($US/mega-watt hour)
Exchange rate (US¢/ Cdn$, calendar year)	97.5	97.3	99.0
Components of revenue
Natural gas royalties	$397	$437	$518
Bonus bids, fees and rentals	$849	$795	$736

Based on a recommendation from the Auditor General to be consistent with generally accepted accounting principles, bonus bid revenue recognition reflects nine-year deferral of cash receipts from the sale of Crown land tenures

Petroleum royalties	$93	$96	$92
Columbia River Treaty electricity sales	$145	$140	$145
Coal	$171	$162	$143
Minerals, metals and other	$54	$85	$102
Oil and Gas Commission fees and levies	$42	$44	$48
Royalty programs and infrastructure credits
Summer drilling	$-5	$0	$0
Deep drilling	$-228	$-297	$-442
Road and pipeline infrastructure	$-30	$-65	$-119
Total	$-263	$-362	$-561
Implicit average natural gas royalty rate	11.3%	10.4%	9.3%

Royalty program (marginal, low productivity and ultra marginal drilling) adjustments reflect reduced royalty rates.

Natural gas royalties incorporate royalty programs and Treasury Board approved infrastructure credits.

June Budget Update – 2013/14 to 2015/16

Appendices

Table A5 Material Assumptions — Revenue (continued)

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2013/14	Plan 2014/15	Plan 2015/16	2013/14 Sensitivities
Forests	$593	$657	$693
Prices (calendar year average)				+/- US$50 change in SPF price equals +/- $25 to $50 million
SPF 2x4 ($US/1000 bd ft)	$348	$308	$300
Random Lengths Composite
($US/thousand board feet)	$377	$343	$336
Pulp ($US/tonne)	$828	$800	$800	+/- US$50 change in pulp price equals +/-$5 to $10 million +/- Cdn$10 change in average log price equals +/-$10 to $20 million
Coastal log ($Cdn/cubic metre)
(Vancouver Log Market, fiscal year)	$87	$82	$80

Fiscal Year Trade Assumptions
Export tax rate (effective rate)	2.5%	5.0%	5.0%
Lumber shipments and consumption (billion board feet)				+/-1 cent change in exchange rate equals
U.S. lumber consumption	39.4	40.8	41.4
BC surge trigger volumes	8.4	8.6	8.8	+/- $5 to $10 million on stumpage revenue
BC lumber exports to US	7.0	8.1	8.8
				+/- 10% change in Interior harvest volumes equals
Crown harvest volumes (million cubic metres)
Interior	50.7	51.0	51.8	+/- $15 to $20 million
Coast	13.8	14.0	14.2	+/-10% change in Coastal harvest volumes equals
Total	64.5	65.0	66.0
BC Timber Sales (included in above)	11.4	11.7	11.9	+/- $3 to $6 million

Components of revenue				The above sensitivities relate to stumpage revenue only. Depending on market conditions, changes in stumpage revenues may be offset by changes in softwood lumber border tax revenues
Tenures	$292	$317	$341
BC Timber Sales	$187	$191	$195
Federal border tax (SLA 2006)	$65	$100	$108
Logging tax	$20	$20	$20
Other CRF revenue	$15	$15	$15
Recoveries	$14	$14	$14

2015/16 SLA 2006 border tax forecast assumes a continuation of the Softwood Lumber Agreement beyond its current October 2015 expiry date.

Other natural resources	$502	$484	$490
Components of revenue
Water rental and licences*	$434	$416	$422
Recoveries	$48	$48	$48
Angling and hunting permits and licences	$13	$13	$13
Recoveries	$7	$7	$7

* Water rentals for power purposes are indexed to Consumer Price Index.

Other revenue	$9,766	$9,293	$9,517
Components of revenue
Fees and licences
Consolidated Revenue Fund	$2,877	$2,989	$3,187
Medical Services Plan premiums	$2,059	$2,176	$2,307
Motor vehicle licences and permits	$492	$497	$503
Other Consolidated Revenue Fund	$326	$316	$377
Recoveries	$256	$199	$187
MSP recoveries	$97	$95	$87
Other recoveries	$159	$104	$100
Crown corporations and agencies	$105	$106	$108
Other service delivery agencies	$1,874	$1,921	$1,965
Post-secondary education fees	$1,394	$1,439	$1,484
Other health-care related fees	$326	$328	$327
School Districts	$154	$154	$154
Investment earnings
Consolidated Revenue Fund	$92	$95	$100
Fiscal agency loans & sinking funds earnings	$818	$900	$1,011
Crown corporations and agencies	$18	$15	$15
Other service delivery agencies	$130	$128	$125
Sales of goods and services	$909	$921	$933
Miscellaneous	$2,207	$1,869	$1,886
Asset sales	$480	$150	—

June Budget Update – 2013/14 to 2015/16

Appendices

Table A5 Material Assumptions — Revenue (continued)

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2013/14	Plan 2014/15	Plan 2015/16	2013/14 Sensitivities
Health and social transfers	$5,883	$5,890	$6,192
National Cash Transfers
Canada Health Transfer (CHT)	$30,283	$32,100	$34,026
Wait Times Reduction Transfer (WTRT)	$250	—	—	+/- 0.1% change in BC’s population share equals +/- $55 to $60 million
Canada Social Transfer (CST)	$12,215	$12,582	$12,959
BC share of national population (June 1)	13.13%	13.14%	13.16%
BC health and social transfers revenue
CHT	$4,220	$4,220	$4,479
WTRT	$33	—	—
CST	$1,604	$1,653	$1,706
Prior-year adjustments	$4
Health deferral
Diagnostic and Medical Equipment	$15	$10	—
Medical Equipment Trust	$7	$7	$7
Other federal contributions	$1,597	$1,483	$1,413
Components of revenue
Other Consolidated Revenue Fund	$160	$192	$123
Labour Market Development Agreement	$301	$302	$302
Local Government Services and Transfers	$20	—	—
Canada-BC Co-operation on Immigration	$94	—	—
Labour Market Agreement	$66	$66	$66
Other recoveries	$196	$175	$175
Crown corporations and agencies	$222	$207	$201
Other service delivery agencies	$538	$541	$546
Service delivery agency direct revenue	$6,083	$5,705	$5,763
School districts	$495	$496	$496
Post-secondary institutions	$2,983	$3,046	$3,119
Health authorities and hospital societies	$812	$814	$816
BC Transportation Financing Authority	$624	$495	$479
Other service delivery agencies	$1,169	$854	$853
Commercial Crown corporation net income	$2,815	$2,882	$3,007
BC Hydro	$545	$611	$684
reservoir water inflows	100%	100%	100%	+/-1% in hydro generation = +/-$15 million

mean gas price	3.62	4.01	4.21	+/-10% = -/+$5 million
(Sumas, $US/MMbtu — BC Hydro forecast based on NYMEX forward selling prices)
electricity prices	29.23	33.52	35.80	+/-10% change in electricity trade margins = +/-$20 million
(Mid-C, $US/MWh)
allowed return on deemed equity	11.84%	11.84%	11.84%	+/-1% = +/-$50 million
ICBC	$257	$222	$205
vehicle growth	+1.4%	+1.5%	+1.5%	+/-1% = +/-$40 million
current claims cost percentage change	+2.8%	+4.8%	+3.4%	+/-1% = -/+$31 million
investment return	3.7%	3.8%	3.7%	+/-1% return = +/-$122 to $127 million
loss ratio	86.4%	87.6%	88.3%

June Budget Update – 2013/14 to 2015/16

Appendices

Table A6 Natural Gas Price Forecasts — 2013/14 to 2015/16

				Adjusted to fiscal years and
				$C/gigajoule at plant inlet
Private sector forecasts (calendar year)	2013	2014	2015	2013/14	2014/15	2015/16
Sproule Alliance Plant Gate CDN$/MMBtu (Apr 30, 13)	2.95	3.33	3.42	2.06	2.34	2.66
TD Economics Henry Hub FuturesUS$/MMBtu (May 13, 13)	3.65	4.01	n/a	2.12	n/a	n/a
CIBC World Markets Inc. Henry Hub US$/MMBtu (May 23, 13)	3.75	3.75	n/a	2.19	n/a	n/a
McDaniel BC Spot Plant Gate C$MMBtu (Apr 1, 13)	3.21	3.55	4.05	2.25	2.62	3.05
BMO Alberta Empress US$/MMBtu (May 22, 13)	3.30	3.65	n/a	2.34	n/a	n/a
EIA Henry Hub US$/MMBtu (May 7, 13)	3.80	4.00	n/a	2.37	n/a	n/a
GLJ BC Spot Plant Gate CDN$/MMBtu (Apr 1, 13)	3.23	3.48	3.93	2.42	2.54	2.96
Sproule BC Plant Inlet CDN$/MMBtu (Apr 30, 13)	3.55	3.85	3.89	2.45	2.66	2.93
GLJ Midwest Chicago US$/MMBtu (Apr 1, 13)	4.03	4.35	4.85	2.48	2.54	2.98
McDaniel Henry Hub US$/MMBtu (Apr 1, 13)	3.95	4.30	4.85	2.49	2.83	3.28
Sproule Henry Hub US$/MMBtu (Apr 30, 13)	3.99	4.27	4.31	2.51	2.66	2.90
Fekete AECO-C Spot CDN$/MMBtu (Apr 2, 13)	3.39	3.80	4.15	2.56	2.86	3.20
GLJ Sumas Spot US$/MMBtu (Apr 1, 13)	3.82	4.15	4.65	2.56	2.71	3.16
Sproule Sumas Spot CDN$/MMBtu (Apr 30, 13)	4.14	4.40	4.44	2.56	2.74	3.01
McDaniel AECO-C Spot C$/MMBtu (Apr 1, 13)	3.50	3.85	4.35	2.57	2.94	3.38
Scotiabank Group Henry Hub US$/MMBtu (Apr 30, 13)	4.00	4.50	n/a	2.58	n/a	n/a
Sproule Alberta AECO-C Spot CDN$/MMBtu (Apr 30, 13)	3.65	3.91	3.95	2.69	2.88	3.15
GLJ Henry Hub US$/MMBtu (Apr 1, 13)	3.92	4.25	4.75	2.70	2.77	3.21
GLJ Alberta AECO-C Spot CDN$/MMBtu (Apr 1,13)	3.54	3.83	4.28	2.80	2.91	3.34
NYMEX Forward Market converted to Plant Inlet CDN$/GJ (May 21, 13)				2.75	2.77	2.79
Average all minus high/low				2.46	2.73	3.10
Average one forecast per consultant minus high/low				2.41	2.77	3.14
Natural gas royalty price forecast				2.25	2.51	2.89

GLJ: Gilbert Laustsen Jung Petroleum Consultants Ltd

US EIA: US Energy Information Administration

AECO: Alberta Energy Company

McDaniel: McDaniel & Associates Consultants Ltd

Natural Gas Prices

June Budget Update – 2013/14 to 2015/16

Appendices

Table A7 Material Assumptions - Expense

Ministry Programs and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2013/14	Plan 2014/15	Plan 2015/16	Sensitivities 2013/14
Advanced Education	1,953	1,936	1,911
Student spaces in public institutions (# FTEs)	200,936	201,068	201,078	The number of student spaces may vary depending on the financial and other policies of post-secondary institutions.
Children and Family Development	1,345	1,352	1,386
Average children-in-care caseload (#)	8,040	8,040	8,040

Caseload is expected to remain stable. A 1% increase in the cost per case or a 1% increase in the average caseload will affect expenditures by approximately $1.7 million (excluding Delegated Aboriginal Agencies).

Average annual residential cost per child in care ($)	36,500	36,500	36,500
Education	5,366	5,387	5,387
Enrolment (# of FTEs)	548,502	548,711	550,171	Enrolment figures are based on BC Stats and school district enrolment trends, to which the Ministry has added forecasts for distributed learning, adult education, and summer learning.
School age (K–12)	524,250	524,460	526,239
Distributed Learning (online)	11,907	11,907	11,588
Summer	6,117	6,117	6,117
Adults	6,228	6,228	6,228
Forests, Lands and Natural Resource Operations	561	591	589
BC Timber Sales	158	159	159

Targets can be impacted by changes to actual inventory costs incurred. There is a lag of approximately 1.5 years between when inventory costs are incurred and when they are expensed. Volume harvested can also impact targets. For example, if volume harvested is less than projected in any year then capitalized expenses will also be reduced in that year.

Direct Fire Fighting	63	63	63	Over the past several years, Direct fire fighting costs have ranged from a low of $19 million in 1997 to $382 million in 2009.
Health	16,551	16,944	17,405
Pharmacare	1,179	1,179	1,203	A 1% change in utilization or drug prices affects costs by approximately $10 million.
Medical Services Plan (MSP)	3,982	4,009	4,029	A 1% increase in volume of services provided by fee-for-service physicians affects costs by approximately $25 million.
Regional Services	11,121	11,487	11,901
Justice	1,140	1,145	1,147
New cases filed/processed (# for all courts)	285,000	285,000	285,000

The number of criminal cases proceeded on by the provincial and federal Crown (including appeals to higher courts in BC), the number of civil and family litigation cases, the number of violation tickets disputed, and the number of municipal bylaw tickets disputed which would go to court for resolution.

Crown Proceedings Act (CPA)	25	25	25	The number and size of litigation brought against the province, as well as the effectiveness of mitigation strategies and legal defence.
Policing, Victim Services and Corrections	596	604	606	The volume and severity of criminal activity, the number of inmate beds occupied and the number of offenders under community supervision.
Emergency Program Act (EPA)	15	15	15	The number and severity of natural disasters.

June Budget Update – 2013/14 to 2015/16

Appendices

Table A7 Material Assumptions — Expense (continued)

Ministry Programs and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2013/14	Plan 2014/15	Plan 2015/16	Sensitivities 2013/14
Social Development and Social Innovation	2,487	2,504	2,504
Temporary Assistance annual average caseload (#)	48,500	45,000	44,800

The expected to work caseload is sensitive to fluctuations in economic and employment trends in the service sector. A 1% change in the Temporary Assistance annual average caseload or average cost per case will affect expenditures by approximately $4.5 million annually.

Disability Assistance annual average caseload (#)	88,800	91,900	91,900

The caseload for persons with disabilities is sensitive to the aging of the population and longer life expectancy for individuals with disabilities and significant health issues. A 1% change in the Disability Assistance annual average caseload or average cost per case will affect expenditures by approximately $7.5 million annually.

Total annual average caseload (#)	137,300	136,900	136,700	The average cost per case is sensitive to the composition of the caseload, and reported income.
Adult Community Living:				The adult community living caseload is sensitive to the pressures of an aging population. A 1% increase in the adult caseload will increase expenditures by approximately $2.6 million.
Residential Services:
Average caseload (#)	6,050	6,341	6,626
Average cost per client ($)	68,463	65,964	63,185
Day Programs:
Average caseload (#)	15,416	16,156	16,882
Average cost per client ($)	16,927	16,311	15,624
Personal Supports Initiative
Average caseload (#)	593	767	945
Average cost per client ($)	16,108	12,454	10,108
Tax Transfers	835	850	1,011
Individuals	331.2	331.2	477.2

These tax transfers are now expensed as required under generally accepted accounting principles. Previously the family bonus was split 50/50 between expense program and as reduction to revenue while all other refundable credits were recorded as reduction to revenue.

Low Income Climate Action	194.0	194.0	194.0
Childcare & Early Childhood support			146.0
Sales Tax	53.0	53.0	53.0
Small Business Venture Capital	25.0	25.0	25.0
BC Senior’s Home Renovation	27.0	27.0	27.0
Other tax transfers to individuals	30.8	31.5	31.5
Family Bonus Program	1.4	0.7	0.7
Corporations	503.8	518.8	533.8
Film and Television	70.0	70.0	70.0
Production Services	270.5	280.5	290.5
Scientific Research & Experimental
Development	78.3	83.3	88.3
Interactive Digital Media	35.0	35.0	35.0
Mining Exploration	36.0	36.0	36.0
Other tax transfers to corporations	14.0	14.0	14.0
Management of Public Funds and Debt	1,257	1,297	1,357
Interest rates for new provincial borrowing:				Full year impact on MoPD on interest costs of a 1% change in interest rates equals $65 million; $100 million increase in debt level equals $2.5 million.
Short-term	1.08%	1.30%	2.23%
Long-term	2.95%	3.79%	4.81%
CDN/US exchange rate (cents)	103.2	102.1	101.1
Service delivery agency net spending	5,640	5,766	5,817
School districts	187	254	267
Post-secondary institutions	2,964	3,011	2,907
Health authorities and hospital societies	671	618	628
BC Transportation Financing Authority	940	1,011	1,097
Other service delivery agencies	878	872	918

June Budget Update – 2013/14 to 2015/16

Appendices

Table A8 Operating Statement — 2006/07 to 2015/16

							Preliminary	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Estimate	Plan	Plan	annual
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	change
											(per cent)
Revenue	38,771	40,109	38,809	38,077	40,807	41,963	42,191	44,239	44,817	46,263	2.0
Expense	(34,534)	(36,928)	(38,747)	(39,887)	(41,049)	(42,178)	(43,337)	(43,936)	(44,463)	(45,517)	3.1
Surplus (deficit) before unusual items	4,237	3,181	62	(1,810)	(242)	(215)	(1,146)	303	354	746
Forecast allowance	—	—	—	—	—	—	—	(150)	(200)	(300)
Negotiating Framework incentive payments	(264)	(4)	(2)	—	—	—	—	—	—	—
Climate Action Dividend	—	(440)	20	—	—	—	—	—	—	—
Liability for HST transition funding repayment	—	—	—	—	—	(1,599)	—	—	—	—
Surplus (deficit)	3,973	2,737	80	(1,810)	(242)	(1,814)	(1,146)	153	154	446

Per cent of GDP: [1]
Surplus (deficit)	2.1	1.4	0.0	-0.9	-0.1	-0.8	-0.5	0.1	0.1	0.2
Per cent of revenue:
Surplus (deficit)	10.2	6.8	0.2	-4.8	-0.6	-4.3	-2.7	0.3	0.3	1.0
Per capita ($): [2]
Surplus (deficit)	936	635	18	(406)	(53)	(396)	(248)	33	33	93

1          Surplus (deficit) as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2013/14 amounts divided by GDP for the 2013 calendar year). GDP amounts prior to 2007 are Ministry of Finance estimates (Statistics Canada issued restated GDP amounts from 2007 to 2011 and is recalculating data for the 1981 to 2006 period).

2          Per capita revenue and expense is calculated using July 1 population (e.g. 2013/14 amounts divided by population on July 1, 2013).

June Budget Update – 2013/14 to 2015/16

Appendices

Table A9 Revenue by Source — 2006/07 to 2015/16

							Preliminary	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Estimate	Plan	Plan	annual
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	change
											(per cent)
Taxation revenue:
Personal income	7,020	7,074	6,309	5,769	5,805	6,427	6,977	7,271	7,831	8,184	1.7
Corporate income	1,732	2,477	2,294	1,625	2,026	2,002	2,204	2,109	2,237	2,295	3.2
Sales	4,886	5,248	5,137	4,945	5,614	5,930	6,068	5,927	6,106	6,325	n/a
Fuel	901	935	891	884	940	928	890	926	934	941	0.5
Carbon	—	—	306	541	741	959	1,120	1,187	1,203	1,224	n/a
Tobacco	727	693	709	683	735	636	614	709	726	726	0.0
Property	1,734	1,797	1,850	1,887	1,920	1,913	1,985	2,053	2,159	2,246	2.9
Property transfer	914	1,068	715	887	855	944	758	715	733	781	-1.7
Corporation capital	91	117	108	95	(3)	(5)	1	—	—	—	n/a
Insurance premium	353	373	389	389	399	411	433	435	440	445	2.6
	18,358	19,782	18,708	17,705	19,032	20,145	21,050	21,332	22,369	23,167	2.6
Natural resource revenue:
Natural gas royalties	1,207	1,132	1,314	406	312	339	169	397	437	518	-9.0
Crown land tenures	441	569	814	867	923	928	868	849	795	736	5.9
Columbia River Treaty	223	246	231	168	136	110	89	145	140	145	-4.7
Other energy and minerals	456	367	479	421	514	529	306	360	387	385	-1.9
Forests	1,276	1,087	557	387	436	482	562	593	657	693	-6.6
Other resources	342	341	413	398	407	424	479	502	484	490	4.1
	3,945	3,742	3,808	2,647	2,728	2,812	2,473	2,846	2,900	2,967	-3.1
Other revenue:
Medical Services Plan premiums	1,524	1,557	1,595	1,666	1,787	1,919	2,047	2,156	2,271	2,394	5.1
Post-secondary education fees	928	979	1,039	1,126	1,237	1,290	1,345	1,394	1,439	1,484	5.4
Other health-care related fees	237	248	257	267	308	324	327	326	328	327	3.6
Motor vehicle licences and permits	427	445	450	449	467	482	489	492	497	503	1.8
Other fees and licences	692	750	667	613	635	710	688	744	680	739	0.7
Investment earnings	1,023	1,133	805	932	838	1,022	1,173	1,058	1,138	1,251	2.3
Sales of goods and services	678	637	694	728	759	928	942	909	921	933	3.6
Miscellaneous	1,870	1,909	1,920	1,996	2,063	1,918	1,817	2,207	1,869	1,886	0.1
Release of surplus assets	—	—	—	—	—	—	—	480	150	—	n/a
	7,379	7,658	7,427	7,777	8,094	8,593	8,828	9,766	9,293	9,517	2.9
Contributions from the federal government:
Health and social transfers	4,473	4,614	4,743	4,883	5,176	5,384	5,442	5,883	5,890	6,192	3.7
Harmonized sales tax transition payments	—	—	—	250	769	580	—	—	—	—	n/a
Equalization	459	—	—	—	—	—	—	—	—	—	n/a
Other cost shared agreements	1,455	1,318	1,242	1,784	2,052	1,743	1,600	1,597	1,483	1,413	-0.3
	6,387	5,932	5,985	6,917	7,997	7,707	7,042	7,480	7,373	7,605	2.0
Commercial Crown corporation net income:
BC Hydro	409	369	365	447	591	558	509	545	611	684	5.9
Liquor Distribution Branch	840	857	891	877	890	909	930	851	860	869	0.4
BC Lotteries (net of payments to federal gov’t)	1,011	1,080	1,082	1,070	1,096	1,099	1,118	1,162	1,192	1,227	2.2
ICBC	381	633	512	601	326	102	251	257	222	205	-6.7
BC Railway Company	30	13	36	2	14	14	6	18	14	14	-8.1
Transportation Invest. Corp. (Port Mann)	—	—	(47)	(4)	(7)	(17)	(60)	(92)	(59)	(49)	n/a
Other	31	43	42	38	46	41	44	74	42	57	7.0
	2,702	2,995	2,881	3,031	2,956	2,706	2,798	2,815	2,882	3,007	1.2
Total revenue	38,771	40,109	38,809	38,077	40,807	41,963	42,191	44,239	44,817	46,263	2.0

June Budget Update – 2013/14 to 2015/16

Appendices

Table A10 Revenue by Source Supplementary Information — 2006/07 to 2015/16

							Preliminary	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Estimate	Plan	Plan	annual
	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	change
											(per cent)
Per cent of nominal GDP: [1]
Taxation	9.8	10.0	9.2	9.0	9.1	9.3	9.4	9.2	9.2	9.2	-0.8
Natural resources	2.1	1.9	1.9	1.4	1.3	1.3	1.1	1.2	1.2	1.2	-6.3
Other	3.9	3.9	3.6	4.0	3.9	3.9	3.9	4.2	3.8	3.8	-0.5
Contributions from the federal government	3.4	3.0	2.9	3.5	3.8	3.5	3.1	3.2	3.0	3.0	-1.4
Commercial Crown corporation net income	1.4	1.5	1.4	1.5	1.4	1.2	1.2	1.2	1.2	1.2	-2.2
Total revenue	20.7	20.4	19.0	19.5	19.6	19.3	18.8	19.1	18.5	18.3	-1.4
Growth rates (per cent):
Taxation	9.8	7.8	-5.4	-5.4	7.5	5.8	4.5	1.3	4.9	3.6	n/a
Natural resources	-13.3	-5.1	1.8	-30.5	3.1	3.1	-12.1	15.1	1.9	2.3	n/a
Other	6.8	3.8	-3.0	4.7	4.1	6.2	2.7	10.6	-4.8	2.4	n/a
Contributions from the federal government	9.6	-7.1	0.9	15.6	15.6	-3.6	-8.6	6.2	-1.4	3.1	n/a
Commercial Crown corporation net income	21.5	10.8	-3.8	5.2	-2.5	-8.5	3.4	0.6	2.4	4.3	n/a
Total revenue	7.0	3.5	-3.2	-1.9	7.2	2.8	0.5	4.9	1.3	3.2	n/a
Per capita ($): [2]
Taxation	4,326	4,590	4,267	3,970	4,202	4,402	4,554	4,572	4,743	4,854	1.3
Natural resources	930	868	869	594	602	614	535	610	615	622	-4.4
Other	1,739	1,777	1,694	1,744	1,787	1,878	1,910	2,093	1,971	1,994	1.5
Contributions from the federal government	1,505	1,376	1,365	1,551	1,766	1,684	1,523	1,603	1,563	1,593	0.6
Commercial Crown corporation net income	637	695	657	680	653	591	605	603	611	630	-0.1
Total revenue	9,136	9,307	8,852	8,538	9,009	9,169	9,127	9,482	9,504	9,693	0.7

Real Per capita Revenue (2015 $) [3]	10,446	10,458	9,742	9,397	9,785	9,728	9,577	9,865	9,700	9,693	-0.8
Growth rate (per cent)	4.1	0.1	-6.8	-3.5	4.1	-0.6	-1.6	3.0	-1.7	-0.1	-0.3

1          Revenue as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2013/14 revenue divided by nominal GDP for the 2013 calendar year). GDP amounts prior to 2007 are Ministry of Finance estimates (Statistics Canada issued restated GDP amounts from 2007 to 2011 and is recalculating data for the 1981 to 2006 period).

2          Per capita revenue is calculated using July 1 population (e.g. 2013/14 revenue divided by population on July 1, 2013).

3          Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2013 CPI for 2013/14 revenue).

June Budget Update – 2013/14 to 2015/16

Appendices

Table A11 Expense by Function — 2006/07 to 2015/16

							Preliminary	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Estimate	Plan	Plan	annual
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	change
											(per cent)
Function:
Health:
Medical Services Plan	2,964	3,263	3,391	3,504	3,763	4,004	4,029	4,271	4,296	4,324	4.3
Pharmacare	914	955	1,010	1,053	1,129	1,147	1,144	1,204	1,205	1,228	3.3
Regional services	8,751	9,321	10,030	10,273	10,597	11,255	11,777	12,101	12,451	12,867	4.4
Other healthcare expenses	565	667	601	597	625	642	687	850	840	844	4.6
	13,194	14,206	15,032	15,427	16,114	17,048	17,637	18,426	18,792	19,263	4.3
Education:
Elementary and secondary	5,272	5,521	5,740	5,778	5,802	5,885	5,959	6,063	6,099	6,103	1.6
Post-secondary	4,068	4,307	4,546	4,732	4,860	4,907	5,083	5,253	5,285	5,356	3.1
Other education expenses	147	152	158	528	504	436	443	575	481	482	14.1
	9,487	9,980	10,444	11,038	11,166	11,228	11,485	11,891	11,865	11,941	2.6
Social services:
Social assistance	1,231	1,255	1,339	1,454	1,506	1,550	1,565	1,584	1,588	1,588	2.9
Child welfare	964	925	1,073	1,077	1,118	1,112	1,095	1,011	1,022	1,056	1.0
Low income tax credit transfers	101	85	188	216	408	509	534	248	248	248	10.5
Community living and other services	586	756	723	729	754	769	796	798	802	801	3.5
	2,882	3,021	3,323	3,476	3,786	3,940	3,990	3,641	3,660	3,693	2.8
Protection of persons and property	1,184	1,429	1,429	1,380	1,448	1,512	1,497	1,378	1,386	1,387	1.8
Transportation	1,251	1,378	1,401	1,453	1,580	1,544	1,552	1,555	1,625	1,683	3.4
Natural resources & economic development	1,783	2,073	1,884	2,160	2,349	1,873	1,997	1,822	1,808	1,837	0.3
Other	1,232	1,386	1,649	1,382	1,208	1,395	1,312	1,227	1,231	1,268	0.3
Contingencies	—	—	—	—	—	22	259	225	225	225	n/a
General government	1,251	1,218	1,427	1,374	1,146	1,233	1,218	1,245	1,224	1,361	0.9
Debt servicing	2,270	2,237	2,158	2,197	2,252	2,383	2,390	2,526	2,647	2,859	2.6
Operating expense	34,534	36,928	38,747	39,887	41,049	42,178	43,337	43,936	44,463	45,517	3.1
Unusual items:
Negotiating Framework incentive payments	264	4	2	—	—	—	—	—	—	—
Climate Action Dividend	—	440	(20)	—	—	—	—	—	—	—
HST transition funding repayment	—	—	—	—	—	1,599	—	—	—	—
Total expense	34,798	37,372	38,729	39,887	41,049	43,777	43,337	43,936	44,463	45,517
Per cent of operating expense:
Health	38.2	38.5	38.8	38.7	39.3	40.4	40.7	41.9	42.3	42.3	1.1
Education	27.5	27.0	27.0	27.7	27.2	26.6	26.5	27.1	26.7	26.2	-0.5
Social services and housing	8.3	8.2	8.6	8.7	9.2	9.3	9.2	8.3	8.2	8.1	-0.3
Protection of persons and property	3.4	3.9	3.7	3.5	3.5	3.6	3.5	3.1	3.1	3.0	-1.3
Transportation	3.6	3.7	3.6	3.6	3.8	3.7	3.6	3.5	3.7	3.7	0.2
Natural resources & economic development	5.2	5.6	4.9	5.4	5.7	4.4	4.6	4.1	4.1	4.0	-2.7
Other	3.6	3.8	4.3	3.5	2.9	3.3	3.0	2.8	2.8	2.8	-2.7
Contingencies	—	—	—	—	—	0.1	0.6	0.5	0.5	0.5	n/a
General government	3.6	3.3	3.7	3.4	2.8	2.9	2.8	2.8	2.8	3.0	-2.1
Debt servicing	6.6	6.1	5.6	5.5	5.5	5.6	5.5	5.7	6.0	6.3	-0.5
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

June Budget Update – 2013/14 to 2015/16

Appendices

Table A12 Expense by Function Supplementary Information — 2006/07 to 2015/16

	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Preliminary Actual 2012/13	Budget Estimate 2013/14	Plan 2014/15	Plan 2015/16	Average annual change
											(per cent)
Per cent of nominal GDP: [1]
Health	7.1	7.2	7.4	7.9	7.7	7.8	7.8	7.9	7.8	7.6	0.9
Education	5.1	5.1	5.1	5.6	5.4	5.2	5.1	5.1	4.9	4.7	-0.8
Social services	1.5	1.5	1.6	1.8	1.8	1.8	1.8	1.6	1.5	1.5	-0.6
Protection of persons and property	0.6	0.7	0.7	0.7	0.7	0.7	0.7	0.6	0.6	0.5	-1.6
Transportation	0.7	0.7	0.7	0.7	0.8	0.7	0.7	0.7	0.7	0.7	0.0
Natural resources & economic development	1.0	1.1	0.9	1.1	1.1	0.9	0.9	0.8	0.7	0.7	-3.0
Other	0.7	0.7	0.8	0.7	0.6	0.6	0.6	0.5	0.5	0.5	-3.0
Contingencies	—	—	—	—	—	0.0	0.1	0.1	0.1	0.1	n/a
General government	0.7	0.6	0.7	0.7	0.6	0.6	0.5	0.5	0.5	0.5	-2.4
Debt servicing	1.2	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.1	-0.8
Operating expense	18.5	18.7	19.0	20.4	19.7	19.4	19.3	19.0	18.4	18.0	-0.3
Growth rates (per cent):
Health	6.6	7.7	5.8	2.6	4.5	5.8	3.5	4.5	2.0	2.5	n/a
Education	6.4	5.2	4.6	5.7	1.2	0.6	2.3	3.5	-0.2	0.6	n/a
Social services	5.3	4.8	10.0	4.6	8.9	4.1	1.3	-8.7	0.5	0.9	n/a
Protection of persons and property	-4.9	20.7	0.0	-3.4	4.9	4.4	-1.0	-7.9	0.6	0.1	n/a
Transportation	4.5	10.2	1.7	3.7	8.7	-2.3	0.5	0.2	4.5	3.6	n/a
Natural resources & economic development	7.9	16.3	-9.1	14.6	8.7	-20.3	6.6	-8.8	-0.8	1.6	n/a
Other	13.9	12.5	19.0	-16.2	-12.6	15.5	-5.9	-6.5	0.3	3.0	n/a
General government	8.6	-2.6	17.2	-3.7	-16.6	7.6	-1.2	2.2	-1.7	11.2	n/a
Debt servicing	3.3	-1.5	-3.5	1.8	2.5	5.8	0.3	5.7	4.8	8.0	n/a
Operating expense	6.1	6.9	4.9	2.9	2.9	2.8	2.7	1.4	1.2	2.4	n/a
Per capita ($): [2]
Health	3,109	3,296	3,429	3,459	3,558	3,725	3,815	3,949	3,985	4,036	2.9
Education	2,236	2,316	2,382	2,475	2,465	2,453	2,485	2,549	2,516	2,502	1.3
Social services	679	701	758	779	836	861	863	780	776	774	1.5
Protection of persons and property	279	332	326	309	320	330	324	295	294	291	0.5
Transportation	295	320	320	326	349	337	336	333	345	353	2.0
Natural resources & economic development	420	481	430	484	519	409	432	391	383	385	-1.0
Other	290	322	376	310	267	305	284	263	261	266	-1.0
Contingencies	—	—	—	—	—	5	56	48	48	47	n/a
General government	295	283	325	308	253	269	263	267	260	285	-0.4
Debt servicing	535	519	492	493	497	521	517	541	561	599	1.3
Operating expense	8,138	8,570	8,838	8,943	9,064	9,215	9,375	9,416	9,429	9,538	1.8
Real Per Capita Operating Expense (2015 $) [3]	9,305	9,628	9,727	9,843	9,843	9,778	9,837	9,797	9,623	9,536	0.3
Growth rate (per cent)	1.0	3.5	1.0	1.2	0.0	-0.7	0.6	-0.4	-1.8	-0.9	0.4

1          Expense as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2013/14 expense divided by nominal GDP for the 2013 calendar year). GDP amounts prior to 2007 are Ministry of Finance estimates (Statistics Canada issued restated GDP amounts from 2007 to 2011 and is recalculating data for the 1981 to 2006 period).

2          Per capita expense is calculated using July 1 population (e.g. 2013/14 expense divided by population on July 1, 2013).

3          Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2013 CPI for 2013/14 expense).

June Budget Update – 2013/14 to 2015/16

Appendices

Table A13 Full-Time Equivalents (FTEs) - 2006/07 to 2015/16 1

	Actual	Actual	Actual	Actual	Actual	Actual		Preliminary Actual	Budget Estimate	Plan	Plan	Average annual
	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12		2012/13	2013/14	2014/15	2015/16	change
												(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	28,647	30,224	31,874	31,353	30,221	27,228	[2]	27,326	26,066	25,805	25,805	-0.5
Service delivery agencies[3]	3,917	4,128	4,403	4,508	4,295	4,346		4,438	4,669	4,698	4,707	1.0
Total FTEs	32,564	34,352	36,277	35,861	34,516	31,574		31,764	30,735	30,503	30,512	-0.3
Growth rates:
Ministries and special offices (CRF)	5.6	5.5	5.5	-1.6	-3.6	-9.9		0.4	-4.6	-1.0	0.0	-0.4
Service delivery agencies	-1.9	5.4	6.7	2.4	-4.7	1.2		2.1	5.2	0.6	0.2	1.7
Population per FTE: [4]
Total FTEs	130.3	125.5	120.9	124.4	131.2	144.9		145.5	151.8	154.6	156.4	1.0

1          Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

2          The ministry 2011/12 FTE total includes a reduction of about 3,200 FTEs reflecting the shift of BC Ambulance Service oversight from the Ministry of Health to the Provincial Health Services Authority.

3          Service delivery agency FTE amounts do not include SUCH sector staff employment.

4          Population per FTE is calculated using July 1 population (e.g. population on July 1, 2013 divided by 2013/14 FTEs).

June Budget Update – 2013/14 to 2015/16

Appendices

Table A14 Capital Spending - 2006/07 to 2015/16

	Actual	Actual	Actual	Actual	Actual	Actual	Preliminary Actual	Budget Estimate	Plan	Plan	Average annual
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	change
											(per cent)
Taxpayer-supported:
Education
Schools districts	322	380	413	449	433	560	509	533	494	481	4.6
Post-secondary institutions	874	779	657	669	924	655	591	561	651	673	-2.9
Health	760	881	892	927	916	732	742	886	809	783	0.3
BC Transportation Financing Authority	821	884	881	918	1,080	921	1,005	1,106	969	902	1.1
BC Transit	13	37	77	150	39	37	48	109	130	105	26.1
Rapid Transit Project 2000	15	—	—	—	—	—	—	—	—	—	n/a
Vancouver Convention Centre expansion	105	251	242	41	10	1	—	—	—	—	n/a
BC Place redevelopment	—	—	45	75	197	194	6	12	—	—	n/a
Government direct (ministries)	355	335	430	306	261	245	267	407	389	347	-0.3
Other	139	117	133	184	250	220	111	109	115	74	-6.8
	3,404	3,664	3,770	3,719	4,110	3,565	3,279	3,723	3,557	3,365	-0.1
Self-supported:
BC Hydro	807	1,076	1,397	2,406	1,519	1,703	1,929	2,031	2,445	2,457	13.2
BC Transmission Corporation	50	70	19	12	—	—	—	—	—	—	n/a
Columbia River power projects	19	29	32	16	67	108	94	81	26	20	0.6
Transportation Invest. Corp. (Port Mann)	—	—	215	778	730	734	540	273	49	—	n/a
BC Railway Company	19	20	10	14	6	9	10	16	1	1	-27.9
ICBC	22	23	22	22	48	92	73	73	73	56	10.9
BC Lotteries	44	60	97	92	81	74	97	120	110	110	10.7
Liquor Distribution Branch	22	18	17	19	18	19	10	19	23	27	2.3
Other[1]	—	3	1	3	1	5	11	—	—	—	n/a
	983	1,299	1,810	3,362	2,470	2,744	2,764	2,613	2,727	2,671	11.7
Total capital spending	4,387	4,963	5,580	7,081	6,580	6,309	6,043	6,336	6,284	6,036	3.6
Per cent of nominal GDP:[2]
Taxpayer-supported	1.8	1.9	1.8	1.9	2.0	1.6	1.5	1.6	1.5	1.3	-3.4
Self-supported	0.5	0.7	0.9	1.7	1.2	1.3	1.2	1.1	1.1	1.1	8.1
Total	2.3	2.5	2.7	3.6	3.2	2.9	2.7	2.7	2.6	2.4	0.2
Growth rates:
Taxpayer-supported	8.3	7.6	2.9	-1.4	10.5	-13.3	-8.0	13.5	-4.5	-5.4	1.0
Self-supported	21.2	32.1	39.3	85.7	-26.5	11.1	0.7	-5.5	4.4	-2.1	16.1
Total	11.0	13.1	12.4	26.9	-7.1	-4.1	-4.2	4.8	-0.8	-3.9	4.8
Per capita: [3]
Taxpayer-supported	802	850	860	834	907	779	709	798	754	705	-1.4
Self-supported	232	301	413	754	545	600	598	560	578	560	10.3
Total	1,034	1,152	1,273	1,588	1,453	1,379	1,307	1,358	1,333	1,265	2.3
Real Per Capita Capital Spending (2015 $) [4]	1,182	1,294	1,401	1,747	1,578	1,463	1,372	1,413	1,360	1,265	0.8
Growth rate (per cent)	7.9	9.5	8.3	24.7	-9.7	-7.3	-6.2	3.0	-3.7	-7.0	1.9

1          Includes post-secondary institutions self-supported subsidiaries.

2          Capital spending as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2013/14 amounts divided by nominal GDP for the 2013 calendar year). GDP amounts prior to 2007 are Ministry of Finance estimates (Statistics Canada issued restated GDP amounts from 2007 to 2011 and is recalculating data for the 1981 to 2006 period).

3          Per capita capital spending is calculated using July 1 population (e.g. 2013/14 amounts divided by population on July 1, 2013).

4          Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2013 CPI for 2013/14 capital spending).

June Budget Update – 2013/14 to 2015/16

Appendices

Table A15 Statement of Financial Position - 2006/07 to 2015/16

	Actual	Actual	Actual	Actual	Actual	Actual	Preliminary Actual	Budget Estimate	Plan	Plan	Average annual
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	change
											(per cent)
Financial assets:
Cash and temporary investments	3,434	5,936	5,167	2,893	3,048	3,223	3,133	3,326	3,158	3,181	-0.7
Other financial assets	6,728	6,830	5,837	7,139	7,950	7,900	8,176	9,708	10,379	10,641	4.3
Sinking funds	3,798	2,649	2,134	1,329	1,410	1,491	1,778	379	332	335	-19.8
Investments in commercial Crown corporations:
Retained earnings	4,661	5,329	5,952	7,450	7,077	6,994	7,534	7,946	8,375	8,724	5.9
Recoverable capital loans	7,170	7,719	9,149	11,471	12,947	14,846	16,907	19,144	21,049	22,259	10.8
	11,831	13,048	15,101	18,921	20,024	21,840	24,441	27,090	29,424	30,983	9.1
Warehouse borrowing program assets	—	—	2,081	—	—	—	—	—	—	—	n/a
	25,791	28,463	30,320	30,282	32,432	34,454	37,528	40,503	43,293	45,140	5.2
Liabilities:
Accounts payable & accrued liabilities	7,258	8,101	7,452	7,042	7,667	8,874	8,902	8,651	7,689	7,882	0.8
Deferred revenue	6,226	7,454	9,474	10,040	10,793	10,488	9,923	9,216	10,198	9,646	4.1
Debt:
Taxpayer-supported debt	25,937	26,549	26,402	29,968	31,821	34,659	38,182	42,558	44,770	46,500	5.5
Self-supported debt	7,502	8,088	11,612	11,917	13,333	15,534	17,634	19,864	21,761	22,964	10.7
Forecast allowance	—	—	—	—	—	—	—	150	200	300	n/a
Total provincial debt	33,439	34,637	38,014	41,885	45,154	50,193	55,816	62,572	66,731	69,764	6.9
Add: debt offset by sinking funds	3,798	2,649	2,134	1,329	1,410	1,491	1,778	379	332	335	-19.8
Less: guarantees and non-guaranteed debt	(447)	(492)	(496)	(546)	(455)	(730)	(755)	(748)	(740)	(733)	4.6
Financial statement debt	36,790	36,794	39,652	42,668	46,109	50,954	56,839	62,203	66,323	69,366	5.9
	50,274	52,349	56,578	59,750	64,569	70,316	75,664	80,070	84,210	86,894	5 1
Net liabilities	(24,483)	(23,886)	(26,258)	(29,468)	(32,137)	(35,862)	(38,136)	(39,567)	(40,917)	(41,754)	5.0
Capital and other assets:
Tangible capital assets	26,716	28,652	30,566	32,246	34,304	35,717	36,787	38,398	39,806	41,007	4.0
Restricted assets	1,012	1,180	1,228	1,291	1,362	1,427	1,492	1,579	1,639	1,704
Other assets	754	708	758	896	1,087	1,215	1,267	1,249	1,254	1,260	4.8
	28,482	30,540	32,552	34,433	36,753	38,359	39,546	41,226	42,699	43,971	4.0
Accumulated surplus (deficit)	3,999	6,654	6,294	4,965	4,616	2,497	1,410	1,659	1,782	2,217	n/a
Per cent of Nominal GDP: [1]
Net liabilities	13.1	12.1	12.9	15.1	15.4	16.5	17.0	17.1	16.9	16.5	2.1
Capital and other assets	15.2	15.5	16.0	17.6	17.6	17.6	17.6	17.8	17.7	17.4	1.2
Growth rates:
Net liabilities	-9.4	-2.4	9.9	12.2	9.1	11.6	6.3	3.8	3.4	2.0	6.2
Capital and other assets	7.3	7.2	6.6	5.8	6.7	4.4	3.1	4.2	3.6	3.0	5.0
Per capita: [2]
Net liabilities	5,769	5,543	5,989	6,607	7,095	7,836	8,250	8,480	8,677	8,748	3.9
Capital and other assets	6,712	7,087	7,425	7,721	8,114	8,382	8,555	8,836	9,054	9,212	2.9

1          Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2013/14 amount divided by GDP for the 2013 calendar year). GDP amounts prior to 2007 are Ministry of Finance estimates (Statistics Canada issued restated GDP amounts from 2007 to 2011 and is recalculating data for the 1981 to 2006 period).

2          Per capita net liabilities is calculated using July 1 population (e.g. 2013/14 amount divided by population on July 1, 2013).

June Budget Update – 2013/14 to 2015/16

Appendices

Table A16 Changes in Financial Position — 2006/07 to 2015/16

	Actual	Actual	Actual	Actual	Actual	Actual	Preliminary Actual	Budget Estimate	Plan	Plan	10-Year
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	Total
(Surplus) deficit for the year	(3,973)	(2,737)	(80)	1,810	242	1,814	1,146	(153)	(154)	(446)	(2,531)
Comprehensive income (increase) decrease	(494)	82	440	(481)	107	305	(59)	(96)	31	11	(154)
Change in accumulated (surplus) deficit	(4,467)	(2,655)	360	1,329	349	2,119	1,087	(249)	(123)	(435)	(2,685)
Capital and other asset changes:
Taxpayer-supported capital investments	3,404	3,664	3,770	3,719	4,110	3,565	3,279	3,723	3,557	3,365	36,156
Less: amortization and other accounting changes	(1,562)	(1,728)	(1,856)	(2,039)	(2,052)	(2,152)	(2,209)	(2,112)	(2,149)	(2,164)	(20,023)
Increase in net capital assets	1,842	1,936	1,914	1,680	2,058	1,413	1,070	1,611	1,408	1,201	16,133
Increase (decrease) in restricted assets	75	168	48	63	71	65	65	87	60	65	767
Increase (decrease) in other assets	24	(46)	50	138	191	128	52	(18)	5	6	530
	1,941	2,058	2,012	1,881	2,320	1,606	1,187	1,680	1,473	1,272	17,430
Increase (decrease) in net liabilities	(2,526)	(597)	2,372	3,210	2,669	3,725	2,274	1,431	1,350	837	14,745
Investment and working capital changes:
Increase (reduction) in cash and temporary investment	(430)	2,502	(769)	(2,274)	155	175	(90)	193	(168)	23	(683)
Increase (decrease) in warehouse borrowing investments	—	—	2,081	(2,081)	—	—	—	—	—	—	—
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	1,024	668	623	1,498	(373)	(83)	540	412	429	349	5,087
Self-supported capital investments	983	1,299	1,810	3,362	2,470	2,744	2,764	2,613	2,727	2,671	23,443
Less: loan repayments and other accounting changes	(729)	(750)	(380)	(1,040)	(994)	(845)	(703)	(376)	(822)	(1,461)	(8,100)
	1,278	1,217	2,053	3,820	1,103	1,816	2,601	2,649	2,334	1,559	20,430
Other working capital changes	447	(3,118)	(2,879)	341	(486)	(871)	1,100	1,091	604	624	(3,147)
	1,295	601	486	(194)	772	1,120	3,611	3,933	2,770	2,206	16,600
Increase (decrease) in financial statement debt	(1,231)	4	2,858	3,016	3,441	4,845	5,885	5,364	4,120	3,043	31,345
(Increase) decrease in sinking fund debt	261	1,149	515	805	(81)	(81)	(287)	1,399	47	(3)	3,724
Increase (decrease) in guarantees and non-guaranteed debt	(48)	45	4	50	(91)	275	25	(7)	(8)	(7)	238
Increase (decrease) in total provincial debt.	(1,018)	1,198	3,377	3,871	3,269	5,039	5,623	6,756	4,159	3,033	35,307
Represented by increase (decrease) in:
Taxpayer-supported debt	(1,278)	612	(147)	3,566	1,853	2,838	3,523	4,376	2,212	1,730	19,285
Self-supported debt	260	586	3,524	305	1,416	2,201	2,100	2,230	1,897	1,203	15,722
Forecast allowance	—	—	—	—	—	—	—	150	50	100	300
Total provincial debt	(1,018)	1,198	3,377	3,871	3,269	5,039	5,623	6,756	4,159	3,033	35,307

June Budget Update – 2013/14 to 2015/16

Appendices

Table A17 Provincial Debt — 2006/07 to 2015/16

	Actual	Actual	Actual	Actual	Actual	Actual	Preliminary Actual	Budget Estimate	Plan	Plan	Average annual
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	change
											(per cent)
Taxpayer-supported debt:
Provincial government operating	6,928	5,330	3,048	4,663	4,268	5,117	6,712	8,646	8,642	8,182	1.9
Provincial government general capital	1,961	2,274	2,696	2,696	2,696	2,696	2,696	2,696	2,696	2,696	3.6
Provincial government direct operating	8,889	7,604	5,744	7,359	6,964	7,813	9,408	11,342	11,338	10,878	2.3
Other taxpayer-supported debt (mainly capital):
Education facilities
School districts	5,013	5,216	5,522	5,777	6,016	6,407	6,830	7,350	7,788	8,218	5.6
Post-secondary institutions	3,013	3,422	3,611	3,824	4,092	4,185	4,315	4,381	4,465	4,744	5.2
	8,026	8,638	9,133	9,601	10,108	10,592	11,145	11,731	12,253	12,962	5.5
Health facilities	3,053	3,511	3,936	4,389	4,895	5,293	5,691	6,160	6,653	7,167	9.9
Highways, ferries and public transit
BC Transportation Financing Authority	3,237	3,948	4,586	5,211	5,785	6,287	7,084	7,941	8,740	9,439	12.6
Sky Train extension	1,153	1,153	1,154	1,154	1,155	1,174	1,174	1,174	1,174	1,174	0.2
Public transit	950	958	997	997	997	1,000	1,000	1,000	1,000	1,000	0.6
BC Transit.	76	84	94	140	158	183	163	158	175	184	10.3
	5,416	6,143	6,831	7,502	8,095	8,644	9,421	10,273	11,089	11,797	9.0
Other
Social Housing	216	218	286	305	511	674	658	790	839	853	16.5
Provincial government general capital	—	—	—	294	570	808	1,073	1,431	1,766	2,063	n/a
BC Immigrant Investment Fund	167	256	287	289	347	398	363	394	397	347	n/a
Homeowner Protection Office	110	136	150	144	—	—	—	—	—	—	n/a
BC Pavilion Corporation	—	—	—	49	250	383	383	397	395	393	n/a
Other	60	43	35	36	81	54	40	40	40	40	-4.4
	553	653	758	1,117	1,759	2,317	2,517	3,052	3,437	3,696	23.5
Total other taxpayer-supported debt	17,048	18,945	20,658	22,609	24,857	26,846	28,774	31,216	33,432	35,622	8.5
Total taxpayer-supported debt	25,937	26,549	26,402	29,968	31,821	34,659	38,182	42,558	44,770	46,500	6.7
Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	7,144	7,633	9,054	10,792	11,710	12,978	14,167	15,658	17,492	18,695	11.3
Transportation Invest. Corp. (Port Mann)	—	—	20	544	1,148	1,779	2,610	3,315	3,356	3,341	n/a
Post-secondary institution subsidiaries	69	130	149	220	173	173	215	215	215	215	13.5
Columbia River power projects	236	219	208	196	183	481	475	470	463	457	7.6
BC Transmission Corporation	30	79	70	70	—	—	—	—	—	—	n/a
BC Lotteries	—	—	—	60	85	90	132	173	202	225	n/a
Other	23	27	30	35	34	33	35	33	33	31	n/a
	7,502	8,088	9,531	11,917	13,333	15,534	17,634	19,864	21,761	22,964	13.2
Warehouse borrowing program	—	—	2,081	—	—	—	—	—	—	—	n/a
Total self-supported debt	7,502	8,088	11,612	11,917	13,333	15,534	17,634	19,864	21,761	22,964	13.2
Forecast allowance	—	—	—	—	—	—	—	150	200	300	n/a
Total provincial debt	33,439	34,637	38,014	41,885	45,154	50,193	55,816	62,572	66,731	69,764	8.5

June Budget Update – 2013/14 to 2015/16

Appendices

Table A18 Provincial Debt Supplementary Information — 2006/07 to 2015/16

	Actual	Actual	Actual	Actual	Actual	Actual	Preliminary Actual	Budget Estimate	Plan	Plan	Average annual
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	change
											(per cent)
Per cent of nominal GDP: [1]
Taxpayer-supported debt:
Provincial government direct operating	4.8	3.9	2.8	3.8	3.3	3.6	4.2	4.9	4.7	4.3	-1.1
Education facilities	4.3	4.4	4.5	4.9	4.9	4.9	5.0	5.1	5.1	5.1	2.0
Health facilities	1.6	1.8	1.9	2.2	2.4	2.4	2.5	2.7	2.8	2.8	6.3
Highways, ferries and public transit	2.9	3.1	3.4	3.8	3.9	4.0	4.2	4.4	4.6	4.7	5.4
Other	0.3	0.3	0.4	0.6	0.8	1.1	1.1	1.3	1.4	1.5	19.4
Total taxpayer-supported debt	13.9	13.5	13.0	15.3	15.3	15.9	17.0	18.4	18.5	18.4	3.2
Self-supported debt:
Commercial Crown corporations & agencies	4.0	4.1	4.7	6.1	6.4	7.1	7.8	8.6	9.0	9.1	9.5
Warehouse borrowing program	—	—	1.0	—	—	—	—	—	—	—	n/a
Total self-supported debt	4.0	4.1	5.7	6.1	6.4	7.1	7.8	8.6	9.0	9.1	9.5
Total provincial debt	17.9	17.6	18.7	21.4	21.7	23.1	24.8	27.0	27.6	27.6	4.9
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	-21.6	-14.5	-24.5	28.1	-5.4	12.2	20.4	20.6	0.0	-4.1	1.1
Education facilities	5.2	7.6	5.7	5.1	5.3	4.8	5.2	5.3	4.4	5.8	5.4
Health facilities	15.9	15.0	12.1	11.5	11.5	8.1	7.5	8.2	8.0	7.7	10.6
Highways, ferries and public transit	10.9	13.4	11.2	9.8	7.9	6.8	9.0	9.0	7.9	6.4	9.2
Other	-27.0	18.1	16.1	47.4	57.5	31.7	8.6	21.3	12.6	7.5	19.4
Total taxpayer-supported debt	-4.8	2.4	-0.6	13.5	6.2	8.9	10.2	11.5	5.2	3.9	5.6
Self-supported debt:
Commercial Crown corporations & agencies	4.1	7.8	17.8	25.0	11.9	16.5	13.5	12.6	9.5	5.5	12.4
Warehouse borrowing program	—	—	—	-100.0	—	—	—	—	—	—	n/a
Total self-supported debt	4.1	7.8	43.6	2.6	11.9	16.5	13.5	12.6	9.5	5.5	12.8
Total provincial debt	-3.0	3.6	9.7	10.2	7.8	11.2	11.2	12.1	6.6	4.5	7.4
Per capita:[2]
Taxpayer-supported debt:
Provincial government direct operating	2,095	1,764	1,310	1,650	1,537	1,707	2,035	2,431	2,404	2,279	0.9
Education facilities	1,891	2,004	2,083	2,153	2,232	2,314	2,411	2,514	2,598	2,716	4.1
Health facilities	719	815	898	984	1,081	1,157	1,231	1,320	1,411	1,502	8.5
Highways, ferries and public transit	1,276	1,425	1,558	1,682	1,787	1,889	2,038	2,202	2,351	2,472	7.6
Other	130	152	173	250	388	506	545	654	729	774	21.9
Total taxpayer-supported debt	6,112	6,161	6,022	6,719	7,025	7,573	8,260	9,121	9,494	9,742	5.3
Self-supported debt:
Commercial Crown corporations & agencies	1,768	1,877	2,174	2,672	2,944	3,394	3,815	4,257	4,614	4,811	11.8
Warehouse borrowing program	—	—	475	—	—	—	—	—	—	—	n/a
Total self-supported debt	1,768	1,877	2,649	2,672	2,944	3,394	3,815	4,257	4,614	4,811	11.8
Total provincial debt	7,880	8,037	8,670	9,391	9,969	10,967	12,075	13,411	14,150	14,616	7.1
Real Per Capita Provincial Debt (2015$)[3]	9,010	9,031	9,543	10,336	10,827	11,636	12,669	13,953	14,443	14,616	5.5
Growth rate (percent)	-5.6	0.2	5.7	8.3	4.7	7.5	8.9	10.1	3.5	1.2	4.5

1          Debt as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2013/14 debt divided by nominal GDP for the 2013 calendar year). GDP amounts prior to 2007 are Ministry of Finance estimates (Statistics Canada issued restated GDP amounts from 2007 to 2011 and is recalculating data for the 1981 to 2006 period).

2          Per capita debt is calculated using July 1 population (e.g. 2013/14 debt divided by population on July 1, 2013).

3          Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2013 CPI for 2013/14 debt).

June Budget Update – 2013/14 to 2015/16

Appendices

Table A19 Key Provincial Debt Indicators - 2006/07 to 2015/16

	Actual	Actual	Actual	Actual	Actual	Actual	Preliminary Actual	Budget Estimate	Plan	Plan	Average annual
	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	change
											(per cent)
Debt to revenue (per cent)
Total provincial	68.6	68.8	77.1	86.3	88.3	94.5	103.9	111.5	116.3	117.5	6.2
Taxpayer-supported	69.1	68.8	70.8	82.4	78.6	84.8	93.4	98.7	103.0	103.3	4.6
Debt per capita ($)[1]
Total provincial	7,880	8,037	8,670	9,391	9,969	10,967	12,075	13,411	14,150	14,616	7.1
Taxpayer-supported	6,112	6,161	6,022	6,719	7,025	7,573	8,260	9,121	9,494	9,742	5.3
Debt to nominal GDP (per cent) [2]
Total provincial	17.9	17.6	18.7	21.4	21.7	23.1	24.8	27.0	27.6	27.6	4.9
Taxpayer-supported	13.9	13.5	13.0	15.3	15.3	15.9	17.0	18.4	18.5	18.4	3.2
Interest bite (cents per dollar of revenue) [3]
Total provincial	4.2	4.0	4.3	4.5	4.2	4.3	4.3	4.7	4.8	5.1	2.0
Taxpayer-supported	4.2	3.9	4.2	4.2	3.9	4.0	3.9	4.1	4.2	4.3	0.2
Interest costs ($ millions)
Total provincial	2,069	2,010	2,138	2,205	2,155	2,300	2,336	2,641	2,732	3,005	4.2
Taxpayer-supported	1,570	1,488	1,570	1,534	1,596	1,625	1,590	1,777	1,810	1,921	2.3
Interest rate (per cent) [4]
Taxpayer-supported	5.9	5.7	5.9	5.4	5.2	4.9	4.4	4.4	4.1	4.2	-3.7
Background Information:
Revenue ($ millions)
Total provincial [5]	48,714	50,348	49,312	48,531	51,143	53,097	53,706	56,137	57,399	59,379	2.2
Taxpayer-supported [6]	37,545	38,563	37,293	36,371	40,502	40,869	40,880	43,119	43,472	45,036	2.0
Debt ($ millions)
Total provincial	33,439	34,637	38,014	41,885	45,154	50,193	55,816	62,572	66,731	69,764	8.5
Taxpayer-supported [7]	25,937	26,549	26,402	29,968	31,821	34,659	38,182	42,558	44,770	46,500	6.7
Provincial nominal GDP ($ millions) [8]	186,879	196,996	203,820	195,670	208,295	217,749	224,823	231,806	241,842	252,803	3.4
Population (thousands at July 1) [9]	4,244	4,310	4,384	4,460	4,530	4,577	4,623	4,666	4,716	4,773	1.3

1          The ratio of debt to population (e.g. 2013/14 debt divided by population at July 1, 2013).

2          The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2013/14 debt divided by 2013 nominal GDP). GDP amounts prior to 2007 are Ministry of Finance estimates (Statistics Canada issued restated GDP amounts from 2007 to 2011 and is recalculating data for the 1981 to 2006 period).

3          The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

4          Weighted average of all outstanding debt issues.

5          Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

6          Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

7          Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

8          Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2013 is used for the fiscal year ended March 31, 2014). GDP amounts prior to 2007 are Ministry of Finance estimates (Statistics Canada issued restated GDP amounts from 2007 to 2011 and is recalculating data for the 1981 to 2006 period).

9          Population at July 1st within the fiscal year (e.g. population at July 1, 2013 is used for the fiscal year ended March 31, 2014).

June Budget Update – 2013/14 to 2015/16

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British Columbia
Ministry of Finance